                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                    Concentra Corporation
      -----------------------------------------------------------------------
      (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)    Title of each class of securities to which transaction applies:

      -----------------------------------------------------------------------

      (2)    Aggregate number of securities to which transaction applies:

      -----------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      -----------------------------------------------------------------------

      (4)    Proposed maximum aggregate value of transaction:

      -----------------------------------------------------------------------

      (5)    Total fee paid:

      -----------------------------------------------------------------------

[ ]   Fee paid previously by written preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)    Amount Previously Paid:

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      (2)    Form, Schedule or Registration Statement No.:

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      (3)    Filing Party:

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      (4)    Date Filed:

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


                              CONCENTRA CORPORATION

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                                  MAY 28, 1998



         You are hereby notified that a special meeting of stockholders (the "Special Meeting") of Concentra Corporation (the "Company") will be held on May 28, 1998 at 9:00 a.m. at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts 01730, for the following purposes:


         1. To approve the licensing of certain software and business assets of the Company pursuant to the terms of a Source License and Exclusive Distributorship Agreement and a Transition Agreement between the Company and Knowledge Technologies International S.A., copies of which agreements are attached as Annexes A and B to the accompanying Proxy Statement.

         2. To consider and act upon such other business as may properly come before the Special Meeting or any adjournment thereof.


         The Board of Directors has fixed the close of business on May 4, 1998 as the record date for the Special Meeting. Only stockholders on the record date are entitled to notice of and to vote at the Special Meeting and at any adjournment thereof.


                                             By order of the Board of Directors,



                                             WILLIAM E. KELLY,
                                             SECRETARY


May 8, 1998


IMPORTANT: IN ORDER TO SECURE A QUORUM AND TO AVOID THE EXPENSE OF ADDITIONAL PROXY SOLICITATIONS, PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING PERSONALLY. YOUR COOPERATION IS GREATLY APPRECIATED.

                              CONCENTRA CORPORATION

                                EXECUTIVE OFFICES
                                 21 North Avenue
                         Burlington, Massachusetts 01803

                                 PROXY STATEMENT

                                    GENERAL

Solicitation and Voting of Proxies


         This proxy statement and the accompanying proxy card are being mailed by Concentra Corporation (the "Company") to the holders of record of the Company's outstanding shares of Common Stock, $.00001 par value ("Common Stock"), commencing on or about May 8, 1998. The accompanying proxy is solicited by the Board of Directors of the Company for use at the special meeting of stockholders to be held on May 28, 1998 (the "Special Meeting") and at any adjournment or adjournments thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telegraph, telefax, telex, in person or otherwise, without additional compensation.


         When a proxy is returned, prior to or at the Special Meeting, properly signed, the shares represented thereby will be voted by the proxies named in accordance with the stockholder's instructions indicated on the proxy card. You are urged to specify your choices on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted FOR proposal 1 and in the discretion of the proxies as to other matters that may properly come before the Special Meeting. Sending in a proxy will not affect a stockholder's right to attend the Special Meeting and vote in person. A proxy may be revoked by notice in writing delivered to the Secretary of the Company at any time prior to its use, by a written revocation submitted to the Secretary of the Company at the Special Meeting, by a duly-executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting. A stockholder's attendance at the Special Meeting will not by itself revoke a proxy.

Voting Securities and Record Date


         The only outstanding class of stock of the Company is its Common Stock. Each share of Common Stock is entitled to one vote per share. The Board of Directors has fixed May 4, 1998 as the record date for the Special Meeting.
Only stockholders of record on the record date are entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof. On
May 4, 1998, there were issued and outstanding 6,084,665 shares of Common
Stock.



         The Company's Restated By-laws provide that a majority of the shares of Common Stock of the Company issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy at the Special Meeting, shall constitute a quorum for the transaction of business at the Special Meeting. The Company believes that stockholder approval is not required by statute for the licensing of The ICAD System pursuant to the terms of the Source License and Exclusive Distributorship Agreement (the "License Agreement") and the Transition Agreement (the "Transition Agreement"), each dated as of February 26, 1998, and each by and between the Company and Knowledge Technologies International S.A., a Luxembourg company (the "Distributor"). However, due to the importance to the Company and its stockholders of the transaction contemplated by the License Agreement and the Transition Agreement (the "Transaction"), the Board of Directors of the Company has chosen to submit the License Agreement and the Transition Agreement to the Company's stockholders for approval. The obligations of the Distributor to consummate the transactions contemplated by the License Agreement and the Transition Agreement are conditioned upon approval of a vote of a majority of the outstanding shares of Common Stock (which is the approval which would be required under Delaware law if the Transaction had been structured, or were characterized, as a sale of substantially all of the assets of the Company) and the Company cannot compel the Distributor to proceed with such transactions in the absence of such shareholder approval, and the requirement of shareholder approval cannot be waived by the Company. Although the Distributor, in its sole discretion may waive the requirement that the Transaction be approved by a majority of the Company's shareholders, the Company does not believe that it could obtain such a waiver. Accordingly, the approval, either in person or by proxy, of a majority of the outstanding shares of the Company's Common Stock is required for the adoption of the proposal to approve the License Agreement and the Transition Agreement. Management expects all shares held by the Company's officers and directors and their affiliates (representing, in the aggregate, approximately 33.8% of the total number of shares outstanding on May 4, 1998) to vote for the adoption of such proposal.


         The approval of any other business which may properly be brought before the Special Meeting or any adjournment thereof will require the approval of a majority of the votes properly cast at the Special Meeting, either in person or by proxy.

         Abstentions may be specified on all proposals and will be counted as present for purposes of the proposal on which the abstention is noted. On Proposal No. 1, abstentions and broker non-votes (shares held by brokers that are present, but not voted because the brokers lack discretionary authority to vote such shares as to a particular matter) will be counted as present for the purposes of determining a quorum, but will have the effect of negative votes. On any other matters which may come before the Special Meeting, abstentions and broker non-votes will be counted in determining a quorum, but will have no effect on the outcome of the vote.

Independent Auditors

         Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Special Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


                                    OVERVIEW

General

         The Company was incorporated under the laws of Delaware in 1984 as ICAD, Inc. and changed its name to Concentra Corporation in 1995. The Company's business operations consist of (i) a knowledge-based engineering software business (the "ICAD Business") which provides software products known as The ICAD System and which is the subject of the Transaction to which this Proxy Statement relates, and (ii) a sales force automation business (the "Sales Force Automation Business") which provides software known as SellingPoint and, through the Company's subsidiary, Loandata, LLC, a financial services software tool known as "Spot Finance". (For a description of the Sales Force Automation Business, see "Description of the Company Following the Transaction -- Sales Force Automation Business" elsewhere herein.)

Description of the ICAD Business

         The ICAD Business provides knowledge-based software to the global automotive and aerospace industries. The ICAD Business sells two principal products: (a) ICAD software, which automates many of the standard aspects of computer-aided design (CAD) systems, reducing development time, and (b)
I.C.E. (Integrated Computing Engines), which builds on ICAD, enabling engineers and designers to leverage stored rules, expert's knowledge and best-of-breed practices during the design process. ICAD and I.C.E. have been used in certain high profile projects, such as Boeing 777, Jaguar XK8, Lotus Elise, Airbus A3XX and the Stealth Fighter.

         The Company has developed an innovative approach to solving the problems facing the mechanical design industry by automating the engineering process through the use of generative technology. Generative technology is an approach in which the details of a fully engineered product design are automatically generated from a customer's functional requirements. The ICAD System utilizes generative technology to complement a company's existing CAD tools. Using the ICAD System, a company develops a generative model which incorporates the full spectrum of engineering rules, industry standards, governmental regulation, manufacturing constraints, cost and scheduling constraints, experience and other factors applicable to that company's design process. As a result, engineering productivity increases.

Decision to Focus on Long-Term Growth Potential of Sales
Force Automation Business

         In its present situation, the Company cannot currently invest in both the ICAD Business and the Sales Force Automation Business at the same time to fully exploit the opportunities in both businesses. Accordingly, the Company set out to develop a strategy to invest sufficient resources properly in one core business. The Company decided to explore the possibility of licensing its principal revenue generating business, the ICAD Business, to achieve investment in ongoing operations in its growing Sales Force Automation Business. In management's view, the Company has not been able to satisfy the investment requirements of its faster growing Sales Force Automation Business because of a decline in revenues from the ICAD Business. Furthermore, in management's view, the Company has lacked the capital resources to address the causes of the decline in profitability of the ICAD Business. The decline in the profitability of the ICAD Business was due, in part, to the recent stasis of the large commercial aerospace market which caused these companies to hold back decisions to launch new airplane programs which in turn caused orders for the ICAD Business to be delayed.

         The Company was required to decide between curtailing the activities of SellingPoint and/or Loandata to significantly reduce or eliminate their cash requirements, or selling or licensing the key assets of the ICAD Business in order to be able to fund the Sales Force Automation Business. The Company decided to pursue licensing the key assets of the ICAD Business because (a) the Company believes that SellingPoint and Loandata have greater long-term future potential than the ICAD Business as presently conducted by the Company and (b) licensing the ICAD System would, in part, provide the needed funding for growing and expanding the Sales Force Automation Business. The Company believes the Transaction will enable it to address the capital requirements of the Company and its Sales Force Automation Business through receipt of payments under the License Agreement. The Company expects that the Transaction will significantly improve the Company's projected cash flow, which is expected to benefit the expansion of the SellingPoint and Loandata businesses and improve the financial condition of the Company.

         On February 26, 1998, the Company entered into the License Agreement and the Transition Agreement to license the software and intellectual property rights used in the ICAD Business exclusively to the Distributor, a recently established company organized under the laws of Luxembourg by Electra Fleming Private Equity Partners ("Electra Fleming"), a limited partnership of which the principal partner is Electra Investment Trust, plc, which has guaranteed the obligations of the Distributor to make certain fixed royalty payments pursuant to the License Agreement. (In such capacity as guarantor, Electra Investment Trust, plc is sometimes referred to herein as the "Guarantor.") For a description of the Transaction, including a summary of the principal terms of the License Agreement and the Transition Agreement, see "Description of the Transaction," elsewhere herein. See "Certain Information Regarding the Distributor and the Guarantor" elsewhere herein for a detailed description of the Distributor and the Guarantor. Neither the Distributor, the Guarantor nor Electra Fleming is an affiliate of, or has any prior relationship with, the Company, except that Garreth Evans, an officer and beneficial owner of the Distributor, is an executive officer of the Company. Upon consummation of the transactions contemplated by the License Agreement and the Transition Agreement, Mr. Evans will resign as an officer and employee of the Company.


                         DESCRIPTION OF THE TRANSACTION

General



         The License Agreement and the Transition Agreement provide that the Company will, among other things, grant the Distributor an exclusive world-wide license to use the key software and intellectual property rights of the ICAD Business, transfer and assign to the Distributor certain assets and contracts relating to the ICAD Business, and provide to the Distributor certain administrative and support services on a transitional basis. Under the License Agreement, the Distributor has agreed to pay the Company fixed and variable royalties (collectively, the "Consideration") consisting of: (a) eight fixed quarterly royalty installments, totaling $18.65 million, and (b) a variable royalty in 1999, 2000 and 2001 equal to 10% of the amount by which gross revenues of the Distributor related to the licensed software, calculated on a cumulative basis from the date of closing of the Transaction, exceed $17.5 million for the year ending March 31, 1999, $35.0 million for the two-year period ending March 31, 2000 and $52.5 million for the three-year period ending March 31, 2001, in each case less the aggregate variable royalties paid in respect of prior periods. The payments will be made on or before the 20th day of June following each respective fiscal year end or within 15 days after the date on which the relevant gross revenue is agreed or determined pursuant to the License Agreement, whichever is earlier. Electra Investment Trust, plc has agreed to guarantee only the payment of the fixed royalty payments under the License Agreement. See "Description of the Transaction--Terms of the Transaction."

Terms of the Transaction

         The following summary of the Transaction describes the material terms of the License Agreement and the Transition Agreement, copies of which are attached hereto as Annex A and B, respectively. Although this summary contains a description of the material terms of the License Agreement and the Transition Agreement, it is not intended to be complete and is qualified in its entirety by reference to the full text of such agreements, which you are urged to read in their entirety.

         In connection with the following summary of the Transaction, the following words and expressions shall, unless the context otherwise requires, have the following meanings:

         "Derivative Work" means a work based in whole or in part upon one or more pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which a pre-existing work may be recast, transformed, or adapted. A work consisting of editorial revisions, annotations, elaborations, or other modifications which, as a whole, represents an original work of authorship is a Derivative Work. Notwithstanding the foregoing, the Company's SellingPoint product and any Derivative Works based thereon shall not be deemed to be Derivative Works based on the Licensed Intellectual Property;

         "Documentation" means, collectively, System Documentation and User Documentation;

         "End User" means a third party licensed to use an ICAD Product;

         "ICAD Product" means a software product incorporating any or all of the ICAD Software (in Object Code Form only) and User Documentation, including but not limited to any Derivative Works of the ICAD Software and User Documentation;

         "ICAD Software" means the software described in an exhibit to the disclosure schedule delivered by the Company in connection with the License Agreement in Source Code Form and Object Code Form;

         "Intellectual Property" means all patent, copyright, trademark, trade secret and other industrial and intellectual property rights;

         "KBCar Distribution Agreement" means the KBCar distribution agreement dated as of February 29, 1996, between the Company and Tata Technologies Pte Ltd.;

         "Licensed Intellectual Property" means the Intellectual Property in the Proprietary Software which includes the Retained Intellectual Property, and Intellectual Property in all Documentation and any Updates and Derivative Works of such software and Documentation created by or for the Company, all of which are being licensed to the Distributor on the terms and conditions of the License Agreement;

         "Object Code Form" means a form of software code resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer;

         "Platform" means any and all computer operating systems, now or in the future, on which the ICAD Products operate;

         "Proprietary Software" means that part of the ICAD Software, the Intellectual Property in which is owned by the Company;

         "Reseller" means any original equipment manufacturer, dealer, reseller, distributor or other entity currently authorized by the Company and/or will be authorized by the Distributor to sublicense the use of and distribute the ICAD Products to End Users or other intermediate parties, such as dealers, in the distribution chain to End Users;

         "Retained Intellectual Property" means all Intellectual Property in the Proprietary Software that is also used in other businesses of the Company;

         "Source Code Form" means a form in which a computer program's logic is easily deduced by a human being with skill in the art, such as a printed listing of the program or a form from which a printed listing can be easily generated;

         "System Documentation" means technical documentation, manuals and other written or electronic materials useful in the maintenance, modification and enhancement of the Licensed Intellectual Property;

         "Update" means a new version of any ICAD Software or Documentation pertaining thereto, which new version may include corrections, modifications, upgrades, enhancements, new features or may otherwise constitute a Derivative work of such ICAD Software or Documentation; and

         "User Documentation" means user manuals, handbooks and other written or electronic materials relating to an ICAD Product and intended for End Users.

License of the ICAD System and Sublicense of the KBCar Distribution Rights

         Subject to the terms and conditions of the License Agreement, the Company will license to the Distributor: (i) a perpetual, exclusive world-wide right and license to use the Licensed Intellectual Property other than the Retained Intellectual Property to copy and distribute the ICAD Products and all Derivative Works thereof to third parties, including but not limited to End Users and Resellers; (ii) a perpetual, exclusive world-wide right and license to use the Licensed Intellectual Property other than the Retained Intellectual Property to use, copy, modify, enhance, prepare Derivative Works of and Documentation for, and create ICAD Products based on, the ICAD Software, in Source Code Form or Object Code Form on any and all Platforms; (iii) a perpetual, irrevocable, non-exclusive world-wide right and license to use the Retained Intellectual Property to copy and distribute the ICAD Products and all Derivative Works thereof to third parties, including but not limited to End Users and Resellers; (iv) a perpetual, irrevocable, non-exclusive world-wide right and license to use the Retained Intellectual Property to use, copy, modify, enhance, prepare Derivative Works of and Documentation for and create ICAD Products based on, the ICAD Software in Source Code Form or Object Code Form on any and all Platforms; and (v) a non-exclusive sublicense of the distribution rights of the Company under the KBCar Distribution Agreement. Upon completion of the fixed royalty payments described below, the licenses granted under the License Agreement become irrevocable.

Royalty Payments

         The Distributor (or any direct or indirect subsidiary of the Distributor to which the rights and obligations of the Distributor shall be assigned) shall pay the Company the fixed royalty payments and the variable royalty payments as set forth below:

         (a) The fixed royalty payments shall be paid by the Distributor to the Company in cash in the following amounts on the following dates:

                DATE                                AMOUNT
                ----                                ------

                Closing                         US $3,900,000
                April 1, 1998                   US $3,800,000
                July 1, 1998                    US $3,700,000
                October 1, 1998                 US $2,800,000
                January 1, 1999                 US $2,400,000
                April 1, 1999                   US $1,750,000

                July 1, 1999                    US $  250,000
                October 1, 1999                 US $   54,000

         (b) The variable royalty payments shall be equal to 10% of the amount by which gross revenues of the Distributor related to the licensed software, calculated on a cumulative basis from the date of closing of the Transaction, exceed $17.5 million for the year ending March 31, 1999, $35.0 million for the two-year period ending March 31, 2000 and $52.5 million for the three-year period ending March 31, 2001, in each case less the aggregate variable royalties paid in respect of prior periods.

         (c) The variable royalty payments will be made on or before the 20th day of June following each respective fiscal year end or within 15 days after the date on which the relevant gross revenue is agreed or determined pursuant to the License Agreement, whichever is earlier.

Guarantee

         Pursuant to the terms of a guarantee (the "Guarantee"), a copy of which is attached hereto as Annex C, Electra Investment Trust, plc, a corporation incorporated in England and Wales (the "Guarantor"), has agreed to guarantee payment of the fixed royalty payments (as described in the License Agreement) payable by the Distributor to the Company. This guarantee is unsecured. The Guarantor is the principal partner of Electra Fleming Private Equity Partners, an investment partnership which organized the Distributor for the purposes of effecting the Transaction. See "Certain Information Regarding the Distributor and the Guarantor". The Guarantor is primarily liable for the fixed royalty payments and the Company may seek such payments from the Guarantor without first seeking recourse against the Distributor or any other party. Furthermore, the fraudulent, improper or illegal acts of the Guarantor, Distributor or any other person liable to the Company shall not relieve the Guarantor of its obligations under the Guarantee. The rights of the Company under the Guarantee are not exclusive and are in addition to any other rights or remedies the Company may have.

Noncompetition and Confidentiality

         The Company has agreed that neither the Company nor any direct or indirect subsidiary of the Company would, directly or indirectly: (i) during the period of 5 years from the date of the closing of the Transaction carry on or be engaged or concerned or interested in or compete with the Restricted Business anywhere in the world; or (ii) during the period of 5 years from the date of the closing of the Transaction be engaged in the development, research or marketing of a product or products similar in commercial application and purpose to the ICAD Software; or (iii) during the period of 2 years from the date of the closing of the Transaction hire or solicit for employment by the Company or any of its subsidiaries any person who during the period of 12 months prior to the date of such hiring or solicitation was an employee of the Distributor's Group; or (iv) during the period of 3 years from the date of the closing of the Transaction hire or solicit for employment by the Company or any of its subsidiaries, any one or all of Garreth Evans, Peter Jackson, Prasanna Katragadda, Keith Watson, Stanley Knutson or Elizabeth Crewe.

         The Distributor has agreed that neither the Distributor nor any direct or indirect subsidiary of the Distributor would, directly or indirectly, (i) during the period of 5 years from the date of the closing of the Transaction to carry on or be engaged or concerned or interested in any business competing with the business of the Company as conducted on the closing of the Transaction, or
(ii) during the period of 2 years from the date of the Closing of the Transaction hire or solicit for employment by the Distributor or any direct or indirect subsidiary of the Distributor any person who after the date of the closing of the Transaction and at any time during the period of 12 months prior to the date of such hiring or solicitation was an employee of the Company.

         The Company and the Distributor have agreed to standard confidentiality provisions with respect to any confidential information provided to each other in connection with the Transaction. The confidentiality provisions in the License Agreement are subject to standard exceptions for information already in the public domain or otherwise disclosed without a breach of the License Agreement.

Representation and Warranties; Indemnification

         The License Agreement contains customary representations and warranties by the Company and the Distributor. The Company makes certain representations as to (i) the organization and good standing of the Company, (ii) proper corporate authority, no conflicts and requisite approvals, (iii) accuracy of financial statements and books and records, (iv) the absence of undisclosed liabilities and material adverse change, (v) contract matters, and (vi) intellectual property matters. The Company will indemnify the Distributor for certain losses arising from the breach of the Company's representations and warranties.

         The License Agreement contains customary indemnification obligations on the part of the Company. With the exception of infringement claims, certain matters relating to Year 2000 and certain potential liabilities relating to a specified government-funded project (the "Special Indemnity Items"), the Company's liability to the Distributor with respect to the warranties set out under the License Agreement shall not exceed the aggregate fixed royalties paid or to be paid by the Distributor and shall run for a period of four years from the closing of the Transaction.

         With respect to the Special Indemnity Items, the Company's liability to the Distributor shall not be limited in time and shall be limited to the aggregate fixed royalties paid by the Distributor, any damages, costs or expenses payable to End Users, Resellers or other third parties and reasonable legal costs. There are no pending or threatened claims relating to any of the Special Indemnity Items and management is not aware of any basis for any such claim.

Pre and Post-Closing Covenants

         The License Agreement contains various covenants from the Company and the Distributor pending the closing of the Transaction. The Company shall not take any actions that would result in any of its representations and warranties set forth in the License Agreement becoming untrue in any material respect. Unless otherwise agreed in writing by the Distributor, the Company also undertakes various covenants not to alter the business practices of the ICAD Business. The Company will also cooperate with the Distributor in transitioning the ICAD Business. The Distributor will use its best efforts not to do anything inconsistent with the rights granted to the Distributor under the License Agreement or anything that would diminish the Company's rights in the Retained Intellectual Property.

Conditions to Closing

         The obligations of the Distributor to consummate the Transaction are subject to the satisfaction of the following covenants on or before the closing date of the Transaction (See "Closing" below): (i) the representations and warranties of the Company in the License Agreement and the Transition Agreement shall be true and correct (including a warranty that the ICAD Business has not undergone a material adverse change since March 31, 1997); (ii) there is no litigation, pending or threatened, that would prevent the Transaction or adversely affect the rights of the Distributor under the License Agreement or the rights of the Distributor to operate; (iii) consent of the holders of a majority of the outstanding shares of the Company's Common Stock shall have been obtained; (iv) closing certificates and opinion of the Company's counsel, Peabody & Arnold LLP, shall have been received; (v) the Transition Agreement and the guarantee of Electra Investment Trust, plc shall have been signed; and (vi) all the actions taken by the Company in connection with the consummation of the Transaction shall be satisfactory to the Distributor.

         The obligations of the Company to consummate the Transaction are subject to the satisfaction of the following covenants on or before the closing date of the Transaction: (i) the representations and warranties of the Distributor in the License Agreement and the Transition Agreement shall be true and correct; (ii) there is no litigation, pending or threatened, that would prevent the Transaction or adversely affect the rights of the Company under the License Agreement or the rights of the Company to operate; (iii) consent of the holders of a majority of the outstanding shares of the Company's Common Stock shall have been obtained; (iv) closing certificates and opinion of the Distributor's counsel, Zeyen Beghin Feider Loeff Claeys Verbeke, shall have been received and opinion of counsel to Electra Investment Trust, plc, Ashurst Morris Crisp, shall have been received; (v) the Transition Agreement and the guarantee of Electra Investment Trust, plc shall have been signed; (vi) all the actions taken by the Distributor in connection with the consummation of the Transaction shall be satisfactory to the Company; and (vii) the Distributor shall have tendered the fixed royalty payment payable upon the closing of the Transaction.

Termination

1.       Termination upon failure to obtain approval by the Company's
         Stockholders

         If the Transaction has not been approved by the stockholders of the Company within seventy-five (75) days after the signing of the License Agreement (which period shall be extended by one day for each day beyond ten (10) days during which the US Securities and Exchange Commission reviews the Company's preliminary proxy statements in connection with the Company's solicitation of stockholder approval of the Transaction contemplated hereto) the License Agreement shall terminate automatically and the licenses granted thereunder shall be null and void. IN THE EVENT THE LICENSE AGREEMENT IS TERMINATED BECAUSE THE TRANSACTION IS NOT APPROVED BY THE COMPANY'S STOCKHOLDERS, THE COMPANY WILL BE OBLIGATED TO REIMBURSE THE DISTRIBUTOR FOR THE REASONABLE EXPENSES (INCLUDING SOLICITOR-CLIENT FEES AND FEES FOR FINANCIAL ADVISORS AND OTHER EXPERTS) INCURRED BY THE DISTRIBUTOR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THE LICENSE AGREEMENT, TRANSITION AGREEMENT, THE GUARANTEE BY ELECTRA INVESTMENT TRUST PLC AND ALL OTHER ANCILLARY DOCUMENTS THERETO.

2.       Termination by the Distributor

         The License Agreement may be terminated by the Distributor following a material beach by the Company of the representations, warranties or covenants made by the Company hereunder, if the Company has not undertaken commercially reasonable efforts to cure such breach within thirty (30) days of notice thereof.

3.       Termination by the Company

         The License Agreement and the licenses granted pursuant hereto may be terminated by the Company if the Distributor fails to make a new release of the Licensed Intellectual Property on or prior to the Fixed Royalty Completion Date.

Closing

         The closing of the Transaction shall take place at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA United Kingdom, on the fifth business day after the last of the conditions set forth in the License Agreement (see "Conditions to Closing" above) have been satisfied or waived or at such other place or time as the Company and the Distributor shall agree in writing. At the closing of the Transaction: (i) the licenses under the License Agreement shall come into force; (ii) the Company and the Distributor shall consummate the transactions contemplated by the Transition Agreement;
(iii) opinions, certificates and other closing documents required by the License Agreement shall be delivered; (iv) the Company shall provide the Distributor with required copies of the Licensed Intellectual Property; (v) the Company and the Distributor shall enter into the Trade Mark Assignment, (vi) the third party transfer agreements contemplated under the License Agreement shall come into force; (vii) the Guarantee shall come into force and (viii) the Distributor or a direct or indirect subsidiary of the Distributor shall pay to the Company the fixed royalty payment due at the closing of the Transaction, as adjusted in accordance with the Transition Agreement.

          The parties have agreed that irrespective of the date on which the closing of the Transaction occurs, the Distributor shall, for economic purposes only, be deemed to have become the exclusive distributor of the ICAD Software as of January 1, 1998, as provided in the Transition Agreement. For the avoidance of doubt, adjustments made under the Transition Agreement shall not alter the effective date of the Licenses, the Trade Mark Assignment or the assignment of incidental intellectual property under the License Agreement, all of which shall be effective as at the date of the closing of the Transaction.

Transition Agreement

         Contemporaneously with the execution and delivery of the License Agreement, the Company and the Distributor shall enter into the Transition Agreement. The Transition Agreement is designed to enable the ICAD Business to be operated with a minimum of disruption during the transition period and provides for the transfer of certain assets of the Company, including equipment, machinery, furniture and other agreed-upon items in connection with the operation of the ICAD Business. The Transition Agreement also provides for the continuing provision of services by the Company to the Distributor on a short-term basis, including shared use of the Company's office facilities, networking and computing resources currently utilized by the ICAD Business and corporate services, all in return for payment of the appropriate allocated costs incurred. The Company will account for all payments received from the Distributor for shared occupancy of facilities and use of computing resources and corporate services as a reduction in the Company's expenses associated therewith. You are urged to read the Transition Agreement in its entirety. The Distributor will also make a transition adjustment payment to the Company, to give the Distributor and the Company the economic effect of the closing occurring on January 1, 1998.

Effect of Transaction on Stockholders' Rights

         The Transaction will not alter a stockholder's percentage ownership interest in the Company, and the Common Stock will not be affected by the proposed Transaction. The stockholders of the Company will continue as such with the same voting, dividend, and liquidation rights and ownership interests as before.

                     REASONS FOR ENGAGING IN THE TRANSACTION

         In reaching its decision to approve and recommend the License Agreement, the Transition Agreement and the Transaction to the stockholders of the Company, the Board of Directors consulted with its advisors and considered the material factors described below. Based upon its review of such factors, the Board of Directors approved the License Agreement, the Transition Agreement and the Transaction.

         Capital Needs. The Company believes the Transaction will enable it to address the capital requirements of the Company and its Sales Force Automation Business through receipt of payments under the License Agreement. In management's view, the Company has not been able to satisfy the investment requirements of its faster growing Sales Force Automation Business because of a decline in revenues from the ICAD Business. Furthermore, in management's view, the Company has lacked the capital resources to address the causes of the decline in profitability of the ICAD Business. The decline in the profitability of the ICAD Business was due, in part, to the recent stasis of the large commercial aerospace market which caused these companies to hold back decisions to launch new airplane programs which in turn caused orders for the ICAD Business to be delayed. The Company was required to decide between curtailing the activities of SellingPoint and/or Loandata to significantly reduce or eliminate their cash requirements, or selling or licensing the key assets of the ICAD Business in order to be able to fund the Sales Force Automation Business. The Company decided to pursue licensing the key assets of the ICAD Business because (a) the Company believes that SellingPoint and Loandata have greater long-term future potential than the ICAD Business as presently conducted by the Company and (b) licensing the ICAD System would, in part, provide the needed funding for growing and expanding the Sales Force Automation Business. Furthermore, the licensing payments to be made by the Distributor will be paid entirely in cash, thereby providing immediately available funds for the operations of the Sales Force Automation Business. Additionally, the
Transaction would significantly improve the Company's projected cash flow, which would be beneficial for the expansion of the SellingPoint and Loandata businesses, and would also improve the financial condition of the Company. In view of the cash flow condition of the Company, the failure to proceed with the Transaction or to find another source of cash could have material adverse financial consequences for the Company. While the aggregate amount of revenue derived from the Transaction may be less than that which could potentially be earned from continued pursuit of the ICAD Business (assuming the Company were in a position to adequately fund continued pursuit of the ICAD Business), the Company believes that the prudent course is to address its current cash needs through the revenue resulting from the Transaction.

         Creating Predictable Revenue Stream. The ICAD Business has historically relied on a small number of relatively large sales. Delays in consummating such large sales have resulted in highly unpredictable revenues making internal budgeting and planning difficult. The Company believes that the Transaction will provide the Company with a fixed source of revenue for the next two years, along with potential variable revenues, which can be directed toward the Sales Force Automation Business. In recommending approval of the Transaction, the Board acknowledges that the revenue to be derived from the Transaction may, in fact, be less than the aggregate revenue the Company could potentially earn over time were the Company to continue to pursue the ICAD Business. Management, however, believes that the benefits of a predictable revenue stream, especially the ability to make commitments to the growth of the Selling Point and Loandata businesses, outweigh the uncertain value of the potential revenue that could be derived were the Company to continue pursuing the ICAD Business, especially in light of the significant commitment of additional resources which management believes would be necessary in order to pursue the ICAD Business effectively.

         Potential for Growth and Profitability in the Sales Force Automation Business. The Board of Directors determined, in its business judgment, that the Sales Force Automation Business offered greater long-term potential for growth and profitability relative to the Company's ICAD Business.

         Focusing Management Resources. The Transaction is expected to permit the Company to focus its management resources on the Sales Force Automation Business. The reduction of the ICAD Business' cost structure required reduction in management personnel, which left the Company with insufficient senior management resources to effectively grow all its businesses. The Company believes that the licensing of The ICAD System and the reduced post-Transaction requirements for support by the Company of the ICAD Business as operated by the Distributor will permit senior management of the Company to focus on the SellingPoint and Loandata businesses.

         Guarantee of Fixed Royalty Payments under the License Agreement. Electra Investment Trust, plc has agreed to guarantee payment by the Distributor of the fixed royalty payments payable to the Company pursuant to the terms of the License Agreement. See "Description of the Transaction -- Terms of the Transaction -- Guarantee."

         Reducing Risk of the Impact of Regional Economic Difficulties. The Transaction is expected to reduce the overall risk to the Company of the Asian downturn as the Sales Force Automation Business is less exposed to the Asian recessionary environment than the ICAD Business, which has derived significant revenues from that region. While the ICAD Business and the SellingPoint and Loandata businesses can all be adversely impacted by a recession, the Company's management is particularly concerned that the Far Eastern financial crisis might directly impact potential large ICAD sales. By contrast, the Sales Force Automation Business contracts are smaller in size and more focused on the United States and Europe and, therefore, more insulated from the Asian recession. The Company believes the comparative economic stability of North America and Europe should contribute to lower risk growth of the Sales Force Automation Business.

         Opinion of Financial Advisor. VBW&Co., the Company's financial advisor, has opined that the consideration to be received by the Company in the Transaction is fair from a financial point of view to the Company.

         In analyzing the Transaction and in its deliberations regarding the recommendation of the License Agreement and the Transition Agreement, the Board of Directors also considered a number of other factors, including (i) its knowledge of the business, operations, properties, assets, financial condition, prospects and operating results of the business related to the ICAD Business,
(ii) judgments as to the Company's future prospects with and without the ICAD Business, (iii) the terms of the License Agreement and the Transition Agreement, which were the product of extensive arm's-length negotiations, and (iv) the potential for enhanced stockholder value due to the resulting cash infusion. The Board of Directors did not find it practical and did not quantify or attempt to attach relative weights to any of the specific factors that it considered. The Board of Directors concluded that the opportunities for the Company to streamline its operations by narrowing the focus of its business were compelling.

         Notwithstanding the expectations of the Company's Board of Directors and senior management regarding the benefits to be realized from the Transaction, no assurance can be given that the Company will be able to realize such benefits or compete effectively against certain other competitors that possess significantly greater resources and marketing capabilities than the Company. See "RISK FACTORS."

                          BACKGROUND OF THE TRANSACTION

         The Company believes its losses over the seven fiscal quarters ended December 31, 1997 were attributable to a number of factors, including, without limitation, the continuing decline in ICAD Business revenues, which have historically been the principal source of cash generated by the Company's business, and the operational inefficiencies involved in the Company's efforts to operate two distinct business lines with an inadequate revenue base and insufficient cash to support and expand operations, particularly sales and marketing efforts.

         As a result of the Company's recent and increasing losses and uncertainties concerning the availability of financing to support the Company's operations as currently conducted, in July 1997, the Company's Board of Directors, after consideration of various strategic alternatives, decided to explore the possibility of selling or licensing its principal revenue generating asset, the ICAD Business, to achieve liquidity to invest in its growing Sales Force Automation Business. The Company decided to pursue selling or licensing the key assets of its ICAD Business because it believes that its Sales Force Automation Business has greater long-term future potential than the ICAD Business as presently conducted. In July 1997, the Company approached six potential candidates to solicit interest in a transaction relative to the ICAD Business.

         On August 19, 1997, Volpe Brown Whelan & Company LLC ("VBW&Co.") was retained to provide the Company with strategic advisory services regarding the licensing or divestiture of the ICAD Business to potentially interested parties. The terms of VBW&Co.'s engagement also provided for VBW&Co. to advise the Board with respect to the fairness to the Company, from a financial point of view, of the consideration to be received in any eventual transaction. See "Opinion of the Financial Advisor," elsewhere herein. The marketing process was designed by VBW&Co. to (a) simultaneously approach numerous potentially interested parties,
(b) target multiple related industries and (c) maximize value. The targeted industries were CAD providers, enterprise software providers, service providers and financial investors.

         The Company's advisers initiated approaches to approved CAD, enterprise software and enterprise service companies, as well as financial investors. In August 1997, the Company held its first meetings with interested parties. In September 1997, Capita Corporate Finance Limited, a member of the Capita Group, plc, was also retained by the Company to approach United Kingdom-based financial investors.

         In November 1997, Electra Fleming indicated its interest and provided a term sheet for the Transaction. Electra Fleming also began its pre-due diligence review of the Company and the ICAD Business.

         In December 1997, Electra Fleming representatives met with representatives of the Company in Boston to negotiate the major business terms of the Transaction and began financial and legal due diligence review. On December 29, 1997, the Company and Electra Fleming agreed in principle to pursue the Transaction.

         In January 1998, Electra Fleming continued its confirmatory due diligence, while negotiating certain substantive terms of the License Agreement and the Transition Agreement.

         On February 5, 1998, the Company's Board of Directors met to review documentation relative to the Transaction and to consider VBW&Co.'s report on its review of the Transaction. At this meeting VBW&Co. rendered its opinion concerning the fairness of the consideration to be paid in the Transaction from a financial point of view. See "Opinion of the Financial Advisor." Following the resolution of a number of remaining substantive issues, and after hearing VBW&Co's. fairness opinion and underlying analysis, the Board of Directors approved the terms of the Transaction, subject to stockholder approval. For more details concerning the terms of the License Agreement, see "Terms of the Transaction."

         On February 26, 1998, the Company's Board of Directors met to review and consider the final documentation relative to the Transaction. After having received the written opinion of VBW&Co. concerning the fairness of the consideration to be paid in the Transaction from a financial point of view, the Company's Board of Directors approved the terms of the Transaction and recommended that the Transaction be submitted to the Company's stockholders for their approval.

         On February 26, 1998, the Company and the Distributor signed the License Agreement and the Transition Agreement.


                                  RISK FACTORS

     Currently, the Company's business involves a number of risks. Certain of these risks are expected to be reduced or eliminated if the Transaction is consummated (see "Reasons for Engaging in the Transaction"). However, certain risks may continue to affect the operation of the Company's ongoing Sales Force Automation Business and operation of that business as the Company's primary business may be subject to additional risks.

                   Risk Factors Affecting the Operation of the
                 Sales Force Automation Business of the Company
              (if the Transaction is approved by the shareholders)

     History of Losses; Cumulative Deficit. The Company had net income of $3.1 million in fiscal 1995 (all fiscal year references herein refer to the Company's fiscal year which ends on March 31), operated at a break-even in fiscal 1996 and sustained a $3.9 million net loss in fiscal 1997. In the nine months ended December 31, 1997, the Company sustained a further net loss from operations of $11.6 million, as revenues declined over the same period during the previous fiscal year by approximately 40%. As of December 31, 1997, the Company had an accumulated deficit of approximately $21.7 million. Although the guaranteed royalty payments to the Company under the License Agreement if the Transaction were consummated will partially offset the loss of revenue from direct sales of the ICAD product, there can be no assurances that the Company will be able to generate revenue from the Sales Force Automation Business and other sources in amounts sufficient to replace the ICAD revenues as they taper off during the period of the guaranteed fixed royalties. Furthermore, there can be no assurances that, even if the future loss of ICAD revenue is fully offset by increases in Sales Force Automation revenue, the Company will achieve or sustain profitability in future periods.

     Need for Additional Liquidity. The Company expects to devote substantially the entire proceeds from the Transaction to finance its continuing operations. The Company's strategy for growth of the Sales Force Automation Business may require significant additional resources and, in light of the Company's recent losses and the current unavailability of institutional lines of credit, there can be no certainty that adequate funding will be available from other sources to sustain operation or growth of the Company's business after termination of the guaranteed royalty payments. The revenue derived from royalties under the License Agreement may prove to be less than the aggregate revenues the Company would be able to earn from continued operation of the ICAD Business.

     Dependence on Principal Products. If the Transaction were approved by the shareholders, thereby eliminating the ICAD products from the Company's group of products, the risks associated with the Company's current reliance on a core group of products will be exacerbated. As a result, any factor adversely affecting sales of the Company's Sales Force Automation products would have a material adverse effect on the Company. The Company's future financial performance will depend in significant part upon the successful development, introduction and customer acceptance of new or enhanced versions of the Sales Force Automation products and other products. There can be no assurance that, if the Transaction is consummated, the Company will be successful in marketing SellingPoint and related products or any new or enhanced products the Company may develop in the future, including Loandata. In addition, competitive pressures or other factors may result in price erosion that could have a material adverse effect on the Company's results of operation.

     Competition. The market in which the Company offers Selling Point and other Sales Force Automation products is highly competitive. Many of the Company's competitors and potential competitors have significantly greater financial, technological and marketing resources than the Company. Competitive pressures faced by the Company could force the Company to reduce its prices, resulting in slower revenue growth and reduced profitability. Furthermore, the products offered by other companies may prove to be superior to the Company's products or may achieve greater market acceptance. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition in the sale force automation sector or that competition will not have a material adverse effect on the Company's business, operating results or financial condition.

     Technological Demands of the Marketplace. The sales force automation market in which the Company competes is characterized by rapid technological changes and advances. The Company's future success will depend upon its ability to enhance its existing products and introduce new products which keep pace with technological developments in the marketplace and address the increasingly sophisticated needs of its end-users. There can be no assurance that the Company will be successful in introducing and marketing product enhancements or new products on a timely basis, or that enhancements or new products will achieve market acceptance.

     Loss of ICAD Business Customers. Historically, the Company has derived a significant portion of its revenues from a limited number of customers. (See "Risk Factors Affecting the Combined Operation of the ICAD Business and the Sales Force Automation Business of the Company - Concentration of Customers".) All of the customers who individually accounted for 10% or more of the Company's revenues in the fiscal years 1997, 1996 and 1995 were primarily or exclusively customers of the ICAD Business, and it is likely that such customers will not continue to be significant customers of the Company following the Transaction. Although the royalty payments from the Distributor under the License Agreement will offset a portion of the revenues lost from the significant customers of the ICAD Business, there can be no assurance that the amount of the lost revenues will be fully matched by the royalties under the License Agreement or that, following full payment of the guaranteed fixed royalties, the Company will be able to generate sufficient substitute revenue from Sales Force Automation Business customers or other sources.

     Concentration of Customers. During the fiscal year ended March 31, 1997, two customers each accounted for greater than ten percent of the Company's Sales Force Automation revenues, and revenues from these customers during such period represented, in the aggregate, approximately 42.0% of the Company's revenues from the Sales Force Automation Business during such period. In fiscal 1996, three customers each accounted for greater than ten percent of the Company's Sales Force Automation revenues, and revenues from these customers represented approximately 81.3% of the Company's Sales Force Automation revenues for such year. No customer of the Sales Force Automation Business, however, has ever accounted for more than 10% of the Company's total revenue during any fiscal year. Concentration of customers can cause the Company's revenues and earnings to fluctuate from quarter to quarter, based on major customers' requirements and the timing of their orders. Although the Company believes that, with expansion of the Sales Force Automation Business, its reliance on a small number of significant customers will be reduced, there can be no assurances that the Company will be able to expand its customer base. Furthermore, during the period of fixed royalties under the License Agreement, the Company expects to receive a substantial part of its revenue from the Distributor. There can be no assurance that any of the Company's major Sales Force Automation customers will continue to purchase products and services in amounts similar to previous years. The loss of business from one or more of these customers may have a material adverse impact on the Company.

     Potential for Losses in Remaining Business. After the closing of the Transaction, the Company will have two principal operating components, SellingPoint and Loandata, which are smaller, less mature businesses and which are currently in a development stage and operating at a loss. Depending on the growth and performance of SellingPoint and Loandata, the Company could continue to be faced with losses after the closing of the Transaction.

     Uncertainty of Variable Royalty Payments. If the Distributor does not perform to certain minimum revenue targets over the period in which the Company would be due incremental payments for the strong performance of the Distributor, the variable portion of the royalty payments will not be paid. The License Agreement includes certain variable royalty payments based upon the operation of the ICAD Business by the Distributor. (See "Description of the Transaction.") There can be no assurance that the Distributor will successfully operate the ICAD Business or that any variable royalty payments will become due as a result. In addition, the variable royalty payments under the License Agreement are not guaranteed by the Guarantor or any other party.

     Absence of Security for Future Payments. Although Electra Investment Trust, plc is guaranteeing the fixed royalty payments under the License Agreement, the guarantee is unsecured. If the Distributor and Electra Investment Trust, plc encounter financial difficulties, there can be no assurance that all royalty payments will be paid.

     Accounts Receivable Risks. The Distributor is responsible for aiding the collection of the outstanding accounts owed to the Company with respect to the ICAD Business. Should the Distributor not successfully collect the outstanding accounts receivable, the Company will need to take independent measures to collect for products sold and services already rendered. Such efforts may be hindered by the fact that certain of the account debtors who were customers of the ICAD Business but not of SellingPoint will not have a continuing business relationship with the Company following the Transaction.

     ICAD Business Personnel. Garreth Evans, the executive officer of the Company who has been primarily responsible for ICAD System strategic planning and sales, will join the Distributor along with approximately 40 other employees of the ICAD Business. The Company believes that the Distributor will need to quickly add senior management personnel for the ICAD Business and other general overhead functions to improve the likelihood of the Distributor's overall success with the ICAD Business. In the interim, an incomplete Distributor management team represents a risk that the Distributor will not meet its budgeted revenue targets, therefore potentially negatively impacting the possibility of variable royalty payments being made to the Company. Should the Distributor experience significant difficulty in filling positions in the ICAD Business management team, this could create significant financial difficulties for the Distributor and could jeopardize the ability of the Distributor to make future variable royalty payments.

     Reduction in ICAD Business Research and Development. The Company has reduced research and development efforts relating to the ICAD Business in recent months, as the Company has re-focused its resources on SellingPoint. Should the Distributor not be able to revitalize such development effort in the short term, the future competitiveness of the ICAD Business as operated by the Distributor could be jeopardized. Failure to revitalize such development efforts, among other factors, could result in the Distributor's inability to achieve its projections for operation of the ICAD Business. In such case, the Company might receive either reduced or no variable royalty payments.

     Dependence on Proprietary Technology. The Company's success is heavily dependent upon its proprietary technology. The Company does not have patents on any of its technology and relies on contracts and the laws of copyright and trade secrets to protect such technology. The Company maintains a trade secrets program, enters into confidentiality or license agreements with its employees, resellers and end-users, and limits access to and distribution of its software, documentation and other proprietary information. Effective copyright and trade secret protection may not be available in every foreign country in which the Company's products are distributed. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to develop similar technology independently. Although the Company is not aware that any of its technology infringes the rights of third parties, there can be no assurance that other parties will not assert technology infringement claims against the Company, or that, if asserted, such claims will not prevail.

     Dependence on Personnel. The Company's success depends, in large part upon a number of key management and technical employees. The loss of the services of one or more key employees, including Lawrence W. Rosenfeld, the Company's Chairman and Chief Executive Officer, could have a material adverse effect on the Company. In addition, the Company's success will depend in significant part upon its ability to attract and retain highly-skilled management, technical, and sales and marketing personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel.



              Risk Factors Affecting the Combined Operation of the
                  ICAD Business and the Sales Force Automation
               Business of the Company (if the Transaction is not
                          approved by the shareholders)

     History of Losses; Cumulative Deficit. The Company believes its losses over the seven quarters ended December 31, 1997 are attributable in significant part to the continuing decline in ICAD Business revenues, which have historically been the principal source of cash generated by the Company's business, and the operational inefficiencies involved in the Company's efforts to operate two distinct business lines with an inadequate revenue base and insufficient cash to support and expand operations, particularly sales and marketing efforts. There can be no assurances that the Company will be able to continue to operate both the ICAD Business and the Sales Force Automation Business or to achieve or sustain profitability in future periods.

     Need for Additional Liquidity. At December 31, 1997, the Company had cash of $2.5 million and working capital of $1.3 million. In recent years the Company has funded losses from operations primarily through the sale of equity securities (including the Company's February 1995 $17.7 million initial public offering) and, to a lesser extent, through institutional borrowings. The Company's bank line of credit expired on June 30, 1997 with no outstanding borrowings and has not been renewed. At the time the Company's bank line of credit expired, the Company was not in compliance with certain financial covenants under the credit facility. The Company also had a $1.75 million equipment line of credit which expired on March 31, 1997 and has not been renewed. Although the Company was able to effect a $2.0 million private placement of its Common Stock on December 3, 1997 to an existing institutional holder of the Company's shares, there can be no assurance that the Company would be able to finance any further losses from operations through the sale of equity securities.

     Dependence on Principal Products. The Company derives substantially all of its revenues from licenses of The ICAD System, SellingPoint and related products and services. As a result, any factor adversely affecting sales of the Company's core group of products would have a material adverse effect on the Company. The Company's future financial performance will depend in significant part upon the successful development, introduction and customer acceptance of new or enhanced versions of its existing products and other products. There can be no assurance that the Company will be successful in marketing SellingPoint and related products or any new or enhanced products the Company may develop in the future, including Loandata. In addition, competitive pressures or other factors may result in price erosion that could have a material adverse effect on the Company's results of operation.

     Broader Market Acceptance. Broader market acceptance of the Company's products is critical to the Company's future success. The Company believes that broader market acceptance of its products will depend on a number of factors including: product functionality, product reliability, price/performance characteristics, ease of use and the displacement of existing approaches. Failure or material delay of the Company's products to achieve broader market acceptance would have a material adverse effect on the Company's business and financial results. Although the Company has established a user base of large companies, there can be no assurance that the Company will be able to broaden that base and attain critical market penetration. In addition, any factor adversely affecting the overall sales force automation market could have a material adverse effect on the Company's business and financial results.

     Concentration of Customers. Historically, a significant portion of the Company's revenues in any particular period has been attributable to sales by the ICAD Business to a limited number of customers. During the fiscal year ended March 31, 1997, three customers of the ICAD Business each accounted for greater than ten percent of the Company's revenues, and revenues from the Company's five largest customers during such period represented, in the aggregate, approximately 62.6% of the Company's revenues during such period. In fiscal 1996, two customers of the ICAD Business each accounted for greater than ten percent of the Company's revenues, and revenues from the Company's five largest customers represented approximately 44.1% of the Company's revenues for such year. In fiscal 1995, three customers of the ICAD Business each accounted for greater than ten percent of the Company's revenues, and revenues from the Company's five largest customers (including two affiliated entities related to the Company which, considered together as a single customer, accounted for 10.7% of the Company's revenues), represented approximately 50.1% of the Company's revenues for such year. The concentration of customers can cause the Company's revenues and earnings to fluctuate from quarter to quarter, based on major customers' requirements and the timing of their orders. Although the Company believes it has good relationships with its largest customers and has in the past received a substantial portion of its revenues from repeat business with established customers, none of its major customers has any obligation to purchase additional products or services and, thus, there can be no assurance that any of the Company's major customers will continue to purchase products and services in amounts similar to previous years. The loss of business from one or more of these customers may have a material adverse impact on the Company.

     Competition. The market in which the Company offers its products is highly competitive. While several major CAD companies are involved in cooperative marketing relationships with the Company and currently offer products that complement those of the Company, there can be no assurance that these or other companies will not develop products or provide services that compete with those offered by the Company and that are superior to the Company's products or services or that achieve greater market acceptance. In addition, many of the Company's competitors and potential competitors have significantly greater financial, technological and marketing resources than the Company. Competitive pressures faced by the Company could force the Company to reduce its prices, resulting in slower revenue growth and reduced profitability. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that competition will not have a material adverse effect on the Company's business, operating results or financial condition.

     Variability of Quarterly Operating Results. The Company has experienced and may experience in the future significant quarter-to-quarter fluctuations in its operating results. Factors such as the timing of significant orders, the timing of new product introductions and upgrades, the length of customer product evaluation periods, the mix of products sold and the mix of domestic versus international revenues could contribute to this quarterly variability. A substantial portion of the Company's revenues in a quarter are derived from purchase orders received that quarter, which makes the Company's financial performance more susceptible to an unexpected downturn in business and more unpredictable. In addition, the Company's expense levels are based in part on expectations of future revenue levels and a shortfall in expected revenues could therefore result in a disproportionate decrease in the Company's net income.

     Dependence on Third Party Licensed Technology. Certain technology used in the Company's products is licensed from third parties, primarily in its ICAD products. The Company licenses Allegro CL, a compiler embedded in The ICAD System, from Franz, Inc. Should this compiler become unavailable to the ICAD Business, the Company believes that it would be able to develop or obtain an alternative compiler; however, the costs of such an effort and the time required could be significant and, until an alternative compiler is developed or obtained, the Company's ability to market the ICAD System would be substantially impaired. The Company licenses from an affiliate of Electronic Data Systems ("EDS"), a principal customer and marketing partner of the Company, a solid modeling software module called Parasolid, which is one of the most widely used of The ICAD System modules. The loss of the right to use such software could reduce the attractiveness of the Company's ICAD Business products to certain customers. The Company believes that alternative solid modeling software is available. However, there can be no assurances that such alternatives would achieve market acceptance or be available on a timely basis or on similar terms. The Company believes that the cost associated with technology licensed from third parties is not material to its results of operations and does not constitute a significant portion of the total cost of the Company's products into which such third party technology is incorporated. Although certain of the Company's Sales Force Automation products incorporate technology licensed from third parties, the Company does not believe that the loss of the rights to use such third party technology would materially adversely impact its Sales Force Automation business.

     Technological Demands of the Marketplace. The market in which the Company competes is characterized by rapid technological changes and advances. The Company's future success will depend upon its ability to enhance its existing products and introduce new products which keep pace with technological developments in the marketplace and address the increasingly sophisticated needs of its end-users. There can be no assurance that the Company will be successful in introducing and marketing product enhancements or new products on a timely basis, or that enhancements or new products will achieve market acceptance.

     Dependence on Proprietary Technology. The risks associated with the Company's dependence on proprietary technology, described above, relate not only to the Sales Force Automation Business but equally to the ICAD Business.

     Dependence on Personnel. The risks associated with the Company's dependence on key management and technical employees, described above, may be aggravated should the Transaction not be consummated. The Company's ability to recruit and retain highly-skilled management, technical, and sales and marketing personnel may be adversely impacted by the uncertainties about the Company's ability to successfully operate two distinct lines of business.

     International Operations. The Company's international revenues were $12.0 million, $7.7 million and $6.7 million in the fiscal years ended 1997, 1996 and 1995 respectively, representing 50.0%, 37.3% and 33.2%, respectively, of the Company's revenues in such years. Although the Company expects that international revenues will fluctuate from period to period, it expects such revenues to account for a significant percentage of its revenues in the future. The international portion of the Company's business is subject to a number of inherent risks, including difficulties in building and managing international operations, difficulties in managing distributors, difficulties in translating products into foreign languages, fluctuations in the value of foreign currencies, import/export duties and quotas and unexpected regulatory, economic or political changes in international markets. There can be no assurance that these factors will not adversely affect the Company's international revenues or its overall financial performance.

              DESCRIPTION OF THE COMPANY FOLLOWING THE TRANSACTION

Sales Force Automation Business

         The Sales Force Automation Business, which will be the principal business of the Company following the Transaction, currently focuses on two software products, SellingPoint and Loandata.

         SellingPoint is a Windows-based sales configuration tool used by manufacturers and their distributors and to support the needs of remote or mobile sales people who are selling customized products. SellingPoint allows global sales forces to quickly zero in on a customer's functional requirements, customer configure the ideal solution and generate a highly specific, tailored proposal at the point of sale. SellingPoint takes critical information about products, pricing, manufacturability and delivery and makes it available to the sales force in real time, on a laptop or via the Internet, to increase sales and order accuracy. With SellingPoint, the sales representative can interactively assess a customer's needs and immediately generate product configurations, next-best alternatives, realistic 3D visualizations of the customized product, feature/benefit summaries, complete product proposals and order fulfillment information all at the time of sale.

         Loandata is a loan and lease sales automation system for automotive dealerships. On December 24, 1997, the Company entered into an agreement and acquired a 53.4% majority interest in a newly-created limited liability company that is in partnership with Loandata.inc. Loandata.inc., an e-commerce company developing the electronic underwriting of car leases and loans, has contributed all of its assets, including proprietary technology, to the newly-created subsidiary of the Company, in exchange for a minority interest in the subsidiary. Loandata's "Spot Finance" software tool allows a lender to enter underwriting criteria via their desktop PC. The criteria are forwarded via a central data center to an automobile dealership's showroom kiosk where consumers enter personal data and automobile loans and leases are underwritten and documented at that time. Spot Finance is currently in the beta test stage.


         If the Transaction is consummated, the Company intends to pursue expansion as a Sales Force Automation company that provides SellingPoint and Loandata products supported by the two year, guaranteed fixed revenue stream and a potential variable revenue stream, resulting from licensing The ICAD System pursuant to the License Agreement. The Company believes that the Sales Force Automation Business offers opportunities for long-term growth because the Sales Force Automation Business currently has technological advantages over the products offered by the Company's principal competitors. The Company believes that success in the Sales Force Automation Business requires both superior technology and adequate financial, marketing and human resources to provide the technology and related services globally.

         For the year ended March 31, 1997 the ICAD Business comprised $19.0 million of the $24.1 million of revenues generated by the Company. For the nine months ended December 31, 1997 the ICAD Business comprised $6.8 million of the $11.5 million of revenue generated by the Company. Pro forma revenues for the Sales Force Automation Business for the year ended March 31, 1997 were $5.1 million, and for the nine months ended December 31, 1997 were $4.7 million. The above unaudited pro forma revenue information should be read in conjunction with the accompanying historical financial statements incorporated by reference in this Proxy Statement.

Planned Use of Royalty Payments and Amortization of Expenses


         The Company intends to use the royalty payments to be rendered pursuant to the terms of the License Agreement of approximately $18.65 million (less expenses of approximately $1 million which will be amortized over the period during which the Company will receive guaranteed fixed royalties under the License Agreement) and any variable royalty payments received to support expansion of its Sales Force Automation Business.

Due to a number of factors, including the extended nature of negotiations for the licensing of the ICAD system and attendant increased costs, the actual expenses of the Transaction may differ materially from current estimates.

         The Company anticipates that over time, it will use the royalty payments for working capital and general corporate purposes. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the costs and timing of expansion of marketing and sales activities; hence, the Company's management will retain broad discretion in the allocation of a substantial portion of the net proceeds. The Company also may use a portion of the royalty payments to acquire businesses, technologies or products complimentary to the Company's business, although the Company currently has no specific plans or commitments in this regard.


               RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS

         At the meeting of the Company's Board of Directors held on February 5, 1998 to consider the License Agreement and the Transition Agreement, the Board of Directors unanimously approved the License Agreement, the Transition Agreement and the Transaction as being in the best interests of the Company and its stockholders. On February 26, 1998, the Company's Board of Directors met to review and consider the final documentation relative to the Transaction. After having received the written opinion of VBW&Co. concerning the fairness of the consideration to be paid in the Transaction from a financial point of view, the Company's Board of Directors approved the terms of the Transaction and recommended that the Transaction be submitted to the Company's stockholders for their approval. FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY APPROVED THE LICENSE AGREEMENT, THE TRANSITION AGREEMENT AND THE TRANSACTION AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE LICENSE AGREEMENT, THE TRANSITION AGREEMENT AND THE TRANSACTION.

                          OPINION OF FINANCIAL ADVISOR

         On August 19, 1997 the Company retained VBW&Co. to act as its financial advisor. The Company requested VBW&Co., as part of its advisory services, to provide an opinion (the "Opinion") to the Board of Directors of the Company as to the fairness, from a financial point of view, to the Company of the consideration to be paid under the License Agreement and Transition Agreement.

         On February 5, 1998, VBW&Co. rendered its opinion to the Board of Directors of the Company to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be paid under the Agreements is fair from a financial point of view to the Company.

         THE FULL TEXT OF VBW&CO.'S WRITTEN OPINION DATED FEBRUARY 5, 1998 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF VBW&CO. AND ITS OPINION ARE FOR THE BENEFIT OF THE COMPANY'S BOARD OF DIRECTORS AND ITS OPINION WAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTION. VBW&CO.'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE COMPANY, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE TRANSACTION.

In arriving at its opinion, VBW&Co.: (i) reviewed the January 30, 1998 draft of the License Agreement, the January 30, 1998 draft of the Transition Agreement and the January 27, 1998 draft Guarantee from Electra Investment Trust, p.l.c. (the "Guarantee"); (ii) discussed the proposed terms of the License Agreement, Transition Agreement and Guarantee with the Company's management; (iii) interviewed management of the Company concerning the business prospects, financial outlook and operating plans of the Company and the ICAD Business, individually and combined; (iv) reviewed certain historical and certain projected financial statements and other relevant financial and operating data of the Company and the ICAD Business prepared by the management of the Company and the ICAD Business; (v) assessed, in consultation with various associates in the Corporate Finance department of VBW&Co., the positioning of the Company without the ICAD Business in an effort to evaluate the Company's alternatives and strategic options and the potential market reaction and the potential market perception of the remaining businesses under different transaction scenarios;
(vi) reviewed the valuation of selected publicly-traded companies VBW&Co. deemed relevant for the analysis; (vii) reviewed, to the extent publicly-available, the financial terms of selected merger and acquisition transactions that VBW&Co. deemed relevant for the analysis; (viii) performed a Discounted Cash Flow analysis of the ICAD

Division as a stand-alone entity, based upon financial projections of the Company and the ICAD Business management; (ix) performed a pro forma financial impact analysis of the separated entities, based upon financial projections provided by the Company and the ICAD Business management; and (x) performed other such studies, analyses and inquiries and considered other such information as VBW&Co. deemed relevant.

         On February 26, 1998, VBW&Co. reviewed the execution copies of the Agreements and Guarantee, and determined and advised the Company that none of the changes made since VBW&Co.'s review of the January 30, 1998 drafts of the Agreements and the January 27, 1998 draft of the Guarantee would cause VBW&Co. to change its opinion as to the fairness of the consideration to be paid in the Transaction.

         VBW&Co. relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to VBW&Co. by the Company and relied upon the assurances of the Company that all such information is complete and accurate in all material respects and that there is no additional material information known to it that would make any of the information made available to VBW&Co. either incomplete or misleading.

          The Company has retained outside legal, accounting and tax advisors to advise on matters relating to the Transaction. Accordingly, VBW&Co. has assumed the accuracy of such advice for purposes of its opinion and has not independently verified or confirmed such advice and expresses no opinion on such matters.

         Although the Company had discussions with third parties concerning possible business combinations, VBW&Co. was not requested to consider, and VBW&Co. expresses no opinion as to, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

         With respect to the projected financial data of the Company and the ICAD Business, all of which has been provided by the management of the Company, VBW&Co. relied upon assurances of the Company that such data has been prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of the Company and the ICAD Business management as to the future financial performance of the Company and the ICAD Business. The Opinion is based, in large part, on these projected financial data and estimates.

         VBW&Co. relied upon the information provided to it by the Company for the purposes of rendering the Opinion. VBW&Co. expresses no opinion and has made no investigation with respect to the validity, accuracy or completeness of the information provided to it and does not warrant any projections included in such information. Actual results that the Company or the ICAD Business might achieve in the future as stand-alone entities may vary materially from those used in VBW&Co.'s analysis.

         VBW&Co. assumed that the Transaction will be consummated in accordance with the terms of the Agreements and Guarantee it reviewed and that no material changes or amendments will be made prior to closing. VBW&Co. has, furthermore, not made any independent appraisals or valuations of any assets of the Company, the ICAD Business or Electra Investment Trust, p.l.c., nor has VBW&Co. been furnished with any such appraisals or valuations. VBW&Co. has performed no investigations relating to the representations and warranties made by the Company or the Distributor, including representations with respect to intellectual property rights and status of any litigation pending or threatened against either company. While VBW&Co. believes that its review, as described herein, is an adequate basis for the Opinion it has expressed, the Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion, and any change in such conditions would require a re-evaluation of the Opinion.

         The following is a brief summary of the material analyses performed by VBW&Co. and reviewed with the Company's Board of Directors on February 5, 1998 in connection with VBW&Co.'s presentation and opinion to the Board of Directors of the Company on such date.

         COMPARABLE PUBLICLY-TRADED COMPANY ANALYSIS. VBW&Co. compared certain financial information of the ICAD Business with that of a group of publicly-traded companies selected by VBW&Co. based on a number of factors including similarity of business lines, similarity of customer base, relative operating performance and business model characteristics. The comparable publicly-traded companies included: Ansoft Corporation, Ansys, Incorporated, Concentra Corporation, Dassault Systemes SA, Diehl Graphsoft, Incorporated, Gerber Scientific Incorporated, MacNeal-Schwendler Corporation, Mechanical Dynamics Incorporated, Parametric Technology Corporation, Structural Dynamics Research Corporation, and Tecnomatix Technologies Limited (collectively the "Public Comparables"). The financial information reviewed included stock price in relation to (i) earnings per share ("EPS") for the latest available twelve month period ended December 31, 1997 ("L12M"), (ii) forecasted 1997 EPS and
(iii) forecasted 1998 EPS as well as enterprise value (defined as market capitalization plus funded debt less cash) in relation to L12M revenue, L12M earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Forecasted 1997 and 1998 EPS for the Public Comparables were based on published estimates by research organizations, including those of VBW&Co. The enterprise value of the Public Comparables implied from the stock prices was 0.7 to 9.6 times L12M revenues (with a median of 2.2 times) and 4.1 to 36.4 times L12M EBITDA (with a median of 10.9 times). Due to negative 1997 earnings, negative projected 1998 earnings and negative L12M EBIT for the ICAD Business, multiples of 1997 earnings, projected 1998 earnings and L12M EBIT were not meaningful. The implied range of values for the ICAD Business based on the Public Comparables stock prices in relation to L12M EBITDA was $0.4 million to $3.3 million (with a median of $1.0 million). VBW&Co. believes that the most important ratio of this analysis is the enterprise value to revenue. The implied range of values for the ICAD Business based on this ratio was $6.4 million to $92.7 million (with a median of $21.3 million). Other potential valuations resulting from other Public Comparable ratios were not considered by VBW&Co. to be meaningful indicators of the potential value of the business or were not meaningful due to lack of profitability. Because of the inherent differences between the business, operations and prospects of the ICAD Business and the businesses, operations and prospects of the Public Comparables, VBW&Co. believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the ICAD Business and the Public Comparables that would affect the valuation.

         MERGER AND ACQUISITION TRANSACTION ANALYSIS. The structure of the Transaction is not a sale of the ICAD Business, but rather a license of software and intellectual property rights with a transfer of certain assets. Despite the difference in structure, VBW&Co. believes that an analysis of the financial terms of certain merger and acquisition transactions is relevant in assessing the fairness of the consideration to be paid under the Agreements. Accordingly, VBW&Co. reviewed the financial terms, to the extent publicly available, of twelve selected merger and acquisition transactions that VBW&Co. deemed relevant for the valuation analysis. The aggregate value (defined as the value of the consideration paid plus cash less funded debt) of these transactions ranged from
0.5 to 12.4 times trailing twelve month revenues (with a median of 1.6 times). The implied range of values for the ICAD Business based on these transactions and the trailing twelve month revenue of the ICAD Business was determined to be $4.6 million to $119.6 million (with a median of $15.4 million). The reasons for and circumstances surrounding each of the selected transactions were specific to that transaction and as a result the range of values yielded by this analysis was wide. Because none of the merger and acquisition transactions were directly comparable to the Transaction, VBW&Co. did not rely solely on the quantitative results of this analysis and, accordingly, also made qualitative judgments concerning differences between the selected transactions and the Transaction that would affect the valuation.

         In addition, VBW&Co. compared certain financial and business information of the ICAD Business with that of Computervision, which announced that the company was to be acquired by Parametric Technology on November 11, 1997. Of the group of merger and acquisition transactions reviewed, VBW&Co. deemed the acquisition of Computervision by Parametric Computer to be "more relevant" than the other merger and acquisition transactions reviewed because of Computervision's declining 1997 year-on-year revenues as compared to the prior year, as well as Computervision's lack of profitability. VBW&Co. noted that Computervision was acquired for $460.2 million, which is 1.36 times trailing twelve month Computervision revenue. Based on this transaction and the trailing twelve month revenue of the ICAD Business, the implied value of the ICAD Business was determined to be $13.1 million.

         DISCOUNTED CASH FLOW ("DCF") ANALYSIS. VBW&Co. performed a DCF analysis of the ICAD Business based on certain financial projections provided by the management teams of Concentra and the ICAD Business for the periods 1998 through 2002. Unlevered free cash flows were calculated as net income available to common shareholders plus the sum of depreciation, amortization and other non-cash charges minus capital expenditures and plus or minus changes in working capital and minus tax adjusted interest expense. VBW&Co. calculated terminal values by applying an exit multiple range based on the median 1997 earnings multiple of the Public Comparables to forecast 2002 net income and the cash flow streams, and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the weighted average cost of capital ("WACC") for the ICAD Business. The estimated range of discount rates, which ranged from 20% to 30%, were based on approximate venture investor returns, which VBW&Co. judged, based on the size, risk profile and general level of uncertainty of the ICAD Business, to be comparable to that of an early-to-mid-stage venture investment. Based on this analysis, VBW&Co. calculated values of the ICAD Business ranging from $13.8 million to $21.7 million.

         MARKET CAPITALIZATION BREAKDOWN ANALYSIS. VBW&Co. prepared a valuation of the ICAD Business based on the current and recent market capitalization of the Company. This analysis reviews the value attributable to the ICAD Business given the Company's current and recent market capitalization and the value attributed to the Company's remaining business, the Sales Force Automation Business (also referred to as the "SFAB"). VBW&Co. used the historical and projected operating results for the SFAB prepared by the Company's management in deriving a value for the SFAB. VBW&Co. compared certain financial information of SellingPoint with that of publicly-traded companies selected by VBW&Co. based on a number of factors including similarity of business lines, similarity of customer base, relative operating performance and business model characteristics. The comparable publicly-traded companies included: Clarify Incorporated, Davox Corporation, Melita International Corporation, Mosaix Incorporated, Pegasystems Incorporated, Remedy Corporation, Siebel Systems Incorporated, Vantive Corporation, and Versatility Incorporated (collectively the "Sales Force Automation Public Comparables" or "SFA Public Comparables"). The enterprise value of the SFA Public Comparables implied from the stock prices provided a range of 0.6 times to 13.8 times L12M revenues (with a median of 2.6 times). Due to a L12M loss for the SFAB, multiples of L12M net income, L12M EBIT and L12M EBITDA were not meaningful. The implied range of values for SellingPoint based on the median enterprise value of the SFA Public Comparables implied from the stock prices was $14 million to $16 million. The value of Loandata was based on the recent acquisition price paid by the Company of $0.9 million. The deduction of the sum of these values from the range of the current Company enterprise value, based on the Company's stock price on January 28, 1998 and the average Company stock price since the beginning of 1997, yields an implied remaining value allocated to the ICAD Business of $3.3 million and $17.0 million. Because of the inherent differences between the business, operations and prospects of SellingPoint and the businesses, operations and prospects of the SFA Public Comparables, VBW&Co. believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between SellingPoint and the SFA Public Comparables that would affect the valuation.

         FEEDBACK FROM THE MARKETING PROCESS. VBW&Co used indications of value (i.e., indications of potential offer prices) received from prospective bidders in a broad-reaching marketing process as a very general valuation indicator for the ICAD business. The Company, VBW&Co and The Capita Group collectively approached 36 companies in the marketing process. This group yielded three companies that expressed an interest in the ICAD Business. In doing so each of these companies indicated a specific value, a range of values or a valuation metric for the Division. While this information is useful in helping determine the value of the ICAD Business, several factors should be noted with respect to this valuation methodology. Namely, if a robust marketing process is engaged, than the "feedback" from the market as to the potential value of an entity can be used as information to help determine the value of that entity. The usefulness of this information, however, is affected by a number of factors such as: the amount of information and extent of due diligence undertaken before the indication of value is provided; whether the indication of value is merely part of a negotiating strategy and does not reflect the party's true assessment of the value of the Division; and whether the indication of value is a serious proposal from the party. Feedback from the marketing process yielded a range of values for the ICAD Business from $13.7 million to $20.0 million. The indications of interest and potential valuations upon which this range of value is based where only preliminary in nature and were provided prior to any substantive due diligence. Accordingly, VBW&Co. did not ascribe much weight to these indications of potential value in its valuation process.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or a summary description. In arriving at its opinion, VBW&Co. considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of the analysis, without considering all of the analyses, would create an incomplete view of the process underlying its opinion. In addition, VBW&Co. may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be VBW&Co.'s view of the actual value of the ICAD Business.

         The analyses performed by VBW&Co. are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of VBW&Co.'s analysis of the fairness of the Consideration from a financial point of view to the Company. The analyses do not purport to be appraisals or to reflect the prices at which the ICAD Business might actually be sold. In addition, as described above, VBW&Co.'s opinion and presentation to the Company's Board of Directors was one of many factors taken into consideration by the Company's Board of Directors in making its determination to approve the Transaction. Consequently, the VBW&Co. analyses described herein should not be viewed as determinative of the opinion of the Company's Board of Directors with respect to the value of the ICAD Business or of whether the Company's Board of Directors or the Distributor would have been willing to agree to a different level of consideration.

         VBW&Co. is a nationally recognized investment banking firm and was selected by the Company based on VBW&Co.'s experience and expertise. VBW&Co., as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, VBW&Co. and its affiliates may actively trade the equity securities of the Company for its and their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         VBW&Co. will receive a fee of $200,000 for rendering its opinion, no portion of which is conditioned upon the opinion being favorable. The $200,000 fee and a separate $50,000 retainer fee will be credited against an additional fee of $500,000 to be paid to VBW&Co. upon the closing of the Transaction. In addition, the Company has agreed to reimburse VBW&Co. for its out-of-pocket costs and expenses and to indemnify VBW&Co. and its affiliates against certain liabilities and expenses.

                     ACCOUNTING TREATMENT OF THE TRANSACTION

         The Company plans to account for the Transaction as software license revenue over the term of the License Agreement. Pursuant to the License Agreement, the Company will receive fixed royalty payments over the initial two year license period in exchange for the grant of rights to the Distributor to license the ICAD Business software and specific services which will be provided by Company personnel during this period. The Company will record revenue in the period in which the payments have been made and the related services have been performed. In addition, the Company expects to receive annual variable royalty payments equal to 10% of the amount by which gross revenues of the Distributor related to the licensed software, calculated on a cumulative basis from the date of closing of the Transaction, exceed $17.5 million for the year ending March 31, 1999, $35.0 million for the two-year period ending March 31, 2000 and $52.5 million for the three-year period ending March 31, 2001, in each case less the aggregate variable royalties paid in respect of prior periods. The variable royalty payments will be recorded as license revenue in the fiscal year in which the Distributor generates revenues with respect to the ICAD Business.

                           FEDERAL INCOME TAX MATTERS

GENERAL DISCUSSION

         The following discussion is based on current law and on certain facts and circumstances relating to the Company as of the date hereof. Assurance cannot be given that future legislative enactments, administrative pronouncements, or court decisions will not modify or rescind, possibly on a retroactive basis, the legal basis for statements or conclusions contained herein. Neither can assurance be given that facts or circumstances will not exist that would, if known to the Company or its advisors, cause the Company to materially alter the statements or conclusions contained herein. The Company does not anticipate seeking or receiving a ruling from the Internal Revenue Service or any other taxing authority as to the tax effects of the Transaction.

         The discussion addresses, in summary form, certain anticipated significant federal tax consequences of the Transaction for the Company. The discussion does not address the taxation of any operations or transactions other than the Transaction. The discussion does not purport to deal with all federal tax considerations relating to or resulting from the Transaction, nor does it address any state, local, or foreign tax issues relating to the Transaction. In addition, the discussion does not address any taxes other than taxes on net income.

         As a result of the Transaction, alone or in combination with other factors, the tax liabilities of the Company may differ materially and adversely from the tax liabilities which would be incurred by the Company and its subsidiaries in the absence of the Transaction. The Company believes that the following discussion accurately reflects the significant U.S. income tax consequences of the Transaction. However, the law and its applicability to the facts of the Transaction is subject to varying interpretations, and it is possible that the Internal Revenue Service would challenge one or more aspects of the manner in which the Company reports the Transaction. The Company can give no assurances relating to either the extent of or the manner of determining its federal, state, local or foreign tax liabilities following the Transaction. Such liabilities will result from a combination of facts and legal developments that cannot now be determined, and the Company reserves sole discretion to take any actions which may affect such liabilities, as well as sole discretion to report all operations and transactions, including the Transaction, in the manner which the Company determines to be appropriate.

FEDERAL INCOME TAX TREATMENT OF THE TRANSACTION

         The Transaction provides for an exclusive, worldwide license of most of the assets of the ICAD Business of Concentra (the "Exclusive License") and the license of certain Retained Intellectual Property and the KBCar Intellectual Property (the "Non-exclusive Licenses"). Fixed Payments in the amount of $18,654,000 will be received in 8 payments during the period beginning at Closing and ending on October 1, 1999. Additional Variable Royalties may be paid on certain revenues resulting from the Exclusive License and the Non-exclusive Licenses for the years ending March 31, 1999, 2000, and 2001.

         For U.S. federal income tax purposes, the Company expects to treat the Exclusive License as a sale of the licensed assets. In the absence of an election to realize the full amount to be realized on the Exclusive License at Closing, the Company would generally treat the Exclusive License as an installment sale and recognize income from the Exclusive License in the year in which payments were received. However, the Company intends to elect not to treat the Exclusive License as an installment sale and so will recognize income at Closing equal to the difference between the total amount to be received on the Exclusive License and the amount of the Company's investment in the assets to be licensed as part of the Exclusive License. However, because the Company has significant net operating loss carryovers, the Company does not currently anticipate that electing out of the installment method with respect to payment due on the Exclusive License will result in any significant current U.S. federal income tax liability to the Company. As a result of the income recognized by the Company from the Exclusive License, however, the Company's net operating loss carryforwards will be significantly reduced.

         The Company expects to treat all amounts received from the Non-Exclusive Licenses as royalties taxable for U.S. federal income tax purposes as ordinary income. The parties have agreed to allocate the total amount to be paid in the Transaction between the Exclusive License and the Non-Exclusive Licenses, and the Company believes that these allocations accurately reflect the value of each of the Exclusive and Non-Exclusive Licenses.

                               REQUIRED APPROVALS

         The Company is not required to obtain any federal or state approvals of the Transaction. The Company believes that, other than stockholder approval and the other consents specified in the License Agreement, no further approvals are necessary for the Transaction.

                          INTERESTS OF CERTAIN PERSONS

         Garreth Evans, who is a Senior Vice President of the Company and who is expected to become Chief Executive Officer of the Distributor will receive a $105,000 bonus upon the closing of the Transaction. (Capita Corporate Finance Limited, a member of the Capita Group, plc, will receive a fee of $280,000 upon the closing of the Transaction. Capita Corporate Finance Limited was entitled to a fee of $360,000 but agreed to take an $80,000 reduction in order to facilitate the payment of $105,000 to Mr. Evans.) No other officers and directors of the Company have any interest in the Transaction other than such interests they may have as stockholders of the Company.

                         APPRAISAL RIGHTS INAPPLICABLE

         Under Delaware law, the holders of Common Stock of the Company do not possess any appraisal rights in relation to the Transaction.

        CERTAIN INFORMATION REGARDING THE DISTRIBUTOR AND THE GUARANTOR

         The Distributor is a recently established company organized under the laws of Luxembourg by funds managed by Electra Fleming (of which the principal source of funds is Electra Investment Trust plc, the guarantor of certain of the obligations of the Distributor pursuant to the License Agreement) for the purposes of entering into the Transaction and acting as distributor under the License Agreement. The Distributor is currently wholly owned by funds managed by Electra Fleming and at the closing of the Transaction it is envisaged that funds managed by Electra Fleming will subscribe for ordinary shares, preference shares and loan stock in the Distributor. In addition certain members of the Distributor's management will subscribe for shares representing 22.5% of the ordinary share capital of the Distributor. Funds managed by Electra Fleming Limited will retain 72.5% of the ordinary share capital of the Distributor.

         During the period between the signing of the License Agreement and the Transition Agreement and the closing of the Transaction, the Distributor will incorporate two additional Luxembourg companies and a US and a UK corporation for the purposes of managing its portfolio of intellectual property licenses and the operation of its business in Luxembourg, the United Kingdom and the United States of America.

         Electra Fleming advises Electra Investment Trust, plc, on its investments in privately-owned companies such as the Distributor and serves as investment manager of its investment portfolio.

         Electra Investment Trust plc (the "Guarantor"), the guarantor of certain of the Distributor's obligations under the License Agreement, is a publicly-traded closed-end trust organized under the laws of England and Wales, with its principal offices in London, England. The Guarantor's primary activity is investment in unlisted companies and unlisted equity-related instruments on an international basis. As of September 31, 1997, the end of the Guarantor's most recently-ended fiscal year, the Guarantor had net assets valued at [pound sign]1,082,802,000. The Guarantor's revenue after taxes for the fiscal year ended September 30, 1997 was [pound sign]215,309,000.

         ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO THE DISTRIBUTOR AND THE GUARANTOR HAS BEEN PROVIDED BY THE DISTRIBUTOR AND THE GUARANTOR. THE COMPANY DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE DISTRIBUTOR OR THE GUARANTOR.

               INFORMATION CONCERNING THE COMPANY'S COMMON STOCK

         The Company effected its initial public offering on February 7, 1995. Since that date, the Company's Common Stock has traded on the Nasdaq Stock Market under the symbol "CTRA."

         On December 30, 1997, the Company publicly announced the Transaction. The high and low sale prices for the Common Stock, as reported by Nasdaq, with respect to trading on December 29, 1997 were $4.375 and $3.75, respectively.


                      PRINCIPAL AND MANAGEMENT STOCKHOLDERS


         The following table sets forth certain information as of May 4, 1998 with respect to the voting securities of the Company owned by (1) any person (including any "group" as that term is defined in section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of a class of voting securities of the Company, (2) each director of the Company, (3) each of the Company's executive officers (as defined in Item 402(a)(3) of Regulation S-K), and (4) all directors and executive officers of the Company as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any voting securities of the Company if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership thereof at any time within 60 days of May 4, 1998. As used herein "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.



                NAME AND ADDRESS OF BENEFICIAL         AMOUNT AND NATURE OF     PERCENTAGE OF COMMON STOCK
                            OWNER                      BENEFICIAL OWNERSHIP           OUTSTANDING (1)
              Special Situations Fund III, L.P                  959,939 (2)                15.8%
              and affiliated entities
              153 53rd Street
              New York, NY 10022

              San Giorgio S.A.                                  957,972                    15.7%
              100 Rue de Paris
              91300 Massy, France

              Lawrence W. Rosenfeld                             656,256 (3)                10.5%
              c/o Concentra Corporation
              21 North Avenue
              Burlington, MA 01803

              Stephen J. Cucchiaro                               73,249 (4)                 1.2%

              Peter T. Lanell                                    85,203 (5)                 1.4%

              David I. Lemont                                    55,259 (6)                  *

              A. William Berkman Jr.                            253,172 (7)                 4.1%

              Vincenzo Cannatelli                               974,563 (8)                16.0%

              Alberto de Benedictis                             970,018 (9)                15.9%

              William E. Kelly                                   12,040(10)                  *

              Garreth P. Evans                                   40,801(10)                  *

              Robert E. Phillips                                 38,143(11)                  *

         All directors and executive            2,225,467(12)         33.8%
         officers as a group (12 persons)


         --------------------------------
         * Less than one percent (1%)


(1) Shares of Common Stock issuable pursuant to options currently exercisable or exercisable on, before or within 60 days of May 4, 1998 ("Currently Exercisable Options") are deemed outstanding for the purpose of computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for purposes of computing the percentage owned by any other person.


(2) Derived from a Schedule 13D mailed to the Company under cover dated January 13, 1998. The Schedule 13d reported the following aggregate amounts beneficially owned by the following entities: 470,450 shares by Special Situations Fund, L.P.; 235,000 shares by Special Situations Private Equity Fund, L.P.; 143,900 shares by Special Situations Cayman Fund, L.P.; and 110,589 shares by Special Situations Technology Fund, L.P. The Schedule 13D reports that Austin W. Marxe and David M. Greenhouse have sole voting power and sole dispositive power of the 959,939 shares.


(3) Includes (i) 181,251 shares issuable pursuant to Currently Exercisable Options, and (ii) 14,546 shares held by trusts for the benefit of Mr. Rosenfeld's children. Mr. Rosenfeld disclaims beneficial ownership of the shares held by such trusts.


(4)      Includes 25,682 shares issuable pursuant to Currently Exercisable
         Options.


(5)      Includes 81,683 shares issuable pursuant to Currently Exercisable
         Options.



(6)      Includes 53,973 shares issuable pursuant to Currently Exercisable
         Options.



(7) Includes shares held by Toyo Corporation, as to which shares Mr. Berkman disclaims beneficial ownership. Includes 21,137 shares issuable pursuant to Currently Exercisable Options.



(8)      Includes shares held by San Giorgio S.A., as to which shares
         Mr. Cannatelli disclaims beneficial ownership. Includes 16,591 shares issuable pursuant to Currently Exercisable Options.



(9) Includes shares held by San Giorgio S.A., as to which shares Mr. de Benedictis disclaims beneficial ownership. Includes 12,046 shares issuable pursuant to Currently Exercisable Options.


(10)     All such shares are issuable pursuant to Currently Exercisable Options.


(11)     Includes 36,160 shares issuable pursuant to Currently Exercisable
         Options.



(12) Includes (i) 232,035 shares held by Toyo Corporation (of which Mr. Berkman is an affiliate), and (ii) 957,972 shares held by San Giorgio S.A. (of which Mr. Cannatelli and Mr. de Benedictis are affiliates). Shares owned include 504,423 shares issuable pursuant to Currently Exercisable Options. Mr. Berkman disclaims beneficial ownership of shares held by Toyo Corporation. Messrs. Cannatelli and de Benedictis disclaim beneficial ownership of shares held by San Giorgio S.A.

         DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL
MEETING

         Any stockholder of the Company who wishes to present a proposal at the 1998 Annual Meeting of Stockholders of the Company and who wishes to have such proposal included in the Company's proxy statement for that meeting, must have delivered a copy of such proposal to the Company at 21 North Avenue, Burlington, Massachusetts 01803, Attention: Chief Financial Officer, no later than March 31, 1998; provided, however, that if the 1998 Annual Meeting of Stockholders is held on a date more than 30 days before or after the corresponding date of the 1997 Annual Meeting of Stockholders, any stockholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any stockholder's proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

                               FORMS 10-K AND 10-Q


         The Company's Form 10-K for the fiscal year ended March 31, 1997 and the Company's Form 10-Q for the quarterly period ended December 31, 1997 are being furnished to Stockholders of record on May 4, 1998.


                                  OTHER MATTERS

         As of the date of this proxy statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Special Meeting. The persons named in the enclosed form of proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in regard to such other matters and the Transaction of such other business as may properly be brought before the Special Meeting, in their best judgement.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

         (b) The Company's Quarterly Report on Form 10-Q for the period ended December 31, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 are incorporated herein by reference and constitute a part hereof from their respective dates of filing. The Company will provide without charge to each person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Proxy Statement). Such requests should be addressed to Concentra Corporation, 21 North Avenue, Burlington, Massachusetts 01803, Attention: Alex N. Braverman, Chief Financial Officer, telephone number: (781) 229-4600.

         IN DETERMINING WHETHER TO APPROVE THE PROPOSED TRANSACTION, THE STOCKHOLDERS SHOULD CONSIDER ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company furnishes its stockholders with annual reports containing financial statements audited by its independent public accountants, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (the "Commission") at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, certain filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, including this Proxy Statement, are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                           FORWARD LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 contains certain safe harbors regarding forward-looking statements. From time to time, information provided by the Company or statements made by its directors, officers or employees may contain "forward-looking" information subject to numerous risks and uncertainties. Any statements made herein that are not statements of historical fact are forward-looking statements including, but not limited to, statements concerning the characteristics and growth of the Company's markets and customers, the Company's objectives and plans for future operations and products, the Company's expected liquidity and capital resources, the expectations for operation of the Company's business after the Transaction, the expected growth of SellingPoint and Loandata and the expected timing and receipt of royalty payments under the License Agreement. Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and, accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the Company's products; the rate of growth in the industries of the Company's products; the presence of competitors with greater technical, marketing and financial resources; the Company's ability to promptly and effectively respond to technological change to meet evolving customer needs; risks associated with sales in foreign countries; the Company's ability to successfully expand its operations; and those factors in "Risk Factors," elsewhere herein. The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date the statement was made. See "Risk Factors."

                                                                        ANNEX A



                            Dated February 26, 1998









                              CONCENTRA CORPORATION

                                     - and -

                    KNOWLEDGE TECHNOLOGIES INTERNATIONAL S.A.








                         ------------------------------
                          SOURCE LICENCE AND EXCLUSIVE
                            DISTRIBUTORSHIP AGREEMENT
                         ------------------------------












                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 0171 638 1111
                               Fax: 0171 972 7990

                       REF: BJH/NCC/FJC/E45000457/0435143

                                     CONTENT

CLAUSE                                                                      PAGE

1.     DEFINITIONS.............................................................1
2.     CLOSING.................................................................6
3.     LICENCES................................................................6
4.     TRADE MARKS AND INCIDENTAL INTELLECTUAL PROPERTY........................8
5.     ROYALTY PAYMENTS........................................................8
6.     PRE AND POST-CLOSING COVENANTS.........................................11
7.     SUBSIDIARY AND SUPPORT.................................................12
8.     CONDITIONS TO CLOSING..................................................12
9.     TERM AND TERMINATION...................................................14
10.    CONFIDENTIALITY........................................................16
11.    REPRESENTATIONS AND WARRANTIES.........................................18
12.    OWNERSHIP..............................................................21
13.    INDEMNIFICATION........................................................22
14.    LIMITATIONS ON LIABILITY...............................................24
15.    COMPLIANCE WITH LAWS...................................................24
16.    NOTICES................................................................25
17.    NONCOMPETITION.........................................................25
18.    GENERAL PROVISIONS.....................................................26

THIS AGREEMENT is made on February 26, 1998

BETWEEN:

(1) CONCENTRA CORPORATION a corporation organised under the laws of the state of Delaware, USA whose principal office is at 21 North Avenue, Burlington, Massachusetts 01803-3301, USA (the "LICENSOR"); and

(2) KNOWLEDGE TECHNOLOGIES INTERNATIONAL S.A. a company incorporated in the Grand Duchy of Luxembourg whose registered office is at 58, rue Charles Martel, BP5017, L-1050 Luxembourg (the "DISTRIBUTOR").

RECITALS:

(A) The Licensor owns the Licensed Intellectual Property and has the right to use the Third Party Software (in each case as defined below), which together comprise the ICAD Software.

(B) The Distributor desires to become the exclusive distributor of the ICAD Software and to have exclusive rights to develop, distribute and sublicense additional software products based on the ICAD Software and the Licensor is willing to grant to the Distributor the exclusive right to develop and distribute the ICAD Software on the terms and conditions set forth herein.

(C) The Licensor and the Distributor are parties to a Transition Agreement, dated as of February 26, 1998 (the "TRANSITION AGREEMENT").

(D) Electra Investment Trust, plc ("EIT") will, pursuant to a Guarantee in agreed form to be entered into prior to Closing (the "GUARANTEE") agree to guarantee payment by the Distributor of all Fixed Royalties payable by the Distributor to the Licensor in accordance with the provisions of Clause 5.2(a) herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.    DEFINITIONS

1.1 All expressions in the Transition Agreement shall bear the same meaning herein unless otherwise indicated.

1.2 In addition, the following words and expressions shall, unless the context other wise requires, have the following meanings:

      "ACCOUNTS" means the ICAD Business Expenditure Revenue Model comprising a balance sheet, profit and loss account, statement or source and application of funds, notes and directors' report in respect of the ICAD Business for the relevant financial period;

      "1999 ACCOUNTS" means the Accounts as at and for the 12 month financial period ending March 31, 1999 prepared in accordance with Clause 5.2(e);

      "2000 ACCOUNTS" means the Accounts as at and for the 12 month financial period ending March 31, 2000 prepared in accordance with Clause 5.2(e);

      "2001 ACCOUNTS" means the Accounts as at and for the 12 month financial period ending March 31, 2001 prepared in accordance with Clause 5.2(e);

      "AGREED FORM" means, in relation to a document, in the form agreed between the parties on or prior to the date hereof and for the purposes of identification signed on their behalf;

      "AUDITORS" means Ernst & Young;

      "BUSINESS INTELLECTUAL PROPERTY" means all Intellectual Property pertaining to the ICAD Business and including the Licensed Intellectual Property, the Trade Marks, the Incidental Intellectual Property and the Retained Intellectual Property but excluding the Third Party Software;

      "CLOSING" means the closing of the transactions contemplated by this Agreement and the Transition Agreement;

      "CLOSING DATE" means the date on which Closing takes place;

      "D-CUBED LIMITED" means D-Cubed Limited of 68 Castle Street, Cambridge, CB3 0AJ;

      "DERIVATIVE WORK" means a work based in whole or in part upon one or more pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which a pre-existing work may be recast, transformed, or adapted. A work consisting of editorial revisions, annotations, elaborations, or other modifications which, as a whole, represents an original work of authorship is a Derivative Work. Notwithstanding the foregoing, the Licensor's Selling Point product and any Derivative Works based thereon shall not be deemed to be Derivative Works based on the Licensed Intellectual Property;

      "DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Licensor in connection herewith, and all references herein to Exhibits shall refer to the Exhibits included in such Disclosure Schedule;

      "DISTRIBUTOR'S GROUP" means the Distributor and any direct or indirect subsidiary of the Distributor;

      "DOCUMENTATION" means, collectively, System Documentation and User Documentation;

      "DTE" means any products or services developed or marketed by the Distributor which utilise the concepts of ICAD and KBO in a PC environment;

      "DTE REVENUES" means the surplus of revenues derived from DTE in excess of the sum of (i) 50% of incremental direct costs (excluding research and development costs) incurred in connection with DTE (and (ii) the research and development costs incurred in connection with DTE which shall be calculated as if all research and development expenses had been capitalised as incurred and amortised over a period of four (4) years) both of which shall be calculated on a cumulative basis and which shall exclude any revenue derived from any business units or companies acquired by the Distributor from the date of Closing onwards;

      "ENCUMBRANCE" means any mortgage, charge, pledge, lien, security or other third party right or interest (legal or equitable) or restriction over or in respect of the use of the relevant asset, security or right;

      "END USER" means a third party licensed to use an ICAD Product;

      "FIXED ROYALTIES" means together the sums payable pursuant to Clause 5.2(a) and "FIXED ROYALTY" shall mean any one of them;

      "FIXED ROYALTY COMPLETION DATE" means the date on which the Distributor shall have satisfied all obligations with respect to the Fixed Royalties set forth in Clause 5.2(a);

      "GROSS REVENUES" means the aggregate of:

      (i)   the ICAD Business Revenues; and

      (ii)  the DTE Revenues;

      "ICAD BUSINESS" means the business associated with or derived from the ICAD Software, any and all Derivative Works thereof and any and all associated revenue activities, including, without limitation, consulting, support, maintenance, training, and all other business services, products or activities carried on by the Licensor with respect to the ICAD Products on the date of Closing;

      "ICAD BUSINESS REVENUES" means the consolidated gross revenues on ordinary activities of the ICAD Business excluding any value added taxes or sales taxes or revenues derived from DTE or revenue derived from any business units or companies acquired or established or products developed (other than Derivative Works of the ICAD Software) from the date of Closing onwards, for the financial period in question as drawn from the relevant Royalty Accounts.

      "ICAD PRODUCT" means a software product incorporating any or all of the ICAD Software (in Object Code Form only) and User Documentation, including but not limited to any Derivative Works of the ICAD Software and User Documentation;

      "ICAD SOFTWARE" means the software described in Exhibit 1.2 (a) of the Disclosure Schedule in Source Code Form and Object Code Form;

      "INCIDENTAL INTELLECTUAL PROPERTY" means all Intellectual Property pertaining to the ICAD Business other than the Licensed Intellectual Property and the Trade Marks;

      "INTELLECTUAL PROPERTY" means all patent, copyright, trademark, trade secret and other industrial and intellectual property rights;

      "INTERFERE" means a wilful attempt to induce customers away from the Licensor by engaging in the development, research or marketing of a product or products similar in commercial application and purpose to any product or service offered or under development by the Licensor on the Closing Date (other than the Restricted Business);

      "KBCar" shall have the meaning ascribed to such term in the KBCar Distribution Agreement dated as of February 29, 1996 between the Licensor and Tata Technologies Pte Ltd;

      "KBCar INTELLECTUAL PROPERTY" means all of the Licensor's interest in the Intellectual Property pertaining to KBCar;

      "LICENSED INTELLECTUAL PROPERTY" means the Intellectual Property in the Proprietary Software which includes the Retained Intellectual Property, and Intellectual Property in all Documentation and any Updates and Derivative Works of such software and Documentation created by or for the Licensor, all of which are being licensed to the Distributor on the terms and conditions of this Agreement;

      "LICENCES" means the licences granted by the Licensor to the Distributor pursuant to Clause 3.1;

      "LICENSOR'S ACCOUNT" means the account in the name of the Licensor as the Licensor shall from time to time designate in writing to the Distributor (on behalf of the Distributor's Group) as the depository account for the payment of Fixed Royalties, Variable Royalties and other amounts due to the Licensor hereunder;

      "LICENSOR'S GROUP" means the Licensor and any direct or indirect subsidiary of the Licensor;

      "OBJECT CODE FORM" means a form of software code resulting from the translation or processing of Source Code by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer;

      "PLATFORM" means any and all computer operating systems, now or in the future, on which the ICAD Products operate;

      "PROPRIETARY SOFTWARE" means that part of the ICAD Software, the Intellectual Property in which is owned by the Licensor;

      "RESELLER" means any original equipment manufacturer, dealer, reseller, distributor or other entity currently authorised by the Licensor and/or will be authorised by the Distributor to sublicense the use of and distribute the ICAD Products to End Users or other intermediate parties, such as dealers, in the distribution chain to End Users;

      "RESTRICTED BUSINESS" means the ICAD Business as conducted by the Licensor on the Closing Date;

      "RETAINED INTELLECTUAL PROPERTY" means all Intellectual Property in the Proprietary Software that is also used in other businesses of the Licensor;

      "ROYALTY ACCOUNTS" means one or more than one or all of the 1999, 2000 and 2001 Accounts (as the context may require);

      "ROYALTY COMPLETION DATE" means the date on which the Distributor shall have satisfied all of its obligations with respect to the payment of all Fixed Royalties and Variable Royalties hereunder;

      "SELLING POINT" means the software products marketed under the names 'Selling Point' and 'Spot Finance', together with any Derivative Works of such software;

      "SKETCHER" means the Core Windows-based Software common to both Selling Point and the ICAD Software which is part of the graphical user interface software, licensed by D-Cubed Limited under the product name "Dimensional Constraint Manager 2D";

      "SOURCE CODE FORM" means a form in which a computer program's logic is easily deduced by a human being with skill in the art, such as a printed listing of the program or a form from which a printed listing can be easily generated;

      "SYSTEM DOCUMENTATION" means technical documentation, manuals and other written or electronic materials useful in the maintenance, modification and enhancement of the Licensed Intellectual Property;

      "THIRD PARTY SOFTWARE" means that part of the ICAD Software the Intellectual Property in which is owned by third parties which has been licensed-in from third parties pursuant to the agreements details of which are set out in Exhibit 1.2(b);

      "THIRD PARTY TRANSFER AGREEMENTS" means the agreements which transfer or grant in whole or in part to the Distributor the same or similar rights which the Licensor has in or to the Third Party Software in the Agreed Form;

      "TRADE MARK ASSIGNMENT" means the assignment of the Trade Marks in the Agreed Form;

      "TRADE MARKS" means the registered and unregistered trade marks (and applications therefor) details of which are set out in Exhibit 1.2(c);

      "UPDATE" means a new version of any ICAD Software or Documentation pertaining thereto, which new version may include corrections, modifications, upgrades, enhancements, new features or may otherwise constitute a Derivative Work of such ICAD Software or Documentation;

      "USER DOCUMENTATION" means user manuals, handbooks and other written or electronic materials relating to an ICAD Product and intended for End Users;

      "VARIABLE ROYALTIES" means together the sums payable pursuant to Clause 5.2(b) and "VARIABLE ROYALTY" shall mean any one of them; and

      "WARRANTIES" means those representations, warranties, covenants and undertakings of the Licensor set out in Clause 11 hereto.

1.3 References to the parties hereto include their respective permitted assignees and in the case of individuals their respective successors in title, personal representatives, heirs and estates and references to the masculine gender shall include the feminine and vice versa.

1.4 References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provisions, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation.

1.5 References to persons shall include any person, individual, company, firm, corporation, association, joint stock company, trust, joint venture, incorporated organisation, governmental entity (or any department, agency or political subdivision thereof, or any other entity (whether or not having separate legal personality and irrespective of the jurisdiction) in or under the law of which it was incorporated or exists).

1.6 Headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in construing the same.

1.7 References to recitals, clauses or schedules are to recitals to, clauses of and schedules to this Agreement and references to Exhibits are to Exhibits set out in the Disclosure Schedule.

1.8 The recitals, the schedules and documents in the Agreed Form part of the operative provisions of this agreement and references to this agreement shall, unless otherwise expressly stated, include references to the recitals, the schedules and documents in the Agreed Form.

1.9   References to times of the day are to United States Eastern Standard Time.

1.10 References in this Agreement to the "Distributor" shall, unless otherwise provided, be deemed to refer to such member or members of the Distributor's Group as the Distributor shall have assigned or novated, in whole or in part, the benefit and burden of the rights and obligations arising under this agreement.

2.    CLOSING

2.1   Date and Place

      Subject to the provisions of Clause 8 hereof, Closing shall take place at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA on the fifth (5th) business day after the last of the conditions set forth in Clause 8 has been satisfied or waived or at such other place or time as the Licensor and the Distributor (on behalf of the Distributor's Group) shall agree in writing.

2.2   Closing Transactions and Deliveries.

      At the Closing:

      (a)   the Licences set forth in Clause 3 hereof shall come into force;

      (b) the Licensor and the Distributor shall consummate the transactions (including the transfer of the Assets and the Contracts) contemplated by the Transition Agreement;

      (c) the Licensor and the Distributor shall deliver the opinions, certificates and other documents required by this Agreement to be delivered by the Licensor and/or the Distributor.

      (d) the Licensor shall provide the Distributor with such complete copies of the Licensed Intellectual Property as the Distributor shall require.

      (e) the Licensor and the Distributor shall enter into the Trade Mark Assignment;

      (f)   the Third Party Transfer Agreements shall come into force;

      (g)   the Guarantee shall come into force; and

      (h) the Distributor, or such relevant member of the Distributor's Group, shall pay to the Licensor the Fixed Royalty payment due at Closing pursuant to Clause 5.2(a) as adjusted in accordance with the provisions of Clause 16 of the Transition Agreement.

2.3 The parties hereby agree that irrespective of the date on which Closing takes place the Distributor shall, for economic purposes only, be deemed to have become the exclusive distributor of the ICAD Software as of 1 January 1998, as provided in the Transition Agreement. For the avoidance of doubt, adjustments made under the Transition Agreement shall not alter the effective date of the Licences, the Trade Mark Assignment or the assignment of Incidental Intellectual Property hereunder, all of which shall be effective as at the Closing Date.

3.    LICENCES

3.1   Licences Granted

      Effective as of the Closing and subject to Clause 9.1 hereof, the Licensor hereby grants the following Licences to the Distributor, or such relevant member of the Distributor's Group:

      (a) a perpetual exclusive world-wide right and licence to use the Licensed Intellectual Property other than the Retained Intellectual Property and the KBCar Intellectual Property to copy and distribute the ICAD Products and all Derivative Works thereof to third parties, including but not limited to End Users and Resellers;

      (b) a perpetual, exclusive world-wide right and licence to use the Licensed Intellectual Property other than the Retained Intellectual Property and the KBCar Intellectual Property to use, copy, modify, enhance, prepare Derivative Works of and Documentation for, and create ICAD Products based on, the ICAD Software, in Source Code Form or Object Code Form on any and all Platforms;

      (c) a perpetual irrevocable, non-exclusive world-wide right and licence to use the Retained Intellectual Property to copy and distribute the ICAD Products and all Derivative Works thereof to third parties, including but not limited to End Users and Resellers;

      (d) a perpetual irrevocable, non-exclusive world-wide right and licence to use the Retained Intellectual Property to use, copy, modify, enhance, prepare Derivative Works of and Documentation for and create ICAD Products based on, the ICAD Software in Source Code Form or Object Code Form on any and all Platforms; and

      (e) a perpetual irrevocable, non-exclusive world-wide right and license to use the KBCar Intellectual Property to copy and distribute the ICAD Products and all Derivative Works thereof to third parties, including but not limited to End Users and Resellers; provided that, upon termination of the restrictions on the grant of an exclusive licence in relation to the exploitation or use of KBCar contained
            (i) in Clause 8 of that certain Agreement dated as of February 29, 1996 by and between the Licensor and Dana Commercial Credit Limited ("DCC") and identified as an Appendix to that certain Consent and Agreement to Pay Agreement dated as of February 29, 1996 between the Licensor and DCC and (ii) in Clause 3.7 of that certain Consulting Services Agreement dated as of February 29, 1996 between the Licensor and Tata Technologies Pte Ltd ("TATA"), whether by way of expiration, waiver or otherwise, the licence granted in this Clause 3.1(e) shall automatically become exclusive; and provided, further, that the Licensor shall use its best efforts to procure the assignment to the Distributor or such relevant member of the Distributor's Group, of the rights of the Licensor in the KBCar Distribution Agreement as soon as practicable after the termination of the aforementioned restrictions.

3.2 In accepting the Licences, the Distributor, acknowledges, and shall procure that such relevant member of the Distributor's Group acknowledges, that the ICAD Software incorporates, and requires for effective operation, the Third Party Software and further acknowledges that the Licences do not confer on the Distributor, or such relevant member of the Distributor's Group, any licences with respect to such Third Party Software. The Distributor, or such relevant member of the Distributor Group, shall rely solely on the Third Party Transfer Agreements with respect to such Third Party Software.

3.3   Right to Sub-license

      The Distributor shall have the right to sub-license or assign to third parties or any member or members of the Distributor's Group in whole or in part all or any of the rights granted to it in Clauses 3.1(a), 3.1(b), 3.1(c) and 3.1(d).

4.    TRADE MARKS AND INCIDENTAL INTELLECTUAL PROPERTY

4.1   The Licensor shall enter into the Trade Mark Assignment at Closing.

4.2 The Licensor hereby assigns to the Distributor, in consideration of US$1.00 (receipt of which is hereby acknowledged) effective as of the Closing, all of its rights in and to the Incidental Intellectual Property.

5.    ROYALTY PAYMENTS

5.1   Royalties

      The Distributor, or such relevant member of the Distributor's Group, shall pay the Licensor the Fixed Royalties and the Variable Royalties as set forth in this Clause 5 without reduction or set off except to the extent that (i) there shall be outstanding and unpaid an amount, determined pursuant to Clause 18.10, owed by the Licensor to the Distributor, or such relevant member of the Distributor's Group, (or as the Licensor and the Distributor or such relevant member of the Distributor's Group may otherwise agree in writing) or (ii) the Distributor, or such relevant member of the Distributor's Group, is permitted under Clause 18.12 to withhold any amounts for Tax.

5.2   Fixed Royalties and Variable Royalties.

      (a) The Fixed Royalties shall be paid by the Distributor to the Licensor in cash in the following amounts on the following dates:

            Date                    Amount                Deliverable
            ----                    ------                -----------
            Closing                 US $3,900,000         -
            April 1, 1998           US $3,800,000         Product Vision Paper (i)
            July 1, 1998            US $3,700,000         Release of Sketcher (ii)
            October 1, 1998         US $2,800,000         Product Review Report (iii)
            January 1, 1999         US $2,400,000         Next Release of Sketcher (ii)
            April 1, 1999           US $1,750,000         Product Review Report (iii)
            July 1, 1999            US $  250,000         -
            October 1, 1999         US $   54,000         -

            To assist the Distributor in exploiting the Licensed Intellectual Property the Licensor will produce the deliverables set out in the column above headed "Deliverable" (the "DELIVERABLES") by the end of the calendar quarter set out against each Deliverable.

            The Deliverables will consist of:-

            (i) The Product Vision Paper - This paper will define the market opportunity, product vision and implementation issues relating to the ICAD Software;

            (ii) Release of Sketcher - The Licensor shall, by the end of the relevant calendar quarter specified above, deliver a new release of the Sketcher, which shall include but not be limited to providing any bug fixes generated by use of the Sketcher in Selling Point. The Licensor shall not be required to provide any additional functionality beyond what it is developed by the Licensor for Selling Point;

            (iii) Product Review Report - At the Distributor's written request, the Licensor's personnel will, in relation to the next releases of the ICAD Product or Derivative Works, review the product plans and implementations and reception of those plans by customers and deliver a report which identifies any strategic or implementation issues.

(b) Of the Fixed Royalties payable pursuant to Clause 5.2(a) above, US$3,000,000 shall be allocated specifically as royalties for the licences of the Retained Intellectual Property granted pursuant to Clauses 3.1(c) and (d).

(c) The Variable Royalties shall be equivalent to 10 per cent. of the amount by which Gross Revenues, calculated on a cumulative basis from March 31, 1998 exceed US$17,500,000 for the year ending March 31, 1999, US$35,000,000 for the 2 year period ending March 31, 2000 and US$52,500,000 for the 3 year period ending March 31, 2001, in each case less the aggregate of Variable Royalties paid in respect of prior periods.

(d) The Variable Royalties payable pursuant to Clause 5.2(c) above shall be paid in cash on or before June 20, 1999, June 20, 2000 or June 20, 2001 (as appropriate) or within fifteen (15) days after the date on which the relevant Gross Revenues shall be agreed or determined pursuant to Clause 5.2(f) (whichever is the earlier).

(e) Any payment of cash pursuant to Clauses 5.2(a) and (d) shall be made by means of wire transfer (or such other means as the Licensor and the Distributor shall agree in writing) on the date so specified and to the Licensor's Account and receipt of such sum shall be good discharge to the Distributor.

(f) For the purpose of provisionally determining the Gross Revenues and the Variable Royalty Payments as set forth in Clause 5.2(c) above, the Distributor shall prepare and deliver to the Licensor and the Auditors, as soon as practicable following the end of the period to which the relevant Accounts relate, but in any event within twenty (20) days after such date, draft Royalty Accounts. The draft Royalty Accounts shall be prepared in accordance with generally accepted accounting principles and practices which are in effect in the United States ("U.S. GAAP") at the time of preparation. The Distributor's determination of the relevant annual Gross Revenues shall constitute the basis on which to provisionally determine the relevant variable Royalty Payment.

(g) Immediately following preparation of the relevant draft Royalty Accounts by the ICAD Business the Distributor shall instruct the Auditors to audit the same and following the Auditors' audit of the relevant draft Royalty Accounts there shall be supplied to the Distributor and the Licensor a copy of the audited Royalty Accounts.

(h) The Auditors' determination of the relevant annual Gross Revenues shall be deemed to constitute the basis on which to finally determine the Variable Royalty Payment to which they relate and the Licensor may, within a period of twelve (12) months of the delivery of the Auditor's audit of the relevant draft Royalty Accounts with evidence of an error or impropriety in the Distributor's record keeping or preparation of the relevant draft Royalty Accounts serve on the Distributor a notice (a "ROYALTY NOTICE") disputing the relevant Variable Royalty Payment.

(i) Following the service of a Royalty Notice by the Licensor and failing agreement between the Licensor and the Distributor as to the content of the Royalty Notice within thirty (30) days of its date of service, the determination of the relevant Variable

            Royalty Payment shall be referred to an independent firm of accountants (the "EXPERTS") appointed by agreement by the Licensor and the Distributor. In making such determination the Expert shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error (and the Expert shall give reasons for his determination)) be final and binding on the parties. Each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the Expert shall be borne by the parties in the proportions he may direct or, in the absence of direction, equally. Subject to any rule of law or of any regulatory body or any provision of any contract or arrangement entered into prior to the date of this Agreement to the contrary, the Distributor and the Licensor shall afford as soon as reasonably practicable upon request to the other and their respective agents and to the Expert all facilities and access to their premises, personal papers, books, accounts, records, returns and other documents as may be in their possession or control as may be required by the Expert to make his determination.

      (j) The Licensor and the Distributor shall promptly provide each other, their respective advisers and the Auditors with all information (in their respective possession or control) relating to the operations of the ICAD Business including access at all reasonable times to all books and records and all co-operation and assistance as may be reasonably required to:

            (i)   enable the production of the Royalty Accounts; and

            (ii) enable the Auditors (or any independent firm of chartered accountants appointed pursuant to this Clause) to determine the relevant annual Gross Revenues.

      (k) The Distributor agrees to keep records for all periods for which Variable Royalties are due hereunder in sufficient detail to enable the Variable Royalties payable hereunder by the Distributor to be determined. The Distributor further agrees, at the sole cost to the Licensor, to permit its books and records to be examined by employees of the Licensor (or its accountants) the identity of whom shall be approved by the Distributor (such approval not to be unreasonably withheld or delayed) during normal business hours upon reasonable notice from time to time, but not more often than four
            (4) times per year, to verify reports provided for in this Clause
            5.2. The results of such examination shall be kept confidential by the Licensor and its accountants, except that in the case of any dispute such results may be used in order to substantiate the grounds for any dispute.

      (l) Any underpayment of Fixed Royalties or Variable Royalties hereunder remaining unpaid ten (10) days after the due date thereof shall bear interest from the due date until paid in full at the rate of 1.5 per cent. per month or part thereof. Any overpayment of Variable Royalties hereunder shall bear interest from the date of such overpayment until such overpayment is repaid (or credited against new Variable Royalties as they come due) at the rate equal to the rate being earned during such period by the Licensor on its cash investments.

5.3 For the avoidance of doubt nothing contained in this Clause 5 shall prejudice the right of the Distributor to recover against the Licensor otherwise than pursuant to this Clause 5 or to make any claim against the Licensor in respect of the representations and warranties contained in Clause 11 hereof whether before or after the date provided herein for the payment of any Fixed Royalty or any Variable Royalty.

5.4 The Licensor acknowledges and accepts that the Distributor is entitled to freely assign or novate the benefit and burden of the rights and obligations arising under this Agreement to any member of the Distributor's Group and that subject to the Distributor notifying the Licensor of the identity of such member of the Distributor' s Group, the Licensor shall be required to enter into and execute any such assignment or novation as the Distributor may require (to the intent that the rights of the relevant member of the Distributor's Group under this Agreement shall be referable and so limited to such part of the Business Intellectual Property which is acquired by such relevant member of the Distributor's Group by virtue of such an assignment or novation). Notwithstanding any such assignment or novation, the Distributor shall guarantee to the Licensor the obligations of such member or members of the Distributor's Group to which the benefit and burden of the rights and obligations arising under this Agreement have been novated or assigned.

5.5 For the avoidance of doubt the obligations of the Distributor's Group under this Clause 5 shall be limited to the aggregate of the Fixed Royalties and the Variable Royalties only plus interest as provided in Clause 5.2(c).

6.    PRE AND POST-CLOSING COVENANTS

6.1 The Licensor undertakes that from the date hereof and until Closing it shall, except unless otherwise agreed in writing by the Distributor:

      (a) not do or omit to do and use all reasonable endeavours not to permit any act, matter or thing which will cause any of the representations and warranties of the Licensor to be untrue, inaccurate or misleading as of the Closing;

      (b) not enter into any contract relating to the Business Intellectual Property or the Third Party Software on terms inconsistent with its prior business practice;

      (c) not enter into or vary in any material respect any transaction in respect of the Business Intellectual Property otherwise than in the ordinary course of trading and on arm's length terms;

      (d) immediately notify the Distributor in writing of any fact or circumstance which might cause any of the representations and warranties contained in this Agreement to be untrue or misleading, or of any material adverse change which may occur in relation to the ICAD Business;

      (e) use its best endeavours to: (a) enter into assignments to the Distributor of all licences to or from third parties including all licences to Resellers, and all related or similar agreements, pertaining to the Intellectual Property used in the ICAD Business;
            (b) obtain, at the Licensor's sole expense, any required consents of third parties to such assignments; and (c) to co-operate with Distributor in securing the Third Party Transfer Agreements. To the extent the Licensor is unable, for any reason, to assign any such agreement, then the Licensor shall take all steps necessary to ensure that the Distributor is put into as near as possible the same economic position as it would have been had such agreement been assigned to the Distributor.

6.2   With regard to:-

      (a) the Licensed Intellectual Property (other than the Retained Intellectual Property) from the Closing Date until the Royalty Completion Date; and

      (b) the Retained Intellectual Property for as long as the Distributor retains the licence rights granted under Clauses 3(c) and 3(d);

      the Licensor undertakes that it shall not enter into any contract or do or procure the doing of any act which is inconsistent with, or would, in the reasonable opinion of the Distributor, diminish the Distributor's rights which have been granted under this Agreement pursuant to the Licences.

6.3 The Distributor will use its best endeavours not to enter into any contract or do or procure the doing of any act which is inconsistent with the rights granted to the Distributor hereunder and would, in the reasonable opinion of the Licensor, diminish the Licensor's rights in the Retained Intellectual Property.

7.    SUBSIDIARY AND SUPPORT

7.1   Performance by Subsidiary

      The Licensor shall, if requested by the Distributor, transfer all of the assets comprising the Licensed Intellectual Property, the Trade Marks and the Incidental Intellectual Property to a wholly-owned subsidiary formed for the purpose of performing the obligations of the Licensor pursuant to this Agreement (the "SUBSIDIARY"). The corporate charter or certificate or articles of incorporation of the Subsidiary shall limit the corporate purposes of the Subsidiary to the activities required or incidental to perform or enforce this Agreement. In the event that this Agreement is assigned by the Licensor to the Subsidiary at the request of the Distributor, the Licensor shall guarantee the payment and performance of the obligations of the Subsidiary pursuant to this Agreement.

7.2   Support

      From the Closing Date until the Royalty Completion Date, the Licensor shall, at the Licensor's sole expense continue to maintain the Sketcher which shall include but not be limited to providing any bug fixes generated by use of the Sketcher in Selling Point. The Licensor shall not be required to provide any additional functionality beyond what is developed by the Licensor for Selling Point.

8.    CONDITIONS TO CLOSING

8.1 The obligation of the Distributor to consummate the transactions contemplated by Clause 2 of this Agreement and by the Transition Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

      (a)   Warranties

            The Warranties set forth in Clauses 11.1 to 11.11 of this Agreement and the representations and warranties set forth in Clause 4 of the Transition Agreement shall be true and correct in all material respects at and as of Closing as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such Warranties.

      (b)   Suits

            No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavourable injunction, judgement, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this agreement, (B) cause any of the transactions contemplated by this agreement to be rescinded following consummation, (C) affect adversely the rights of the Distributor under this Agreement or (D) affect adversely the right of the Distributor to own its assets and to operate its businesses (and no such injunction, judgement, order, decree, ruling, or charge shall be in effect).

      (c)   Shareholder Approval

            The Licensor shall have received the authorisation and consent of the holders of a majority of the outstanding shares of the common stock of the Licensor to enter this Agreement and to consummate the transactions contemplated herein (which for the purposes of Clause
            2.1 shall be deemed to be satisfied at such time as the Licensor has received proxy votes sufficient to meet this condition and has communicated the same to the Distributor).

      (d)   Closing Certificate

            The Licensor shall have delivered to the Distributor a certificate to the effect that each of the conditions specified above in Clauses 8.1(a) through 8.1(d) inclusive is satisfied in all respects.

      (e)   Opinion

            The Distributor shall have received (addressed to the Distributor and in form and substance reasonably satisfactory to the Distributor and its counsel) an opinion dated as of the Closing Date, of Peabody & Arnold LLC, counsel to the Licensor with respect to Licensor's power and capacity to enter into the obligations contemplated by this Agreement.

      (f)   Transition Agreement

            The Licensor and the Distributor shall have entered into the Transition Agreement.

      (g)   Satisfaction to the Distributor.

            All actions to be taken by the Licensor in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Distributor.

8.2 The obligation of the Licensor to consummate the transactions contemplated by Clause 2 of this Agreement and the Transition Agreement are subject to the satisfaction of the following conditions on or before the Closing
      Date:

      (a)   Representations and Warranties

            The representations and warranties of the Distributor set forth in Clause 11.12 of this Agreement shall be true and correct in all material respects at and as of Closing as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

      (b)   Suits

            No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency or any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavourable injunction, judgement, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the rights of the Licensor to own its assets and to operate its businesses (and no such injunction, judgement, order, decree, ruling, or charge shall be in effect).

      (c)   Closing Certificate

            The Distributor shall have delivered to the Licensor a certificate to the effect that each of the conditions specified above in Clauses 8.2(a) and 8.2(b) inclusive is satisfied in all respects.

      (d)   Opinions

            The Licensor shall have received (addressed to the Licensor) an opinion in form and substance reasonably satisfactory to the Licensor and its Counsel dated as of the Closing Date, of Zeyen Beghin Feider Loeff Claeys Verbeke, Luxembourg counsel to the Distributor with respect to the Distributor's power and capacity to enter into the obligations contemplated by this Agreement and an opinion in the form and substance reasonably satisfactory to the Licensor and its Counsel dated as of the Closing Date of Ashurst Morris Crisp, counsel to the EIT with respect to the EIT's power and capacity to enter into the obligations contemplated by the Guarantee.

      (e)   Transition Agreement and Guarantee

            The Licensor and the Distributor shall have entered into the Transition Agreement and the Guarantee.

      (f)   Satisfaction to the Licensor

            All actions to be taken by the Distributor in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Licensor.

      (g)   Closing Date Payment Obligation

            The Distributor shall have tendered payment of the Fixed Royalty which is payable on the Closing Date.

9.    TERM AND TERMINATION

9.1   Termination Upon Failure To Obtain Approval by the Licensor's Shareholders

      The Licences shall become effective on the Closing Date and shall continue indefinitely subject to the provisions of Clause 12; provided, however, that if this Agreement and the grant of the Licences hereunder have not been approved by the holders of a majority of the outstanding shares of common stock of the Licensor within seventy-five (75) days after the signing of this Agreement (which period shall be extended by one day for each day beyond ten (10) days during which the US Securities and Exchange Commission reviews the Licensor's preliminary proxy statement in connection with the Licensor's solicitation of shareholder approval of the transactions contemplated hereby) this Agreement shall terminate automatically and the Licences granted hereunder shall be, ab initio, null and void.

9.2   Termination by the Distributor

      This Agreement may be terminated by the Distributor following a material breach by the Licensor of the representations, warranties or covenants made by the Licensor hereunder, if the Licensor has not undertaken commercially reasonable efforts to cure such breach within thirty (30) days of notice thereof.

9.3   Termination by the Licensor

      This Agreement and the Licences granted pursuant hereto may be terminated by the Licensor if the Distributor fails to make a new release of the Licensed Intellectual Property on or prior to the Fixed Royalty Completion Date and such failure continues for ninety (90) days after notice thereof from the Licensor.

9.4   Effects of Termination.

      (a) A termination pursuant to Clause 9.1 shall have the effect specified therein. Following termination of this Agreement pursuant to Clause
            9.1 the Licensor shall promptly reimburse the Distributor for the reasonable expenses (including solicitor-client fees and fees for financial advisors and other experts) incurred by the Distributor relating to the transactions contemplated by this Agreement the Transition Agreement, the Guarantee and all other ancillary documents hereto.

      (b) In the event of a termination pursuant to Clause 9.2, the Distributor's liability for any charges, fees, payments or expenses due or previously payable to the Licensor which accrued prior to the termination date shall not be extinguished by termination, but the Distributor shall retain all rights to seek monetary damages for any breach by the Licensor of this Agreement and shall be permitted to offset against any damages for which the Licensor is finally determined to be liable any and all amounts owing to the Licensor hereunder.

      (c) In the event of termination pursuant to Clause 9.3, all Licences granted hereunder shall terminate immediately and the Distributor shall transfer and convey back to the Licensor all Trade Marks and Incidental Intellectual Property. In the event of termination pursuant to Clause 9.3, the Distributor's liability for any charges, fees, payments or expenses due or previously payable to the Licensor which accrued prior to the termination date shall not be extinguished by termination. The Licensor shall retain all rights to seek monetary damages for any breach by the Distributor of this Agreement.

      (d) The termination of this Agreement shall not affect any sub-licences granted under this Agreement by the Distributor to End Users or Resellers (solely with respect to existing inventory of the Reseller) prior to termination, so long as such End Users or Resellers are not in breach of their sub-license agreements with the Distributor and agree to owe all further obligations thereunder directly to the Licensor.

      (e) The provisions of Clauses 10 (Confidentiality), 11 (Representations and Warranties), 13 (Indemnification), 14 (Limitations on Liability), 15 (Compliance with Laws), 16 (Notices), 18 (General Provisions) and this Clause 9 (Term and Termination) shall survive any termination or expiration of this Agreement according to their respective terms.

10.   CONFIDENTIALITY

10.1  Confidential Information

      The Licensor and the Distributor agree and acknowledge that in order to further the performance of this Agreement, they will be required to disclose to each other certain confidential information which will be identified as such orally or in writing ("CONFIDENTIAL INFORMATION"). Confidential Information shall include but not be limited to information provided to the Auditors and/or the Expert under Clause 5 and information contained in any Exhibits to the Disclosure Schedule.

10.2  Protection of Confidential Information

      (a) The receiving party agrees to protect the confidentiality of the disclosing party's Confidential Information with at least the same degree of care that it utilises with respect of its own similar proprietary information, including without limitation agreeing:

            (i) not to disclose or otherwise permit any other person or entity access to, in any manner, the Confidential Information, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted to an employee or contractor of the receiving party, or in the case of the Distributor, to a Reseller, requiring access to the Confidential Information in the course of his or her employment or use as a Reseller, as the case may be, in connection with this Agreement or a sublicense or similar agreement with a Reseller, and provided he or she has signed an agreement obligating the employee, contractor or Reseller to maintain the confidentiality of the confidential information of third parties in the receiving party's possession. The Distributor further acknowledges that certain of its employees who are former employees of the Licensor are bound by continuing obligations as to the confidentiality of the Licensor's confidential and proprietary information which does not relate to the ICAD Business;

            (ii) to notify the disclosing party promptly and in writing of the circumstances surrounding any suspected possession, use or knowledge of the Confidential Information or any part thereof at any location or by any person or entity other than those authorised by this Agreement;

            (iii) not to use the Confidential Information for any purpose other than as explicitly set forth herein.

      (b) The Distributor acknowledges that Selling Point and other products being marketed or developed by the Licensor contain Intellectual Property (and that the Licensor's marketing strategies with respect thereto constitute Confidential Information) that is inherently related to the ICAD Intellectual Property and further acknowledges that use by the Distributor of the Confidential Information, including without limitation the Licensed Intellectual Property, to compete against the other business of the Licensor would create an unfair competitive advantage against the Licensor. Accordingly, the Distributor agrees that neither the Distributor nor any member of the Distributor's Group shall whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person whether as principal, shareholder, director, employee, agent, consultant or otherwise:-

            (i) during the period of five (5) years from the Closing Date be engaged in the development, research or marketing of a product or service similar in commercial application and purpose to any product or service offered or under development by the Licensor on that Date of this Agreement (other than the Restricted Business); or

            (ii) during the period of two (2) years from the Closing Date hire or solicit for employment by the Distributor or the Distributor's Group any person who after the Closing Date and at any time during the period of twelve (12) months prior to the date of such hiring or solicitation was an employee of the Licensor.

            The Distributor further agrees that the restrictions contained in this Clause 10.2(b) are reasonably necessary for the protection of the business interests of the Licensor. In the event any restriction in this Clause 10.2(b) shall be found to be unenforceable but would be enforceable if some part thereof were deleted or the area of operation or the period of application were reduced, such restriction shall apply with such modification as may be necessary to make it legal and enforceable.

            The Distributor hereby acknowledges that the covenants contained in this Clause 10.2(b) are not being made in reciprocity for the Licensor's covenants in Clause 17, the parties agreeing that such Clauses are intended to be independent agreements.

      (c) Following the Fixed Royalty Completion Date the Distributor shall have no obligation to continue to maintain the confidentiality of the Licensed Intellectual Property (other than the Retained Intellectual Property) for the benefit of the Licensor. The Licensor shall treat, and shall use its best efforts to cause its employees, contractors and agents to treat, all of the Licensed Intellectual Property (other than the Retained Intellectual Property) as the exclusive property and Confidential Information of the Distributor and, following the Fixed Royalty Completion Date, at the Distributor's request, shall return to the Distributor or destroy all copies thereof.

10.3  Exceptions

      Nothing in this Clause 10 shall restrict the receiving party with respect to information or data, whether or not identical or similar to that contained in the Confidential Information, if such information or data:
      (a) was rightly possessed by the receiving party before it was received from the disclosing party; (b) is independently developed by the receiving party without reference to the disclosing party's information or data; (c) is subsequently furnished to the receiving party by a third party not under any obligation of confidentiality with respect to such information or data, and without restrictions on use or disclosure; (d) is or becomes public or available to the general public otherwise than through any act or default of the receiving party; or (e) is disclosed publicly or to any government agency as may be required by law or applicable regulations.

10.4  Injunctive Relief

      Because the unauthorised use, transfer or dissemination of any Confidential Information provided by either party may diminish substantially the value of such materials and may irreparably harm a party hereto, if either party hereto breaches the provisions of this Clause 10, the other party shall, without limiting its other rights or remedies, be entitled to equitable relief, including but not limited to injunctive relief.

11.   REPRESENTATIONS AND WARRANTIES

      The Licensor hereby represents, warrants, covenants and undertakes with the Distributor (so as to bind the Licensor, its successors and assignees) as follows:-

11.1  Intellectual Property

      (a) Exhibit 11.1(a) sets forth a complete and correct list of: (i) all registered Business Intellectual Property and all applications for registration of Business Intellectual Property; (ii) all material unregistered Business Intellectual Property. Exhibit 11.1(a) specifies, for each item of Business Intellectual Property identified thereon: (w) the jurisdictions in which such item has been issued or registered or in which an application for issuance or registration has been filed; (x) such item's registration or application number; (y) all registered or otherwise identified legal and beneficial owners of such item; and (z) whether such Business Intellectual Property is Retained Intellectual Property, Licensed Intellectual Property, Trade Marks or Incidental Intellectual Property.

      (b) Exhibit 11.1(b) sets forth a complete and correct list of: (i) all licences, sub-licences and other agreements to which the Licensor is a party and under which any third party is authorised to use any of the Business Intellectual Property (including but not limited to copies of or references to the Licensor's standard forms of agreement but excluding all End Users of the ICAD Product not covered at any time from January 1, 1997 to the date of this Agreement by a current maintenance or support agreement with the Licensor); and (ii) all Licences, sub-licences and other agreements to which the Licensor is a party and under which any third party has granted to the Licensor any license of Intellectual Property including all agreements which comprise Third Party Software (collectively, the "INTELLECTUAL PROPERTY LICENCES"). Exhibit 11.1(b) specifies, for each Intellectual Property Licence: (x) the identities of all parties thereto; and (y) a description of the nature and subject matter thereof.

      (c) Except as disclosed in Exhibit 11.1(c) to (e), the Licensor owns all of the Business Intellectual Property free and clear of any Encumbrances, and has the right to convey and transfer the Incidental Intellectual Property and the Trade Marks to the Distributor and the right to grant the Licences pertaining to the Licensed Intellectual Property. The Licensor will, as of the Fixed Royalty Completion Date have the right to convey and transfer the Licensed Intellectual Property (other than the Retained Intellectual Property) to the Distributor. The Licensor's execution, delivery and performance under, and the Licensor's consummation of the transactions contemplated in, this Agreement and the Transition Agreement shall not: (i) impair the Licensor's rights, or to the Licensor's knowledge any third party's rights, in any of the Business Intellectual Property and, consequently, the Distributor's rights pursuant to this Agreement; or (ii) constitute a breach or default by the Licensor or the Distributor under, or permit any third party to terminate, any Intellectual Property Licence.

      (d) The Licensor's use of the Business Intellectual Property does not and has not infringed, misappropriated or otherwise conflicted with any Intellectual Property rights or other rights of any third party. Except as disclosed in Exhibit 11.1(c) to (e), no claims, lawsuits or other actions have been asserted or threatened by any third party with respect to the Business Intellectual Property and, to the Licensor's knowledge, there are no grounds for any such claim, lawsuit or other action. Except as disclosed in Exhibit 11.1(c) to
            (e), the Licensor's knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual

            Property and no facts or events exist or have occurred which would cause such an infringement, misappropriation or conflict.

      (e) The Licensor is not in breach or default, and no act or omission of the Licensor has occurred that would constitute a breach or default, of any Intellectual Property Licence and, to the Licensor's knowledge, except as disclosed in Exhibit 11.1(c) to (e), no other party to any Intellectual Property License is in breach or default, and no act or omission of any such other party has occurred that would constitute a breach or default, under any such Intellectual Property License.

      (f) To the best of the Licensor's knowledge after investigation, no Business Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the Licensor's ability to use, convey or grant licences of the Business Intellectual Property as set forth in this Agreement.

      (g) The Third Party Software incorporated in the ICAD Software has not been modified by the Licensor and is incorporated in the ICAD Software in the form in which such Third Party Software is currently maintained and supported by the licensors thereof and uses the standard interfaces of such licensors.

11.2  Year 2000

      (a) So far as the Licensor is aware, none of the ICAD Software or other software which is used in the ICAD Business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing, and/or receiving (i) date related data from, into and between the twentieth and twenty first centuries or (ii) except as disclosed in Exhibit 11.2, date related data in connection with any valid date in the twentieth and twenty first centuries.

      (b) Except as disclosed in Exhibit 11.2, the Licensor has not made any other representations or warranties to third parties regarding the ability of the ICAD Software to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing, and/or receiving (i) date related data from, into and between the twentieth and twenty first centuries and (ii) date related data in connection with any valid date in the twentieth and twenty first centuries.

11.3  Adequacy of Systems

      The Licensor's computer hardware, software and related information technology systems are adequate to enable the Licensor to provide all support and other services to the Distributor that the Licensor is obligated to provide under this Agreement, the Transition Agreement or any other agreement between the Licensor and the Distributor, and such systems shall remain adequate to provide such support and other services for so long as the Licensor remains obligated to provide any such support or other services.

11.4  Authorisation of the Licensor

      The   Licensor represents and warrants as follows:

      (a) The Licensor has been duly organised and is validly existing in good standing under the laws of its jurisdiction of incorporation.

      (b) This Agreement has been duly authorised, executed and delivered by the Licensor and, assuming due authorisation, execution and delivery by the Distributor and (subject to the approval of the Licensor's shareholders) is a valid and binding agreement enforceable against the Licensor in accordance with its terms; and the Licensor has (subject to the approval of the Licensor's shareholders) full corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder.

      (c) Except as set forth in Exhibit 11.4, no consent, approval (other than approval of the Licensor's shareholders to the extent required), authorisation, or order of any court, governmental agency or body, or arbitrator having jurisdiction over the Licensor is required for execution of this Agreement or the performance of the Licensor's obligations hereunder.

11.5  Business

      Since March 31, 1997:

      (a) except as disclosed in Exhibit 11.5 there has been no material adverse change in the prospects of the ICAD Business and the ICAD Business has been carried on a normal basis; and

      (b) no substantial customer of the ICAD Business has notified the Licensor that it is no longer willing to trade with the ICAD Business.

11.6  Contracts

      Except as disclosed in Exhibit 11.6, the Licensor is not a party to any contract or arrangement which restricts the ICAD Business in any part of the world.

11.7  Other Interests of Licensor

      Neither the Licensor, any subsidiary of the Licensor nor, to the knowledge of the Licensor, any director or executive officer of the Licensor has any interest, direct or indirect, in any business which competes or is likely to compete with the ICAD Business or intends to acquire any such interest.

11.8  Grants and Allowances

      Except as disclosed in Exhibit 11.8, in relation to the Business Intellectual Property, the Licensor has not applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last six years.

11.9  Possession of books, records etc.

      The Licensor has in its possession all books, records, accounts and other documents relating to the Business Intellectual Property which it may be obliged to produce under any contract or under any statutory provision now in force to any party. To the extent not delivered to the Distributor pursuant to the Transition Agreement, all such books, records, accounts and other documents will be made available to the Purchaser for inspection upon reasonable request.

11.10 Information

      All information given to the Distributor, its advisers, including its attorneys, accountants, agents or other representatives by or on behalf of the Licensor concerning or which might concern the ICAD Business, including the information set forth in this Agreement was when given and is now true and correct in all material respects and no matter or fact has not been disclosed the omission of which renders any such information untrue or misleading in any material way.

11.11 Enquiries

      The Licensor has made all reasonable enquiries of its directors, employees, agents and relevant third parties to establish the truth and accuracy of the representations and warranties contained in this Clause 11 and elsewhere expressed to be given "to the best of the Licensor's knowledge and belief" or "so far as the Licensor is aware" or otherwise qualified by reference to the knowledge of the Licensor.

11.12 Authorisation of Distributor

      The Distributor represents and warrants follows:

      (a) The Distributor has been duly organised and is validly existing in good standing under the laws of its jurisdiction of incorporation.

      (b) This Agreement has been duly authorised, executed and delivered by the Distributor and, assuming due authorisation, execution and delivery by the Licensor, is a valid and binding agreement enforceable against the Distributor in accordance with its terms; and the Distributor has full corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder.

      (c) No consent, approval, authorisation, or order of any court, governmental agency or body, or arbitrator having jurisdiction over the Distributor is required for execution of this Agreement or the performance of the Distributor's obligations hereunder.

      (d) The Distributor is not a holding company entitled to any special tax benefits arising under the Luxembourg law of 31 July 1929.

12.   OWNERSHIP

12.1  Licensed Intellectual Property

      Prior to the Fixed Royalty Completion Date, the Licensed Intellectual Property shall be the sole and exclusive property of the Licensor. On the Fixed Royalty Completion Date, the Licences granted in Clause 3.1(a) and 3.1(b) shall become fully-paid and irrevocable, and all rights of the Licensor in the Licensed Intellectual Property (other than the Retained Intellectual Property) shall be deemed to be transferred to, and shall vest in, the Distributor, without requirement of further action by either the Licensor or the Distributor. From and after the Fixed Royalty Completion Date, the Licensor shall, at the Distributor's request and without charge to the Distributor other than reasonable administrative expenses, execute and deliver all documents and instruments and take all other actions that the Distributor may reasonably request to effectuate or evidence the foregoing transfer to and vesting in the Distributor of the rights in the Licensed Intellectual Property (other than the Retained Intellectual Property).

12.2  Retained Intellectual Property

      The Retained Intellectual Property shall be the sole and exclusive property of the Licensor, subject to the Distributor's perpetual, irrevocable license thereof as set forth in Clauses 3.1(c) and 3.1(d).

12.3  Incidental Intellectual Property/Trade Marks

      Title to Incidental Intellectual Property and the Trade Marks shall vest in the Distributor from the date of Closing. From and after the date of Closing, the Licensor shall, at the Distributor's request and without charge to the Distributor other than reasonable administrative expenses, execute and deliver all documents and instruments and take all other actions that the Distributor may reasonably request to effectuate or evidence the transfer to and vesting in the Distributor of all rights in the Incidental Intellectual Property and the Trade Marks.

13.   INDEMNIFICATION

13.1  The Licensor's Indemnification Obligations

      (a) Except as provided in Clause 13.1(b) below, the Licensor shall defend and indemnify the Distributor from and against any liabilities, costs and expenses (including reasonable attorneys' fees) arising out of:

            (i) any claim that the use of the Business Intellectual Property infringes, misappropriates or otherwise conflicts with any Intellectual Property right or other right of any third party; or

            (ii) any breach or inaccuracy of a representation, warranty or covenant of the Licensor set forth in this Agreement; or

            (iii) any claim brought

                  (A) under the terms of the contract and Software Licence Agreement dated March 31, 1997 into between the Licensor and British Aerospace set out at Exhibit 11.2(b) which relates to a breach of the "Year 2000" warranty given by the Licensor under the terms of that contract; or

                  (B) brought by Sikorsky Aircraft or EDS/NAO Engineering & Design Center relating to "Year 2000" representations made to each of them by the Licensor prior to the Closing Date; or

                  (C) brought by any third party relation to breach of a "Year 2000" warranty or representation given to that third party by the Licensor prior to the Closing Date;

                        in each case, to the extent that such breach or claim arises from or is caused by a defect in the ICAD Software existing on the Closing Date; or

            (iv) any claim brought in relation to the funding provided by the National Center for Manufacturing Sciences to the Licensor in connection with the "Rapid Response Manufacturing Project";

            provided that, the Distributor shall have provided the Licensor with prompt notice of any such claim and reasonable co-operation, information and assistance in connection with such claim.

      (b) In order to satisfy or mitigate its indemnification obligations with regard to Intellectual Property under Clause 13(a)(i), the Licensor may, at its option in its reasonable discretion:

            (i) procure for the Distributor the right to continue using such Intellectual Property under terms no less favourable to the Distributor than those set forth herein; or

            (ii) replace or modify such Intellectual Property so that it becomes non-infringing while maintaining the same functionality (and in connection therewith the Licensor shall have access to, and may modify, such Intellectual Property).

13.2  Certain Exclusions/Distributor's Indemnification Obligations

      With regard to Intellectual Property, the Licensor shall have no liability or obligation to the Distributor and the Distributor shall defend and indemnify the Licensor from and against any liabilities, costs and expenses, (including reasonable attorney's fees), but excluding consequential losses, arising out of a third party claim arising from: (i) the use of Licensed Intellectual Property by the Distributor or the Distributor's Resellers or End Users in combination with devices or products not licensed under this Agreement or approved in connection with the Licensed Intellectual Property, if use of the Licensed Intellectual Property other than in such combinations would be non-infringing; (ii) modifications, enhancements or Derivative Works of the Licensed Intellectual Property not created by, for or with the assistance of the Licensor; or (iii) any claim of infringement or misappropriation of Intellectual Property in which the Distributor or any affiliate of the Distributor has an interest as an infringed party; or (iv) other than claims based on facts or circumstances giving rise to an indemnity covered by Clause 13.1, any claim based on contracts or agreements relating to the ICAD Products made by the Distributor or any member of the Distributor's Group with third parties (including, without limitation, End Users and Resellers) after or in anticipation of the Closing; or, (v) any claim relating to the conduct of the Restricted Business by the Distributor or any member of the Distributor's Group after the Closing, provided that the Licensor shall have provided the Distributor with prompt notice of any such claim and reasonable co-operation, information and assistance in connection with such claim.

13.3  Litigation Control

      (a) In the event that the Licensor learns of any infringement or threatened infringement of the Business Intellectual Property by a third party, or any claim or allegation that the ICAD Business infringes, misappropriates or otherwise conflicts with any Intellectual Property right or other right of any third party, then the Licensor: (i) shall promptly notify the Distributor of the particulars of such infringement, threatened infringement, claim or allegation, and (ii) shall, at the Distributor's expense (except as otherwise provided in this Agreement), provide to the Distributor all necessary information and reasonable assistance (including being named as a party to any litigation or action) in connection therewith.

      (b) The Distributor shall have the sole control and authority with respect to:

            (i) any actions or proceedings regarding the prosecution, maintenance, protection, enforcement or defence of any Business Intellectual Property; and

            (ii) any actions or proceedings for which the Licensor indemnifies the Distributor under Clause 13.1(a)(i); provided that with regard to actions or proceedings subject to the Licensor's indemnification obligation under Clause 13.1(a)(i), the Distributor may require the Licensor to take control of such action or proceeding at the Licensor's expense, subject to the Distributor's right to participate in such action or proceeding through its own counsel at its own expense. Neither party shall settle or compromise any such action or proceeding in any manner that would affect the other party without such other party's prior written consent, which consent shall not be unreasonably withheld.

      (c) The provisions of this Clause 13.3 shall apply mutatis mutandis in the case of any matter subject to indemnification by the Distributor under Clause 13.2.

14.   LIMITATIONS ON LIABILITY

14.1  General Limitation

      Subject to Clause 14.2, the Licensor's liability to the Distributor with respect to the Warranties set out under this Agreement and in the Transition Agreement for any cause whatsoever, regardless of the form of any claim or action, shall not exceed the aggregate Fixed Royalties (not including support fees) paid or to be paid by the Distributor. In no event shall either party be liable for any loss of data, profits or use of the products, or for any special incidental, indirect or consequential damages arising out of or in connection with this Agreement or the Transition Agreement. The Licensor's liability under this Clause 14.1 shall run for a period of four years from the date of Closing.

14.2 Notwithstanding Clause 14.1, the Licensor's liability to the Distributor in respect of any claims or actions which arise pursuant to Clause 13.1(a)(i),(iii) and (iv) shall not be limited in time, and shall be limited to:-

      (a)   the aggregate Fixed Royalties paid by the Distributor; and

      (b) any damages, costs or expenses which are payable to End Users, Resellers or other third parties; and

      (c)   reasonable legal costs.

14.3  No Consequential Damages

      Subject to Clause 14.2 the Licensor will not be liable to End Users, Resellers or other third parties for any consequential damages whatsoever.

14.4  Notice of Claims

      The Distributor will promptly inform the Licensor as soon as the Distributor becomes aware of any threatened or actual liability claim by a third party relating to the ICAD Software.

15.   COMPLIANCE WITH LAWS

15.1  Export

      The Distributor shall not export, directly or indirectly, products relating to the Licensed Intellectual Property or other information or material provided by the Licensor hereunder, to any country for which the United States or any other relevant jurisdiction requires any export license or other governmental approval at the time of export without first obtaining such license or approval. It shall be the Distributor's responsibility to comply with the latest United States export regulations, and the Distributor shall defend and indemnify the Licensor from and against any damages, fines, penalties, assessments, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) arising out of any claim that such or other information or materials provided by the Licensor hereunder were exported or otherwise shipped or transported in violation of applicable laws and regulations.

15.2  Compliance with Laws of Other Jurisdictions

      The Distributor shall comply with all laws, legislation, rules, regulations, governmental requirements and industry standards with respect to the Licensed Intellectual Property, and the performance by the Distributor of its obligations hereunder, existing in any jurisdiction in which the Distributor, directly or indirectly, distributes the Licensed Intellectual Property. In the event that this Agreement is required to be registered with any governmental authority, the Distributor shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

16.   NOTICES

16.1 Save as specifically otherwise provided in this agreement any notice, demand or other communication to be served under this agreement may be served upon any party hereto only by posting by first class post or delivering the same or sending the same by facsimile transmission to the party to be served at its address above, or facsimile number given below or at such other address or number as he or it may from time to time notify in writing to the other parties hereto:-

      The Licensor:-
      Concentra Corporation
      21 North Avenue
      Burlington MA
      01803-3301
      USA
      Fax no: (+) 1 781 229 4700
      Marked for the attention of: Lawrence W. Rosenfeld

      The Distributor:-
      c/o Zeyen Beghin Feider Loeff Claeys Verbeke
      58 rue Charles Martel
      BP 5017
      L-1050
      Luxembourg

      Fax no: (+) 352 44 44 55 444
      Marked for the attention of: Garreth Evans/Henri Wagner

16.2 A notice or demand served by first class post shall be deemed duly served 48 hours after posting and a notice or demand sent by facsimile transmission shall be deemed to have been served at the time of transmission and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked first call, addressed and placed in the post and, in the case of a facsimile transmission, that such facsimile was duly transmitted to a current facsimile number of the addressee at the address referred to above.

17.   NONCOMPETITION

17.1  Restrictions on the Licensor's Activities

      In consideration of the royalty payments to be made by Distributor under this Agreement, the Licensor agrees that neither the Licensor nor any member of the Licensor's Group shall whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person whether as principal, shareholder, director, employee, agent, consultant or otherwise:

      (a) during the period of 5 years from the date of Closing carry on or be engaged or concerned or interested in or compete with the Restricted Business anywhere in the world; or

      (b) during the period of 5 years from the date of Closing be engaged in the development, research or marketing of a product or products similar in commercial application and purpose to the ICAD Software; or

      (c) during the period of 2 years from the date of Closing hire or solicit for employment by the Licensor or any of its subsidiaries any person who during the period of 12 months prior to the date of such hiring or solicitation was an employee of the Distributor's Group; or

      (d) during the period of 3 years from the date of Closing hire or solicit for employment by the Licensor or any of its subsidiaries any one or all of Garreth Evans, Peter Jackson, Prasanna Katragadda, Keith Watson, Stanley Knutson or Elizabeth Crewe.

17.2  Reasonable Scope

      The restrictions contained in this Clause 17 are considered reasonable by the parties hereto and the parties acknowledge that the provisions of this Clause 17 are reasonably necessary for the protection of the business interests of the Distributor.

17.3  Severability and Enforceability

      In the event that any restriction in this Clause 17 shall be found to be unenforceable but would be enforceable if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it legal and enforceable. This Clause 17 shall be deemed to be an independent agreement made in consideration of the specific consideration stated herein. In amplification and not in limitation of the foregoing, the Licensor hereby acknowledges that the covenants made in this Clause 17 are not being made in reciprocity for the Distributor's covenants in Clause 10.2(b).

18.   GENERAL PROVISIONS

18.1  Force Majeure

      In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time form performance shall be extended for the period of delay or inability to perform due to such occurrence.

18.2  Publicity

      Neither party shall originate any publicity, news release or other public announcement relating to this Agreement or the existence of an arrangement between the parties without the prior written approval of the other party, except in connection with the solicitation by the Licensor of shareholder consent to the transactions contemplated by the Agreement or as otherwise required by law.

18.3  Waiver

      The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall be construed as a waiver or any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

18.4  No Agency; Independent Contractors

      Nothing contained in this Agreement shall be deemed to imply or constitute either party as the agent or representative of the other party, or both parties as joint ventures or partners of any purpose.

18.5  Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions.

18.6  Entire Agreement; Amendment

      This Agreement and the Transition Agreement and the exhibits attached hereto and thereto constitute the entire agreement between the parties with regard to the subject matter hereof and thereof and supersedes all other agreements and understandings concerning such subject matter. No waiver, consent, modification or change of terms of this Agreement shall bind either party unless in writing signed by both parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific instance and for the specific purpose given.

18.7  Headings

      Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

18.8  Costs, Expenses and Attorneys' Fees

      If either party commences any action or proceeding against the other party to enforce or interpret this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the actual costs, expenses and reasonable attorneys' fees (including all related costs and expenses), incurred by such prevailing party in connection with such action or proceeding and in connection with obtaining and enforcing any judgment or order thereby obtained.

18.9  Assignment

      This Agreement, and the rights and obligations hereunder, may not be assigned or novated, in whole or in part by either party, except (i) to an affiliate of such party (which assignment or novation hereunder shall be with recourse to the assigning party), or (ii) to a successor or purchaser of all or substantially all of the business of such party, without prior written consent of the non-assigning party, whose consent shall not be unreasonably withheld. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successor, executors, heirs, representatives, administrators and assigns of the parties hereto.

18.10 Dispute Resolution

      In the event of a dispute relating to or arising out of this Agreement, the party claiming breach of this Agreement shall give notice to the other party setting forth the nature of such dispute. Within ten (10) business days of the giving of such notice, the parties shall arrange to have their chosen representatives meet (in person or telephonically) in an effort to resolve such dispute. In the event that the parties' representatives are unable to resolve their dispute within thirty (30) business days of the first meeting of such representatives, each party shall then designate, by further notice to the other party, a senior officer to meet (in person or telephonically) with senior officer of the other party in an effort to resolve such dispute. In the event that the parities' senior officers are unable to resolve their dispute within thirty (30) business days of the first meeting of such senior officer, either party may submit such dispute to binding arbitration under the International Rules of the American Arbitration Association (the "AAA"). Arbitration shall be conducted by a single arbitrator, who shall be knowledgeable concerning legal issues involved in the licensing of intellectual property rights, to be selected by the parties by agreement or, in the absence of such agreement, by the AAA. The arbitration shall take place in New York City. The arbitrator shall have the authority to award all forms of relief that are determined to be just and equitable; provided however that notwithstanding anything to the contrary in this Agreement or under the governing law, the arbitrator shall have no authority to award punitive or exemplary damages or any other monetary damages not measured by the prevailing party's actual damages. Any award granted by the arbitrator may be enforced in any court of competent jurisdiction. Before an arbitration pursuant to this provision is convened, either party may seek from any court of competent jurisdiction interim or provisional equitable relief. Such interim or provisional equitable relief may subsequently be vacated, continued or modified by the arbitrator on the application of either party. Either party may request accelerated proceedings to the extent that any monies are, at the time of a dispute arising, owed between the parties under the terms of this Agreement.

18.11 Election to Retain

      The Licence shall be deemed licences of "intellectual property" for purposes of the United States Code, Title 11, Clause 365(n). In the event of the Licensor's bankruptcy and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by the Licensor as a debtor-in-possession, whether under the laws of the United States or the United Kingdom, or in the event of a similar action under applicable law, the Distributor may elect to retain its license rights, subject to and in accordance with the provisions of the United States Code, Title 11,
      Section 365(n) or other applicable law.

18.12 VAT and Withholding Tax

      (a) Except as specifically provided in Clauses 18.12(b) and (c) below, all amounts expressed in this Agreement as being payable by the Distributor to the Licensor are expressed to be exclusive of any value added tax, and any transfer, documentary, sales, use stamp, registration, withholding and other such Taxes and fees (including penalties and interest) which may be chargeable thereon. Upon payment to the Licensor of any amount due under this Agreement, the Distributor shall add to the amount of such payment the amount of all Taxes referred to in this Clause 18.12(a) that are payable by the Licensor (except for certain withholding taxes as provided in Clause 18.12(c), which taxes may be deducted by the Distributor).

      (b) To the extent that any value added tax referred to in Clause 18.12(a) is not recoverable (by way of refund, rebates, credit or otherwise) by the Distributor, the parties agree that any such value added tax shall be borne equally by the Licensor and the Distributor. The Distributor will, at its own expense, file all necessary Tax Returns and other Documentation with respect to all claims for value added tax recovery and, if required by applicable law, the Licensor will join in the execution of any such Tax Returns and other documentation. In the event the Distributor is unable to recover any value added tax from the applicable taxing authority (by way of refund, rebate, credit or otherwise), the Licensor shall on demand reimburse the Distributor for fifty percent (50%) of the unrecoverable amount.

      (c) To the extent that the Distributor is required under the applicable tax treaties between of the Grand Duchy of Luxembourg and the United States, or between the United Kingdom and the United States to deduct any withholding taxes from amounts payable to the Licensor under this Agreement, such deductions may be made from the applicable amounts expressed in this Agreement and the Distributor shall be liable to pay to the Licensor only the net amount after such deduction. In the event the Distributor is required to deduct withholding taxes under the laws of any other jurisdiction the Distributor shall be entitled to make any such deduction or withholding but in such event the Distributor shall be obliged to pay such an additional amount to the Licensor to ensure that Licensor will receive an amount equal to that which it would have received had no such deduction or withholding been made. Nothing herein shall be deemed to transfer to the Distributor responsibility for income taxes under the laws of the Grand Duchy of Luxembourg, the United States or the United Kingdom chargeable on the Licensor's receipt of the Fixed Royalties or the Variable Royalties under this Agreement.

18.13 Further Assurances

      (a) At any time after Closing the Licensor shall at its own expense execute all such documents and do such acts and things as the Distributor may reasonably require for the purpose of giving to the Distributor the full benefit of this Agreement and vesting in the Distributor the title of the Licensor in the Business Intellectual Property in accordance with the terms of this Agreement.

      (b) The terms of this Agreement shall insofar as they are not performed at Closing and subject as specifically otherwise provided in this Agreement continue in force after and notwithstanding Closing.

      (c) The Licensor and the Distributor hereby mutually undertake that in the period from the date of this Agreement until Closing (the "INTERIM PERIOD") they will use their reasonable endeavours to co-operate with one another with a view to reaching agreement on any matters which arise during the Interim Period and to execute any documents as may be required.



IN WITNESS WHEREOF, the parties, as of the date first above shown, have caused this Agreement to be executed by their duly authorised representatives.

CONCENTRA CORPORATION


By: /s/ Lawrence W. Rosenfeld
   ---------------------------------
Lawrence W. Rosenfeld,
President

KNOWLEDGE TECHNOLOGIES INTERNATIONAL S.A.


By: /s/ Peter D. Wilson
   ---------------------------------
            As Attorney


Without prejudice to the foregoing, the Distributor expressly and specifically confirms its agreement to Clause 18.10 for the purposes of article 1 of the Protocol annexed to the Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters signed at Brussels on 27 September 1968, as amended.


KNOWLEDGE TECHNOLOGIES INTERNATIONAL S.A.


By: /s/ Peter D. Wilson
   ---------------------------------
            As Attorney

                                                                         ANNEX B



                            Dated February 26, 1998








                              CONCENTRA CORPORATION

                                     - and -

                    KNOWLEDGE TECHNOLOGIES INTERNATIONAL S.A.







                     ---------------------------------------

                              TRANSITION AGREEMENT

                        entered into pursuant to a Source
                      Licence and Exclusive Distributorship
                                    Agreement

                     ---------------------------------------








                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 0171-638 1111
                               Fax: 0171-972 7990

                          BJH/NCC/FJC/E45000457/435145

                                    CONTENTS

CLAUSE                                                                    PAGE

1.   INTERPRETATION........................................................1
2.   CONDITIONS............................................................4
3.   ASSETS................................................................4
4.   WARRANTIES............................................................4
5.   LIABILITIES...........................................................7
6.   DEBTORS...............................................................9
7.   CONTRACTS............................................................10
8.   PREPAYMENTS BY VENDOR AND CUSTOMERS..................................11
9.   FUTURE TRADING AND TRADE ENQUIRIES...................................12
10.  TAX..................................................................12
11.  BOOKS AND RECORDS....................................................13
12.  PROVISION OF SERVICES................................................14
13.  CHARGES..............................................................15
14.  LIAISON..............................................................14
15.  LIABILITY AND INDEMNITY..............................................14
16.  CONFIDENTIAL.........................................................15
17.  1998 TRANSITION ADJUSTMENT...........................................15
18.  TERMINATION..........................................................16
19.  FORCE MAJEURE........................................................16
20.  COSTS................................................................17
21.  ASSIGNMENT...........................................................17
22.  ENTIRE AGREEMENT.....................................................17
23.  WAIVER, AMENDMENT....................................................17
24.  FURTHER ASSURANCES...................................................18
25.  NOTICES..............................................................18
26.  COUNTERPARTS.........................................................19
27.  GOVERNING LAW AND SUBMISSION TO JURISDICTION.........................19
28.  LIMITATION ON LIABILITY..............................................19
29.  INVALIDITY...........................................................20

SCHEDULE 1................................................................22
Nature, Duration and Description of Services..............................22
SCHEDULE 2................................................................23
Specification of Services.................................................23
SCHEDULE 3................................................................24
Payments and 1998 Transition Adjustment...................................24

THIS AGREEMENT is made on February 26, 1998

BETWEEN:-

(1) CONCENTRA CORPORATION a corporation organised under the laws of the state of Delaware, USA whose principal office is at 21 North Avenue, Burlington, Massachusetts 01803-3301, USA (the "Licensor"); and

(2) KNOWLEDGE TECHNOLOGIES INTERNATIONAL S.A. a company incorporated in the Grand Duchy of Luxembourg whose registered office is at 58, rue Charles Martel, BP5017, L-1050 Luxembourg (the "DISTRIBUTOR").

RECITALS

(A) The Licensor has, pursuant to a Source Licence and Exclusive Distributorship Agreement entered into between the parties hereto on even date agreed to Licence to the Distributor certain Intellectual Property as more particularly set out in the Source Code and Exclusive Distributorship Agreement.

(B) The Source Licence and Distributorship Agreement provides for the Licensor and the Distributor to enter into this Agreement in relation to the transfer of certain Assets and the continuing provision of certain Services (in each case as defined below) by the Licensor to the Distributor.

THE PARTIES AGREE AS FOLLOWS:-

1.     INTERPRETATION

1.1 All expressions in the Source Licence and Exclusive Distributorship Agreement shall bear the same meaning herein unless otherwise indicated.

1.2 In addition, the following words and expressions shall, unless the context otherwise requires, have the following meanings:-

       "1998 TRANSITION ADJUSTMENT" means the adjustment to the Fixed Royalty payable at Closing in accordance with Clause 5.2(a) of the Source Licence and Exclusive Distributorship Agreement to be made by the Licensor and to be agreed upon or disputed by the Distributor in accordance with Clause 17;

       "ACQUIRED RIGHTS DIRECTIVE" means the Council for European Communities Directive No. 77/187/EEC and any national enactment thereof;

       "AFFILIATED GROUP" means any affiliated group within the meaning of IRC section 1504(a) or any similar group defined under a similar provision of state, local or non-US law;

       "AGREED FORM" means, in relation to any item, the appropriate schedule included in the Disclosure Schedule delivered in connection with the Source Licence and Exclusive Distributorship Agreement;

       "ASSETS" means the equipment, machinery, furniture and other assets, all only as set out in the list in the Agreed Form headed Assets;

       "BOOKS AND RECORDS" means the lists of customers and suppliers of the ICAD Business and all other records relating to such customers and suppliers on whatsoever medium they are stored excluding all records of the type referred to in section 49(1)(b) of the Value Added Taxes Act 1994;

       "CLOSING" means the closing of the transactions contemplated by this Agreement and the Source Licence and Exclusive Distributorship Agreement;

       "CONTRACTS" means all contracts and arrangements relating to the ICAD Business which are wholly or partly unperformed at the Closing Date identified in the list in the Agreed Form headed Contracts;

       "CO-OCCUPIED PROPERTIES" means the leased real properties at Unit C1, The Viscount Centre, Milburn Hill Road, The University of Warwick Science Park, Coventry, West Midlands, CV4 7HS, UK, at 21 North Avenue, Burlington, Mass. 01803 USA and at les Laurentides Batiment Labrador, 3, Avenue de Quebec, ZA de Courtaboeuf, ULIS (91951) France;

       "DEBTORS" means all amounts owed to the Licensor in connection with the ICAD Business as at December 31 1997 including (without limitation) those identified in the list in the Agreed Form headed Debtors and "DEBTOR" shall mean any one of them provided that, in respect of Debtors identified as "Maintenance" Debtors any deferred income shall have been properly accounted for;

       "ENCUMBRANCE" means any mortgage, charge, pledge, lien, security or other third party right or interest (legal or equitable) or restriction over or in respect of the use of the relevant asset, security or right;

       "EUROPEAN EMPLOYEES" means all those employees only as set out in the list in the Agreed Form headed European Employees;

       "EQUIPMENT LEASES" means the capital leases and similar financing arrangements relating too the Assets all only as set out in the list in the Agreed Form headed Equipment Leases;

       "IRC" means the United States Internal Revenue Code of 1986, as amended;

       "LIABILITIES" means all liabilities of the Licensor and others in respect of the ICAD Business, the Assets and the Contracts as at the Closing Date; and including for the avoidance of doubt and without limitation:-

       (a)    creditors;

       (b) liabilities to Taxation, including (i) all liabilities to all taxable periods ending on or prior to the Closing Date and (ii) including in the case of the taxable periods which include the Closing Date, the portion of such period up to and including the Closing Date; and

       (c) amounts owed to any third party by way of overdraft or other borrowings;

       "PAYMENTS" means all those items of adjustment as set out in Schedule 3;

       "SERVICES" means the services to be provided by the Licensor to the Distributor as set out in Schedule 2 and as described in further detail in Schedule 3;

       "SOURCE LICENCE AND EXCLUSIVE DISTRIBUTORSHIP AGREEMENT" means an agreement entered into on today's date between the Licensor and the Distributor;

       "TAX" and "TAXATION" means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith (a) including (without prejudice to the generality of the foregoing) corporation tax, advance corporation tax, income tax, national insurance and social security contributions, capital gains tax, real property tax, personal property tax, sales tax, use tax, franchise tax, inheritance tax, capital transfer tax, development land tax, value added tax, customs, excise and import duties, stamp duty and stamp duty reserve tax any deferred taxation and any other payment whatsoever which the Licensor is or may be or become bound to make to any person as a result of any enactment relating to any of the foregoing (b) but excluding any stamp duty or stamp duty reserve tax payable on this agreement or any instrument executed pursuant to this agreement;

       "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxation, including any schedule or attachment thereto, and including any amendment thereof;

       "TRANSFER REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 as enacted and amended in England and Wales, Scotland and Northern Ireland;

       "US EMPLOYEES" means all those employees only as set out in the list in the Agreed Form headed US Employees;

       "US PROPERTIES" means the leased real properties located at: 26999 Central Park Boulevard, North Building, Suite 295, Southfield, MI and at Suite 213, 50 Airport Parkway, San Jose, California 95110; and

       "WARRANTIES" means those representations, warranties, covenants and undertakings set out in Clause 4 hereto.

1.3 References to the parties hereto include their respective permitted assignees and in the case of individuals their respective successors in title, personal representatives, heirs and estates and references to the masculine gender shall include the feminine and vice versa.

1.4 References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation.

1.5 References to persons shall include any person, individual, company, firm, corporation, association, joint stock company, trust, joint venture, incorporated organisation, governmental entity (or any department, agency or political subdivision thereof, or any other entity (whether or not having separate legal personality and irrespective of the jurisdiction) in or under the law of which it was incorporated or exists).

1.6 Headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in construing the same.

1.7 References to recitals, clauses or schedules are to recitals to, clauses of and schedules to this agreement.


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
1.8 The recitals, the schedules and documents in the Agreed Form part of the operative provisions of this agreement and references to this agreement shall, unless otherwise expressly stated, include references to the recitals, the schedules and documents in the Agreed Form.

1.9    References to times of the day are to United States Eastern Standard
       Time.

1.10 References in this Agreement to the "Distributor" shall, subject to Clause 21.1 and unless otherwise provided, be deemed to refer to such member or members of the Distributor's Group as the Distributor shall have assigned or novated, in whole or in part, the benefit and burden of the rights and obligations arising under this Agreement.

2.     CONDITIONS

       Closing of the transactions contemplated by this Agreement is conditional upon and will take place concurrently to Closing of the Source Licence and Exclusive Distributorship Agreement.

3.     ASSETS

3.1 Subject to the terms and conditions of this Agreement, the Licensor shall transfer to the Distributor the Assets, as of the commencement of business on the Closing Date free from all Encumbrances and together with all accrued benefits and rights attaching thereto.

4.     WARRANTIES

       The Licensor hereby represents, warrants, covenants and undertakes with the Distributor (so as to bind the Licensor, its successors and assigns) as follows:-

4.1 That it has the right to dispose of the Assets which it purports to transfer.

4.2 That it is disposing of the Assets free from any Encumbrance together with all such rights now or hereafter attaching thereto, except as may exist or arise under the Equipment Leases.

4.3 All documents which are required to be stamped and which relate to any of the Assets or which are in the possession of the Licensor in respect of the Assets have been duly stamped.

4.4 The Licensor has been duly organised and is validly existing in good standing under the laws of its jurisdiction of organisation.

4.5 This Agreement has been duly authorised, executed and delivered by the Licensor (subject to approval by the Licensor's shareholders) and, assuming due authorisation, execution and delivery by the Distributor and approval by the Licensor's shareholders, is a valid and binding agreement enforceable against the Licensor in accordance with its terms; and the Licensor has full corporate power and authority (subject to approval by the Licensor's shareholders) necessary to enter into this Agreement and to perform its obligations hereunder.

4.6 No consent, approval (other than approval of the Licensor's shareholders to the extent required), authorisation, or order of any court, governmental agency or body, or arbitrator having jurisdiction over the Licensor is required for execution of this Agreement or the performance of the Licensor's obligations hereunder.

4.7 The Licensor has not created or agreed to create or suffered to arise any Encumbrance over any part of the Assets and the Licensor has and will at Closing have a good and marketable title to all the Assets except as may arise or exist under the Equipment Leases.


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
4.8 Prior to the Closing all consents and agreements of third parties including statutory or other regulatory authorities which are required for the transfer of the Assets and the Contracts to the Distributor shall have been obtained in writing, and will be attached to the Disclosure Schedule; provided however that the provisions of Clause 7.2 shall apply to any Contracts where consent is refused or otherwise not obtained and the Licensor's failure to obtain such consents shall not be deemed to be a breach of the Warranty made in this Clause 4.8.

4.9 The Licensor is not under any obligation of any kind whatsoever whether actual or contingent to sell, charge or otherwise dispose of any of the Assets or any interest therein to any other person.

4.10 There is no litigation, arbitration, prosecution or other legal proceedings relating to the ICAD Business pending, threatened or outstanding and there are no claims, facts or events which are likely to give rise to any such proceedings and the Licensor is not engaged in or aware of and has not in the last six years been engaged in and no facts or events exist or have occurred which are likely to cause the Licensor to be involved in proceedings or enquiries before any governmental or municipal board of inquiry or commission or any other administrative body (whether judicial, quasi-judicial or otherwise) relating to the ICAD Business.

4.11 Neither the Licensor, nor any of its officers, agents or employees (during the course of their duties in relation to the ICAD Business) has committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any act, order, regulation or the like in the United States of America or elsewhere which is punishable by fine or other penalty.

4.12 The Licensor has in its possession all books, records, accounts and other documents relating to the ICAD Business which it may be obliged to produce under any contract or under any statutory provision now in force to any party.

4.13 All information contained in this agreement and all other information given to the Distributor, its advisers, including its attorneys, accountants, financiers, shareholders, agents or other representatives by or on behalf of the Licensor concerning or which might concern the ICAD Business, the Assets and the Contracts was when given and is now true and correct in all material respects and no matter or fact has not been disclosed the omission of which renders any such information untrue or misleading in any material respect.

4.14 The leasing agreements pursuant to which the Licensor occupies the US Properties (the "LEASES") are in full force and effect and the Licensor holds a valid and existing leasehold or subleasehold interest under the Leases. The Licensor has delivered to Distributor a true, correct, complete and accurate copy of the Leases. Furthermore:-

       (a) the Leases are legal, valid, binding, enforceable and in full force and effect;

       (b) the Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

       (c) neither the Licensor nor, to the knowledge of the Licensor, any other parties to the Leases are in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, in either case to the extent that such breach or default would permit termination, modification or acceleration under the Leases;

       (d)    no party to the Leases has repudiated any provision thereof;

       (e) there are no disputes, oral agreements, or forbearance programs in effect as to the Leases;

       (f) the Leases have not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Distributor;

       (g) the Licensor has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases; and

       (h) the Leases are fully assignable to Distributor without the necessity of any consent or the Licensor shall obtain all necessary consents prior to the Closing.

4.15 The Licensor shall obtain an estoppel letter with respect to each parcel of real property constituting the US Properties from the landlord for such property in form and content reasonably satisfactory to the Distributor.

4.16 All Taxes owed by any of Licensor and the ICAD Business have been paid. No claim has ever been made by an authority in a jurisdiction where the ICAD Business does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens or Encumbrances on any of the assets of the ICAD Business that arose in connection with any failure (or alleged failure) to pay any Tax.

4.17 The Licensor has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.18 The Licensor has made all reasonable enquiries of its directors, employees, agents and relevant third parties to establish the truth and accuracy of those Warranties in this schedule expressed to be given "to the best of the Licensor's knowledge and belief" or "so far as the Licensor is aware" or otherwise qualified by reference to the knowledge of the Licensor.

5.     LIABILITIES

5.1 The Licensor shall promptly pay satisfy and discharge the Liabilities and with effect from the Closing Date indemnify the Distributor in respect thereof and against any and all obligations, debts, costs, claims, demands and expenses arising therefrom.

5.2 Without prejudice and limitation to the generality of the indemnity contained in Clause 5.1 above, the Licensor shall indemnify and hold harmless the Distributor against each and every claim, liability, cost, expense or demand (without limitation and, for the avoidance of doubt, including legal and other professional fees) which relates to any claim in respect of:

       (a) any European Employee arising from any act or omission or obligation or liability of the Licensor or any other event occurring prior to the Closing Date whatsoever;

       (b) any European Employee in the event that any such employee proves in a court of the relevant competent jurisdiction that he or she was entitled to more favourable terms and conditions of employment at the Closing Date than those disclosed in writing by the Licensor to the Distributor prior to the Closing Date and that the Distributor is bound by such terms and conditions by reason of the operation of the Transfer Regulations and/or the Acquired Rights Directive;

       (c) any employee of the Licensor who is not a European Employee arising from any act or omission or obligation or liability of the Licensor or any other event occurring prior to, on or after the Closing Date (including, without limitation, the dismissal of such person or a change in his terms of employment) for which the Distributor is liable by reason of the operation of the Transfer Regulations and/or the Acquired Rights Directive;

       (d) any person, who is not a European Employee whose contract of employment has effect by reason of the operation of the Transfer Regulations and/or the Acquired Rights Directive as if originally made with the Distributor and whose contract of employment is terminated or varied by the Distributor within two months of the Distributor's discovery of such contract, provided that if such contract is not so terminated within two months of the Distributor's discovery of its existence, the provisions of Clause 5.2(a) apply to the Licensor in respect of such person as if he was a European Employee in the Agreed Form.

5.3 The parties hereto agree and undertake to each other to indemnify and hold harmless the other in respect of half of any cost, claim, liability, expense, fee or demand that may be incurred by the other which arises due to any claim being brought by or in respect of any European Employee as a result of the termination of the employment of such employee by the Licensor as at the Closing Date or the acceptance by such employee of new employment with the Distributor on the same terms and conditions of employment as such employees had before their employment was terminated by the Licensor. For the avoidance of doubt the indemnity contained in this Clause 5.3 shall extend to cover claims being brought within six months of the Closing Date by any European Employee arising from the change in the identity of their employer from the Licensor to the Distributor, including such employer's name, size, corporate structure and management structure or arising from a change in the location of their place of work (provided that such new workplace is no more than 20 miles from their work place while they have been employed by the Licensor) ("the TRANSITION").

5.4 The Licensor shall indemnify and hold harmless the Distributor against each and every claim, liability, cost, expense or demand (without limitation and, for the avoidance of doubt, including legal and other professional fees) which relates to any claim in respect of:-

       (a) any US Employee arising from any act or omission or obligation or liability of the Licensor or any other event occurring on or prior to the Closing Date; and

       (b) any employee benefit plan or arrangement maintained or contributed to by Licensor or any member of its controlled group (within the meaning of section 414 of the United States Internal Revenue
              Code).

5.5 With the exception of claims arising from the Transition referred to in Clause 5.3 above, nothing contained in this Clause 5 will impose any liability whatsoever on the Licensor should such claims arise specifically as a result of the Distributor seeking to impose any new terms and conditions of employment including, but not limited to, terms and conditions relating to confidential information, restricting the activities of such employees after termination of employment or concerning stock options, as any such claims, should they arise, will be the responsibility of the Distributor.

5.6    The Distributor shall not assume liability for:-

       (a) any indebtedness of the Licensor outstanding at the Closing Date except as expressly provided herein; or

       (b) any breach of contract, negligence, breach of duty or other circumstance giving rise to liability to any third party which is attributable to any act, neglect or default of the Licensor prior to the Closing Date; or

       (c) any other obligation which falls to be performed or any other liability of the ICAD Business which falls to be satisfied prior to, or by reference to a period occurring prior to the Closing Date and the Licensor shall discharge all such debts and liabilities and perform all such obligations and shall indemnify and hold indemnified the Distributor against any liability in respect of any such indebtedness, obligations or liabilities or as a result of any such breach of contract, negligence, breach of duty or other circumstance (and all costs reasonably incurred by the Distributor in connection therewith).

6.     DEBTORS

6.1 Debtors shall remain the property and the responsibility of the Licensor and the Distributor shall endeavour to collect Debtors on the Licensor's behalf but shall not be bound to take any legal proceedings or other steps to recover the same save as may be usual in the ordinary course of business. Subject to Clause 6.3, in the event that any Debtor is unrecovered (in whole or in part) after December 31, 1998 the Licensor shall be obliged (at its own cost) to actively pursue the Debtor (including, if appropriate, to pursue litigation).


6.2 Subject to Clauses 6.6, 6.7 and 6.9 below, prior to June 30, 1999 the amounts first collected by the Distributor from Debtors shall be applied to the Licensor's account (on a Debtor by Debtor basis) as follows before application toward the Distributor:-

       (a) proceeds from a Debtor (other than IPTN) shall first be applied toward any "Software" debts due from that Debtor;

       (b) proceeds from a Debtor (other than IPTN) shall then be applied toward any "Consultancy" debts due from that Debtor but only to the extent that such Debtor has not disputed the amount owing or the service provided by the Licensor;

       (c) proceeds from a Debtor (other then IPTN) shall finally be applied toward any "Maintenance" debts due from that Debtor but only to the extent that such Debtor has provided the Licensor with a purchase order and the Licensor has not, as at the date of Closing, received written notification of a dispute in relation to the amount owing or the level of service provided by the Licensor; and

       (d) proceeds from IPTN which can properly be considered to be payments in respect of "Software" debts (but not any other proceeds from IPTN) shall be applied toward any "Software" debt due from IPTN (as reduced under Clause 6.6(d)).

6.3 The Licensor shall not seek to recover Debtors directly but shall inform the Distributor of any payments that may be made to the Licensor in respect thereof save that the Licensor shall be entitled to recover Debtors directly in the event that the Licensor has not recovered a Debtor within ninety (90) days of the date of issue of an invoice to that Debtor.

6.4 Within twenty-one (21) days of the end of each month ending after Closing the Distributor shall provide the Licensor with a statement of the Debtors collected in that month and shall remit to the Licensor the amounts so received during that period.

6.5 After the expiration of twelve (12) months from the Closing Date the obligations of the Distributor under this Clause 6 to collect Debtors on behalf of the Licensor shall cease save that if thereafter any payments are made to the Distributor in respect of Debtors the Distributor shall promptly remit the same to the Licensor.

6.6 In respect of the debts owing from PT Industri Pesawat Terpang Nusantara ("IPTN") at December 31, 1997:-

       (a) the first amounts collected shall be paid by the Distributor for the account of the Licensor against the invoices identified on
              Exhibit 6.6 and not paid by the Licensor prior to the Closing
              Date;

       (b) the next amounts collected, up to the sum of amounts paid by the Licensor against the invoices identified in Exhibit 6.6 prior to the Closing Date shall be paid to the Licensor by the Distributor when received;

       (c) the next amounts collected, shall be apportioned between the Licensor and the Distributor in the percentages 25 per cent: 75 per cent respectively until such time as the "Maintenance" debt has been paid in full;

       (d) the next amounts collected shall be paid over to the Licensor in respect of "Software" debt until such time as the aggregate amounts received by the Licensor in respect of such "Software" debt equals the full amount of IPTN "Software" debt less the aggregate of the amounts paid by the Licensor prior to the Closing Date against invoices identified in Exhibit 6.6 and the amounts paid by the Distributor for the account of the Licensor pursuant to Clause 6.6(a); and

       (e) the balance of collections in respect of such debts shall be retained by the Distributor for its own account.

       The second sentence of Clause 6.1 and Clause 6.5 shall not apply with respect to IPTN.

6.7 In respect of work performed by the Licensor or its consultants for the benefit of British Aerospace prior to December 31, 1997 the first pound sterling 50,000 collected by the Distributor from British Aerospace shall promptly be passed to the Licensor when received and cashed by the Distributor.

6.8 In the event that within 12 months of Closing the Distributor receives maintenance revenue from a customer set out in Exhibit 6.8 (being the list of Lapsed Maintenance Customers) the Distributor shall pay to the Licensor that proportion of such maintenance revenue as is equal to the proportion which the period from the date of the last activation of the relevant account until January 1, 1998 bears to the period from the date of the last activation of the relevant account until the last date in respect of which such maintenance revenue is paid.

6.9 In the case of Debtors invoiced other than in US Dollars the sum of the debt in US Dollars shall be adjusted to reflect any change in the relevant exchange rate from December 31, 1997 to the time of payment.

6.10 The Licensor warrants to the Distributor that all of the Debtors were properly and bona fide incurred in the ordinary course and that (so far as it is aware having made due and careful inquiry) in respect of none of the Debtors is there any affirmative defence to the payment in full thereof.

6.11 If any of the Debtors is agreed by the Licensor or determined by a competent court or arbitrator to be less than the amount shown in the list in the Agreed Form headed "Debtors" the Licensor shall forthwith upon such agreement or determination reimburse to the Distributor any amount previously applied against that Debtor by the Distributor pursuant to Clause 6.2 which would not have been required to be so applied had such lesser amount been shown in such list.

7.     CONTRACTS

7.1 Subject to the receipt of any requisite third party consents, as of the Closing Date the Licensor shall assign to the Distributor, and the Distributor shall assume all of the Licensor's rights and obligations under, the Contracts. The Licensor and the Distributor shall use their best efforts to obtain all third party consents necessary to transfer the Contracts to the Distributor.

7.2 In any case where the consent in Clause 7.1 above is refused or otherwise not obtained and until it is obtained or where any of the Contracts are incapable of transfer by assignment or by other means to the Distributor:-

       (a) the Licensor shall hold the Contracts and any monies, goods or other benefits received thereunder as agent of and trustee for the Distributor and shall forthwith upon receipt of the same account for and pay or deliver to the Distributor without any deduction or withholding whatsoever all such monies, goods and other benefits;

       (b) the Distributor shall perform the Contracts in accordance with their terms and conditions as sub-contractor to the Licensor provided that sub-contracting is permissible under the terms of the Contract in question, and where sub-contracting is not permissible, the Distributor shall perform the Contracts in accordance with their terms and conditions as agent for the Licensor;

       (c) the Licensor shall give all reasonable assistance to the Distributor to enable it to enforce the rights of the Licensor under the Contracts and shall at all times act with regard to the Contracts in accordance with the Distributor's reasonable instructions from time to time; and

       (d) the Licensor shall not take any action in respect of the Contracts without the prior written approval of the Distributor.

7.3 The Distributor hereby agrees to indemnify and hold harmless the Licensor in respect of all claims arising under or relating to the performance of the Contracts which arise after the Closing and are either directly or indirectly attributable to an act, event or omission of the Distributor provided that the Distributor shall be entitled to conduct any such claim on behalf of the Licensor and provided that the Distributor shall not be liable in respect for any claim arising in respect of the Contracts directly or indirectly attributable to an act, event or omission of the Licensor arising prior to Closing.

7.4 The Licensor hereby agrees to waive with effect from the Closing Date any rights it may have against any European Employees and/or any US Employees to enforce any conditions relating to competing with the Licensor, disclosing information relating to the Licensor or developing improvements to products or processes (which may or may not involve intellectual property rights) which are contained in any agreements between the Licensor and such employees and which relate to the conduct of the Restricted Business by the Distributor.

8.     PREPAYMENTS BY VENDOR AND CUSTOMERS

8.1 The Licensor shall account to the Distributor, on a percentage of completion basis, for all prepayments in respect of any Contracts not wholly completed or discharged at Closing by the Licensor.

8.2 The Distributor shall account to the Licensor, on a percentage of completion basis, for all payments made by the Licensor in respect of any Contracts not wholly completed or discharged at Closing by suppliers of goods and services.

9.     FUTURE TRADING AND TRADE ENQUIRIES

       The Licensor shall promptly refer to the Distributor all enquiries relating to the ICAD Product, the Assets or the Contracts and assign to the Distributor all orders relating to the ICAD Product, including enquiries or orders for any services provided in connection with the ICAD Product, which the Licensor may receive after Closing.

10.    TAX

10.1 Except as specifically provided in Clauses 10.2 and 10.3 below, all amounts expressed in this Agreement as being payable by the Distributor to the Licensor are expressed to be exclusive of any value added tax, and any transfer, documentary, sales, use stamp, registration, withholding and other such Taxes and fees (including penalties and interest) which may be chargeable thereon. Upon payment to the Licensor of any amount due under this Agreement, the Distributor shall add to the amount of such payment the amount of all Taxes referred to in this clause 10.1 that are payable by the Licensor (except for certain withholding taxes as provided in Clause 10.3, which taxes may be deducted by the Distributor).

10.2 To the extent that any value added tax referred to in Clause 10 is not recoverable (by way of refund, rebate, credit or otherwise) by the Distributor, the parties agree that any such value added tax shall be borne equally by the Licensor and the Distributor. The Distributor will, at its own expense, file all necessary Tax Returns and other documentation with respect to all claims for value added tax recovery and, if required by applicable law, the Licensor will join in the execution of any such Tax Returns and other documentation. In the event the Distributor is unable to recover any value added tax from the applicable taxing authority (by way of refund, rebate, credit or otherwise), the Licensor shall on demand reimburse the Distributor for fifty percent (50%) of the unrecoverable amount.

10.3 To the extent that the Distributor is required under the applicable tax treaties between the United States and the Grand Duchy of Luxembourg, or between the United Kingdom and the United States to deduct any withholding taxes from amounts payable to the Licensor under this Agreement, such deductions may be made from the applicable amounts expressed in this Agreement and the Distributor shall be liable to pay to the Licensor only the net amount after such deduction. In the even the Distributor is required to deduct withholding taxes under the laws of any other jurisdiction, the Distributor shall be entitled to make any such deduction or withholding but in such event the Distributor shall be obliged to pay such an additional amount to the Licensor to ensure that the Licensor will receive an amount equal to that which it would have received had no such deduction or withholding been made.

10.4 The Licensor and the Distributor shall use all reasonable endeavours to secure that the conditions of article 5(1) of the Value Added Tax (Special Provisions) Order 1995 SI 1268 and of section 49 of the Value Added Tax Act 1994 (or the relevant provisions in any jurisdiction other than the United Kingdom) are fulfilled so that transactions contemplated by this agreement are properly treated as neither a supply of goods nor a supply of services for the purposes of value added tax.

10.5 Each party shall preserve all records referred to in section 49(1) of the Value Added Tax Act 1994 (or the relevant provisions in any jurisdiction other than the United Kingdom) for such periods as may be required by law and shall during that period afford reasonable access to them at the request (and cost) of the other party.

10.6 In the event any taxing authority determines that value added tax is chargeable on the transactions contemplated hereby or any of them then the Licensor shall immediately notify the Distributor of such determination and the Distributor agrees that such value added tax shall be in addition to the sum specified in Clause 3 and the Distributor shall (against production by the Licensor of tax invoices in respect thereof) pay the amount of any such value added tax forthwith to the Licensor but such payment shall be without prejudice to the right of the Distributor under this agreement to call upon the Licensor to make or join an appeal against the aforesaid determination subject to the provisions of Clause
       10.7 below.

10.7 The Distributor at its sole discretion (but after consultation with the Licensor) may within ten days of notification by the Licensor of a determination having been made by any taxing authority, dispute that determination or request the Licensor to dispute or join with the Distributor or any other person in disputing that determination including the making of a formal appeal to the appropriate taxing authority and such higher court of law as may subsequently be required to reach a decision on the dispute and the Licensor shall promptly comply with any reasonable request but shall not be obliged to take any action under this clause unless the Distributor shall indemnify it against all costs and expenses so incurred.

10.8 All value added tax and any other Taxes payable in respect of goods and services supplied or deemed to be supplied by the Licensor in connection with the ICAD Business prior to Closing, and all interest payable thereon and penalties attributable thereto, shall be paid to the appropriate taxing authority by the Licensor, and the Licensor shall be entitled to receive and to retain for its own benefit all reimbursement or credit from such taxing authority for value added tax or such other Taxes borne by the Licensor on goods and services supplied to the Licensor prior to Closing and any payments received in respect of value added tax or such other Taxes overpaid prior thereto.

11.    BOOKS AND RECORDS

11.1 The Licensor shall, at the Closing, deliver to the Distributor the Books and Records, which the Distributor shall retain for a period of three years from the Closing Date or for such longer period as such records are required to be preserved by law. The Books and Records shall be available at all reasonable times by prior appointment during usual business hours for inspection by the Licensor, its servants and agents and such other persons as may be authorised by the Licensor who may (at the cost of the Licensor) take such copies therefrom as the Licensor may reasonably require.

11.2 For a period of three years from Closing or for such longer period as such records are required to be preserved by law, the Licensor shall at its own cost, make available to the Distributor any books and records which contain information which is reasonably required by the Distributor for the purpose of the activities of the ICAD Business for inspection and copying by representatives of the Distributor during working hours on reasonable advance notice and, if it is not practicable, only to make available relevant parts thereof, with an undertaking as to confidentiality as the Licensor may reasonably require being given by the Distributor.

12.    PROVISION OF SERVICES

12.1 Subject to Clauses 18 and 19 the Licensor agrees, unless otherwise agreed in writing between the parties from time to time, to supply or procure to be supplied to the Distributor the Services and the Licensor confirms to the Distributor that in providing the Services during the term hereof, such Services shall be provided upon the basis as more particularly set out in Schedules 1 and 2 (as appropriate).

12.2 Subject as provided in this Agreement, any additional service performed or work done which is not part of the Services, or which is, at the request of the Distributor, over and above the level specified in this Agreement shall be the subject of a separate agreement between the parties, provided that if the Distributor reasonably requests any other service or services in connection with the ICAD Business, the Licensor shall use its reasonable endeavours to provide any such additional service or services to the Distributor if it is already supplying such services to its own businesses (and only to the extent that it continues to do so) and the parties shall agree charges for them on a basis reflecting the cost of such service to the Distributor.

12.3 Without prejudice to either party's other rights under this Agreement nothing in this Agreement shall prevent the Distributor, in each instance upon thirty (30) days' notice to the Licensor, from purchasing the Services from a third party and should the Distributor wish to obtain any of the Services from a third party, then the Licensor shall use its reasonable endeavours to provide such co-operation and assistance to the Distributor as may be reasonably requested by the Distributor to enable it to obtain such Services from a third party.

12.4 The Licensor shall maintain sufficient appropriately qualified and experienced staff to enable it to fulfil its obligations at all times and in all respects in relation to the Services.

12.5 The Licensor hereby warrants and represents to the Distributor that subject to Clause 12.6 below it is able to provide the Services in the terms more particularly set out in Schedules 1 and 2 and that it has in its possession or will prior to Closing have all permissions, Licences and consents or similar authority required to provide the Services.

12.6 The Licensor hereby acknowledges that it shall be responsible for obtaining (at its own expense) all permissions, licences and consents reasonably required or which it would be desirable to have in order to enable the Distributor to operate the ICAD Business.

12.7 The Distributor acknowledges that it intends to procure alternative premises to those to be provided at the Co-Occupied Properties as part of the Services within six (6) months of Closing.

12.8 The Licensor shall take such actions as are necessary to fully vest the account balances of any employees specified in the list of US employees in the Agreed Form who accept employment with the Distributor within 30 days after the Closing Date and prevent any plan loans of such employees under the Concentra Corporation 401(k) Retirement Plan from being placed into default (unless such employees fail to make timely payment of their monthly repayment amounts) and transfer such employees' account balances, including any notes evidencing such plan loans, to a qualified defined contribution plan sponsored by the Distributor as soon as practicable after the Closing Date.

12.9 The Licensor shall take such actions as are necessary to continue to employ each US Employee who is currently working in the United States under a work visa and who has agreed to accept employment with Distributor, until the earlier of the date that such employee may lawfully accept employment in the United States with the Distributor or its subsidiaries or the date that the Distributor or the employee gives written notice to Licensor that the Distributor or employee wishes to terminate their offer or acceptance of employment with the Distributor. During the period of employment the by Licensor of each such employee pursuant to this paragraph, the Licensor shall continue to pay such employee his salary and incentive compensation (in amounts as directed by Distributor) and to allow such employee to participate in those employee benefit plans which are generally available to the Licensor's employees. The Distributor shall reimburse the Licensor for the cost of each such employee's salary and incentive compensation and the actual cost of insurance and other benefit coverage for each such employee provided that the Distributor's liability in respect of the Licensor's self-insurance in respect each such employee shall be limited to a maximum of US$20,000 per family per policy year only.

12.10 Without limitation to the provisions of this Agreement the parties will, on the Closing Date, enter into licences in form acceptable to the Licensor and the Distributor in respect of the Distributor's occupation of certain parts of the Co-Occupied Properties (the "CO-OCCUPIED LICENCES").

13.    CHARGES

13.1 In consideration of the supply by or on behalf of the Licensor to the Distributor of the Services, the Distributor will pay to the Licensor the charges set out in Schedule 2 in accordance with the provisions of this Clause 13.

13.2   All charges payable by the Distributor to the Licensor pursuant to
       Schedule 2 shall be paid within twenty-eight (28) days of the date of receipt of the relevant correct invoice. The Licensor shall provide reasonable documentary evidence to support the charges as the Distributor may reasonably require.

13.3 Without prejudice to either party's other rights under this Agreement, on the termination of any of the Services, the Distributor will pay up to the date of termination the charges as incurred by the Distributor save that if the date of termination is other than at the end of a four week period any such payment shall be adjusted to reflect the number of days in the four week period that the Services were actually provided pursuant to this Agreement.

13.4 In calculating the four weekly charges in Schedule 2, if the final period is less than four weeks, the fixed charges for the Final Period shall be adjusted pro rata on a daily basis.

13.5 All payments by the Distributor to the Licensor under this Agreement shall be made without any set-off or deductions of any kind (except as expressly set out in this Agreement).

14.    LIAISON

       Each of the Licensor and the Distributor shall appoint and shall communicate to the other the identity of one person who shall act as the principal contact point and channel of communication in respect of the provision of the Services. Such persons shall be suitably qualified and experienced and shall be entitled to delegate or pass responsibility to a suitably qualified and experienced nominee form time to time.

15.    LIABILITY AND INDEMNITY

15.1 The Licensor is providing the Services hereunder as an accommodation to the Distributor and accepts liability to the Distributor in respect of the Services specified in Schedule 1 only if the Licensor either:-

       (a) wilfully withholds supply of such Service when it has the ability to provide such Service to the level specified in Schedule 2; or

       (b) wilfully withholds supply of a reasonable pro rata share of such Service when it has the ability only to provide such Service to a proportion of the level specified in Schedule 2.

15.2 Nothing in this Clause 15 shall or shall be deemed to relieve either party of any common law or other duty to mitigate any loss or damage incurred by it.

15.3 The foregoing shall not affect the Distributor's liability for death or personal injury resulting from its negligence.

15.4 Without prejudice to the provisions of Clauses 12, 15 and 18 and its other rights, the Distributor may elect to procure such Services set out in Schedules 1 and 2 from an independent third party if the Licensor either fails to provide all or any of the Services set out in Schedules 1 and 2 for a period of more than five (5) consecutive days (save in case of emergency or to fulfil a legal requirement for the operation of the ICAD Business), or if the Licensor materially breaches the specifications for the Services set out in Schedule 2 on the following terms:-

       (a) the Distributor shall not be liable to make any payment to the Licensor for the affected Service or Services from the date of the occurrence of the breach to the date the breach is remedied by the Licensor;

       (b) the Licensor shall use its reasonable endeavours to recommence provision of the Services as soon as practicable after the breach has occurred;

       (c) if the Licensor recommences provision of the affected Service or Services within 30 days of the breach occurring, the Licensor shall be liable to pay to the Distributor all charges in respect of the affected Service or Services from such recommencement date;

       (d) if the Licensor does not recommence provision of the affected Service or Services within 30 days of the breach occurring, the Distributor shall be entitled to terminate the agreement forthwith in respect of the affected Service or Services and shall not be liable to pay any charges in respect of the same (other than any amounts remaining due and payable for any period prior to the date of the breach).

15.5 This Clause 15 sets forth the Distributor's sole and exclusive remedy in the event of a breach by the Licensor of its obligations hereunder relating to the Services.

16.    CONFIDENTIALITY

       Each of the Licensor and the Distributor shall treat in confidence the other's data, documentation and information obtained as a result of this Agreement. Each party further agrees not to use the same save for the purposes hereof or disclose the same or the terms of this Agreement to any other person or entity, except as required by law or the regulations of any governmental or other authority, or to its own employees or the employees of any company associated with it, or its third party consultants or contractors under conditions of the confidentiality and only then to the extent required for the proper implementation and performance of this Agreement.

17.    1998 TRANSITION ADJUSTMENT

17.1 For the purposes of putting the parties in the same economic position they would have been had Closing taken place on 1 January 1998 the Distributor shall, at least three business days prior the date of Closing deliver to the Licensor the 1998 Transition Adjustment. The 1998 Transition Adjustment shall be prepared in the same form as set out in
       Schedule 3 in accordance with generally accepted accounting principles and practices which are in effect in the United States ("U.S. GAAP") at the time of preparation. The Distributor agrees to adjust that amount of the Fixed Royalty payable on the date of Closing in accordance with the

       1998 Transition Adjustment but shall retain the right, within forty-five
       (45) days of the date of Closing to dispute the 1998 Transition
       Adjustment.

17.2 Immediately following Distributor's disputing the 1998 Transition Adjustment the Distributor and the Licensor shall have a period of thirty
       (30) days (the "ADJUSTMENT DISPUTE PERIOD") in which to review and agree or dispute the 1998 Transition Adjustment.

17.3 In the event that the 1998 Transition Adjustment has not been agreed by the termination of the Adjustment Dispute Period the determination of the 1998 Transition Adjustment shall be referred to an independent firm of accountants (the "EXPERTS") appointed by agreement in writing between the Licensor and the Distributor. In making such determination the Expert shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error (and the Expert shall give reasons for his determination)) be final and binding on the parties. Each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the Expert shall be borne by the parties in the proportions he may direct or, in the absence of direction, equally. Subject to any rule of law or of any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, the Distributor and the Licensor shall afford as soon as reasonably practicable upon request to the other and their respective agents and to the Expert all facilities and access to their respective premises, personal papers, books, accounts, records, returns and other documents as may be in their possession or control as may be required by the Expert to make his determination.

17.4 The Licensor and the Distributor shall, promptly provide each other, with all information (in their respective possession or control) including access at all reasonable times to all books and records and all co-operation and assistance as may be reasonably required to:

       (a)    enable the production of the 1998 Transition Adjustment; and

       (b) enable the Distributor and any independent firm of chartered accountants appointed pursuant to this Clause to dispute and subsequently determine the 1998 Transition Adjustment.

18.    TERMINATION

18.1 Without prejudice to any outstanding liability of either party under this Agreement, each party has the right exercisable forthwith by notice in writing to terminate Clauses 12 to 15 of this Agreement if (save in relation to a reorganisation, reconstruction or amalgamation) any order is made or a resolution is passed for the winding-up of the other party, or if an administrative order is made in respect of the other party, or if an administrator or a receiver (which expression shall include an administrative receiver) is appointed in respect of the other party or all or any of its assets, or if the other party is unable to pay its debts within the meaning of the relevant section(s) of the United States Bankruptcy Code or if any voluntary arrangement is proposed under the relevant section(s) of the United States Bankruptcy Code in respect of the other party.

18.2 The Distributor shall be entitled to terminate Clauses 12 to 15 of this Agreement forthwith by notice in writing if (i) the Licensor has failed to provide or make available to the Distributor any of the Services and
       (ii) the Distributor has notified the Licensor in writing of such failure and (iii) the Licensor has failed to make available to the Distributor (without cost to the Distributor) the necessary assets or personnel or otherwise has failed to remedy the situation in either case within 30 days of such written notice.

18.3 The Licensor shall be entitled to terminate Clauses 12 to 15 of this Agreement forthwith by notice in writing if (i) the Distributor has failed to pay to the Licensor any amount due or perform any of its other obligations to the Licensor hereunder or under the Source Licence and Exclusive Distributorship Agreement and (ii) the Licensor has notified the Distributor in writing of such failure and (iii) the Distributor has failed to pay such amount or undertake efforts to cure such other default within thirty (30) days of such written notice.

18.4 Any termination of Clauses 12 to 15 of this Agreement pursuant to this Clause 18 shall not affect the continued validity and enforceability of the remainder of this Agreement.

19.    FORCE MAJEURE

19.1 In the event of any strike, lock-out, act of God, war, riot, civil commotion, blockade, embargo, fire, explosion, flood, adverse weather or any other circumstances (whether or not of a similar nature to the foregoing) over which the Licensor has no control or of which the Licensor cannot obtain any control which, in either case, causes the cessation of or substantial interference with the performance of the Services or any of them by the Licensor under this Agreement the duty of the Licensor to perform the Services subject to disruption shall forthwith be suspended until such circumstances have ceased and the charges payable by the Distributor pursuant to Schedule 3 in respect of the affected Services shall be reduced pro rata according to the number of days the Licensor is unable to perform such services (by reference to the days they should have been provided pursuant to this Agreement).

19.2 On the occurrence or likely occurrence of any of the events described in Clause 19.1 above:-

       (a) the Licensor shall notify Distributor as soon as reasonably practicable;

       (b) the Licensor shall use its reasonable endeavours to provide alternative services at the charges pertaining at the date of the incident and minimise disruption to the operation of the ICAD Business; and

       (c) the Distributor may at is discretion procure, for the period that the force majeure continues, the provision of the relevant disrupted Service(s) from third parties.

20.    COSTS

       Save as expressly otherwise provided in this Agreement each of the parties hereto shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

21.    ASSIGNMENT

21.1 It is hereby agreed and declared that the benefit and burden of this Agreement may be assigned or novated in whole or in part by the Distributor only to any company which is an affiliate of the Distributor or to its holding company provided that in any such event any such assignee enters into an agreement under seal supplemental to this Agreement whereby it agrees to be bound by the provisions of this Agreement (insofar as these have been assigned or novated) binding upon the assignor provided however that the Distributor shall guarantee to the Licensor the obligations of such member or members of the Distributor's Group to which the benefit and burden of the rights and obligations arising under this Agreement have been novated or assigned.

21.2 Save as aforesaid this Agreement and all rights and benefits hereunder are personal to the parties hereto and may not be assigned at law or in equity without the prior written consent of the other party/parties hereto.

22.    ENTIRE AGREEMENT

       This Agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto in connection with the subject matter of this Agreement.

23.    WAIVER, AMENDMENT

23.1 There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is evidenced in writing and signed by the waiving party.

23.2 No omission or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

23.3 No variation to this Agreement shall be effective unless made in writing and signed by all the parties.

24.    FURTHER ASSURANCES

24.1 At any time after Closing the Licensor shall at its own expense execute all such documents and do such acts and things as the Distributor may reasonably require for the purpose of vesting in the Distributor the full legal and beneficial title to the Assets and giving to the Distributor the full benefit of this Agreement.

24.2 The terms of this Agreement shall insofar as they are not performed at Closing and subject as specifically otherwise provided in this Agreement continue in force after and notwithstanding Closing.

24.3 The Licensor and the Distributor hereby mutually undertake that in the period from the date of this Agreement until Closing (the "INTERIM PERIOD") they will use their reasonable endeavours to co-operate with one another with a view to reaching agreement on any matters which arise during the Interim Period and to execute any documents as may be required.

25.    NOTICES

25.1 Save as specifically otherwise provided in this agreement any notice, demand or other communication to be served under this agreement may be served upon any party hereto only by posting by first class post or delivering the same or sending the same by facsimile transmission to the party to be served at its address above, or facsimile number given below or at such other address or number as he or it may from time to time notify in writing to the other parties hereto:-

       The Licensor:-

       Concentra Corporation
       21 North Avenue
       Burlington MA
       01803-3301

       USA
       Fax no:  (+) 1 781 229 4700
       Marked for the attention of:  Lawrence W. Rosenfeld

       The Distributor:-
       c/o Zeyen Beghin Feider Loeff Claeys Verbeke
       58 rue Charles Martel
       BP5017
       L-1050
       Luxembourg

       Fax no: (+) 352 44 44 55 444
       Marked for the attention of: Garreth Evans/Henri Wagner

25.2 A notice or demand served by first class post shall be deemed duly served 48 hours after posting and a notice or demand sent by facsimile transmission shall be deemed to have been served at the time of transmission and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked first call, addressed and placed in the post and, in the case of a facsimile transmission, that such facsimile was duly transmitted to a current facsimile number of the addressee at the address referred to above.

26.    COUNTERPARTS

       This Agreement may be executed in any number of counterparts and by the several parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

27.    GOVERNING LAW AND SUBMISSION TO JURISDICTION

27.1 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions.

27.2 In the event of a dispute relating to or arising out of this Agreement, the party claiming breach of this Agreement shall give notice to the other party setting forth the nature of such dispute. Within ten (10) business days of the giving of such notice, the parties shall arrange to have their chosen representatives meet (in person or telephonically) in an effort to resolve such dispute. In the event that the parties' representatives are unable to resolve their dispute within thirty (30) business days of the first meeting of such representatives, each party shall then designate, by further notice to the other party, a senior officer to meet (in person or telephonically) with senior officer of the other party in an effort to resolve such dispute. In the event that the parities' senior officers are unable to resolve their dispute within thirty (30) business days of the first meeting of such senior officer, either party may submit such dispute to binding arbitration under the International Rules of the American Arbitration Association (the "AAA"). Arbitration shall be conducted by a single arbitrator, who shall be knowledgeable concerning legal issues involved in the licensing of intellectual property rights to be selected by the parties by agreement or, in the absence of such agreement, by the AAA. The arbitration shall take place in New York City. The arbitrator shall have the authority to award all forms of relief that are determined to be just and equitable; provided however that notwithstanding anything to the contrary in this Agreement or under the governing law, the arbitrator shall have no authority to award punitive or exemplary damages or any other monetary damages not measured by the prevailing party's actual damages. Any award granted by the arbitrator may be enforced in any court of competent jurisdiction. Before an arbitration pursuant to this provision is convened, either party may seek from any court of competent jurisdiction interim or provisional relief. Such interim or provisional relief may subsequently be vacated, continued or modified by the arbitrator on the application of either party. Either party may request accelerated proceedings to the extent that monies are, at the time of the dispute arising, owed between the parties under the terms of this Agreement.

28.    LIMITATION ON LIABILITY

       The Licensor's liability under the Warranties set out in this agreement and in the Source Licence and Exclusive Distributorship Agreement to the Distributor for any cause whatsoever, regardless of the form of any claim or action, shall not exceed the aggregate Fixed Royalties payable by the Distributor to the Licensor under the Source Licence and Exclusive Distributorship Agreement (not including support fees) paid or to be paid by the Distributor for the Licensed Intellectual Property. In no event shall either party be liable for any loss of data, profits or use of the products, or for any special incidental, indirect or consequential damages arising our of or in connection with the use or performance of the Licensed Intellectual Property. The Licensor's liability under this Clause 28 shall run for a period of four years from the Closing Date.

29.    INVALIDITY

       If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.


IN WITNESS WHEREOF, the parties, as of the date first above shown, have caused this Agreement to be executed by their duly authorised representatives.

CONCENTRA CORPORATION


By: /s/ Lawrence W. Rosenfeld
   ---------------------------------
Lawrence W. Rosenfeld,
President

KNOWLEDGE TECHNOLOGIES INTERNATIONAL S.A.


By: /s/ Peter D. Wilson
   ----------------------------
           As Attorney



Without prejudice to the foregoing, the Company expressly and specifically confirms its agreement to Clause 27 for the purposes of article 1 of the Protocol annexed to the Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters signed at Brussels on 27 September 1968, as amended.

KNOWLEDGE TECHNOLOGIES INTERNATIONAL S.A.


By: /s/ Peter D. Wilson
   ----------------------------
           As Attorney

                                   SCHEDULE 1
                  NATURE, DURATION AND DESCRIPTION OF SERVICES


OFFICE FACILITIES

Occupation of existing Licensor premises in Coventry, Paris and Burlington (USA) together with those related services currently utilised including (but not to be limited to) phone systems (to be a separate telephone number and answered as Distributor where reasonably possible), property related insurance cover, cafeteria facilities, meeting rooms and reception areas. The Licensor may, from time to time, and at its cost, establish reasonable rules and regulations governing the use of the office facilities utilised by the employees of ICAD Newco and may erect such partitions and other barriers and establish such restrictions as may be reasonably necessary to restrict access by employees and/or customers of ICAD Newco to those portions of such facilities as the Licensor may reserve for the exclusive use of the Licensor.

The Distributor shall purchase and maintain in force, at the Distributor's sole expense, workers' compensation and other liability insurance coverage for all employees of the Distributor occupying the Licensor premises and shall indemnify and hold the Licensor harmless from and against any and all liabilities, losses, charges and expenses arising from the presence of such employees as the Licensor's premises, the Distributor's use of such premises, and any act or omission of the Distributor, its employees or invitees with respect to such premises.

NETWORK AND COMPUTING RESOURCES

The intention of the parties to this agreement is to enable the ICAD Business to be operated with the minimum of disruption during the transition period by the continued provision and maintenance of those systems currently utilised by the ICAD Business in return for payment of the appropriately allocated cost incurred.

The IT systems provided shall include all those IT systems (including e-mail) necessary for the continued operation of the ICAD Business (and such assistance as is requested to establish replacement IT systems).

CORPORATE SERVICES

The intention of the parties to this agreement is to enable the ICAD Business to be operated with the provision of those central services currently required and utilised by the ICAD Business provided by the Licensor during the transitional period to minimise the disturbance caused to the ICAD Business by the transition in return for payment of the appropriately allocated cost incurred.

The Services (and such assistance as is requested to establish replacement services) to be provided shall include all those necessary for the continued operation of the ICAD Business.

                                   SCHEDULE 2
                            SPECIFICATION OF SERVICES


OFFICE FACILITIES

FACILITY                    MAX OCCUPANCY   NOTICE PERIOD   COST ALLOCATION BASIS

Coventry (UK) office        1 year          1 month         Headcount
Paris (France) office       1 year          1 month         Headcount
Burlington (USA) office(1)  1 year          1 month         Headcount


NETWORK AND COMPUTING RESOURCES

IT SYSTEMS                    TRANSITION PERIOD   NOTICE PERIOD    COST ALLOCATION BASIS
Fileservers                   Maximum 1 year      1 month          Agreed daily charge
Local network                 Maximum 1 year      1 month          Agreed daily charge
Wide area network             Maximum 1 year      1 month          Agreed daily charge
PC support and support fees
Storage capacity


CORPORATE SERVICES

SERVICE                            TRANSITION PERIOD             COST ALLOCATION BASIS

Management accounting              up to 1 year with 1           Time charge at cost including
                                   month's notice of             all social security and other
                                   termination                   taxes etc. etc.

Human resources and payroll        up to 1 year with 1           Time charge at cost including
                                   month's notice of             all social security and other
                                   termination                   taxes etc. etc.

Software shipment                  up to 1 year with 1           Time charge at cost including
                                   month's notice of             all social security and other
                                   termination                   taxes etc. etc.

Assistance in establishing new     up to 1 year with 1           Time charge at cost including
systems as required                month's notice of             all social security and other
                                   termination                   taxes etc. etc.

-------------------
(1)    All as more particularly set out in the Co-Occupied Licences

                                   SCHEDULE 3
                     PAYMENTS AND 1998 TRANSITION ADJUSTMENT


PROFORMA ADJUSTMENTS TO CLOSING
+ positive number means credit to the account of the Distributor
- negative number means credit to the account of the Licensor

PROFORMA RESULTS FOR PERIOD OF JANUARY 1, 1998 THRU MARCH 31,1998

Revenue (Non-Software)               $  1,405,000    estimate
Revenue (Software)                   $  1,500,000    estimate
TOTAL REVENUE                        $  2,905,000

EXPENSES                             $ (2,482,875)   estimate

NET (REVENUE - EXPENSE)              $    422,125

OTHER ADJUSTMENT:
Deferred Income at Closing           $  1,000,000    estimate
Deferred Commissions                 $    (75,000)   estimate
                                     ------------
                                     $    925,000


                                                        ACCRUAL BASIS   CASH BASIS
                                                        -------------   ----------
Net Adjustment at Closing (actual Value)                $  1,347,125   $ 1,347,125
  less trade receivables on post Jan 1 Revenue                         $(1,300,000)   estimate
  plus trade payables on post Jan 1 Expenses                           $   400,000    estimate
Actual Cash Adjustment at Closing                       $  1,347,125   $   447,125

Gross First Payment                                       (3,900,000)   (3,900,000)
                                                        ------------   -----------
NET ADJUSTED FIRST PAYMENT                              $ (2,552,875)  $(3,452,875)
                                                        ============   ===========


CONTINGENT ADJUSTMENTS TO BE MADE AS THE CREDIT IS REALISED

NDP Prepayment                                          $    (48,763)
Franz Prepayment                                        $    (94,750)

METHOD OF CALCULATING 1998 TRANSITION ADJUSTMENT

All revenues minus all expenses (but not expenses relating to this transaction) for the period from January 1, 1998 to Closing properly accrued for during said period using US GAAP.

The payment for the 98 Transition Adjustment shall be paid as follows:-

A) for all revenue from Licensor to Distributor, in cash if already received by Closing or in all the trade debts generated from the revenues from January 1, 1998. Such debts shall not be considered part of the Debtors since the collection risk shall be taken by Distributor.

B) for all expenses from Distributor to Licensor, in cash if already paid by Licensor by Closing or in trade payables for expenses not yet paid. The Distributor undertakes to pay the trade payables in accordance with normal practice and not so as to breach the payment terms of the relevant contract.

                                                                         ANNEX C


                        Electra Investment Trust, P.L.C.
                                   65 Kingsway
                                 London WC2B 6QT


                                    GUARANTEE


     Guarantee, dated as of March 5, 1998, by Electra Investment Trust, P.L.C., a corporation incorporated in England and Wales ("EIT").

     Subject to the matters set forth below, EIT hereby guarantees the due and punctual payment by Knowledge Technologies International S.A. ("KIT") to Concentra Corporation, a Delaware corporation ("Concentra") under the Source License and Exclusive Distributorship Agreement (the "License") dated as of February 26, 1998, by and between KTI and Concentra, of the Fixed Royalties (as defined in the License) when the Fixed Royalties (which, in aggregate, amount to and are no greater than US 418,654,000) shall become due and payable under the License in accordance with Clause 5.2(a) thereof, together with all interest and penalties accruing thereon pursuant to Clause 5.2(c) (collectively, the "Obligations"). EIT's Obligations hereunder are subject to all of the conditions of KTI to consummate the Closing (as defined in the License) referred to in Clause 9 of the License, it being the purpose and intent of the parties that the Obligations of EIT shall be coextensive with but not greater than, the Obligations of KTI under Clauses 5.2(a) and 5.2(c) of the License.

     The Obligations of EIT hereunder shall not be affected by any fraudulent, illegal, or improper act by KTI, EIT, or any person liable or obligated to Concentra for or with respect to the Obligations, by any release, discharge, or invalidation, by operation of law or otherwise, of the Obligations, or by the legal incapacity of KTI, EIT, or any other person liable or obligated to Concentra for or with respect to the Obligations.

     The within instrument incorporates all discussions and negotiations between the undersigned and Concentra concerning the guaranty provided by EIT hereby. No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. no provision hereof may be altered, amended, waived, cancelled or modified, except by a written instrument executed by Concentra and EIT.

     EIT waives presentment, demand, notice, and protest with respect to the Obligations and this Guarantee, further waives any delay on the part of Concentra, further waives any right to require Concentra to pursue or to proceed against KTI or any collateral which KTI might grant to secure the Obligations, and further waives notice of acceptance to this Guarantee.

     The Obligations of EIT hereunder are primary, with no recourse necessary by Concentra against KTI or any collateral given by KTI to secure the Obligations or against any other person liable for or on the Obligations prior to proceeding against EIT hereunder. EIT assents to any indulgence or waiver which Concentra may grant or give KTI and/or any other person liable or obligated to Concentra for or with respect to the Obligations. No release of any collateral securing the Obligations or securing the obligations of any such other person shall affect the obligations of EIT hereunder. No action by Concentra which has been assented to herein shall affect the Obligations of EIT to Concentra hereunder.

     The payment of any amounts due with respect to any indebtedness of KTI now or hereafter held by EIT is hereby subordinated to the prior payment in full of the Obligations. Any amounts which are collected, enforced and received by EIT shall be held by EIT as trustee for Concentra and shall be paid over to Concentra on account of the Obligations without affecting in any manner the liability of EIT under the other provisions of this Guarantee.

     This instrument shall inure to the benefit of Concentra and its successors, and shall be binding upon the successors of EIT.

     The rights, remedies, powers, privileges, and discretions of Concentra hereunder (hereinafter, "Concentra's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by Concentra in exercising or enforcing any of Concentra's Rights and Remedies shall operate as, or constitute a waiver thereof. No waiver by Concentra of any of Concentra's Rights and Remedies or of any default or remedies under any other agreement by EIT, shall operate as a waiver of any other of Concentra's Rights and Remedies or of any default or remedy hereunder or thereunder. No exercise of any Concentra's Rights and Remedies and no other agreement or transaction of whatever nature entered into between Concentra and EIT, between Concentra and KTI, and/or between Concentra and any such other person at any time shall preclude any other exercise of Concentra's Rights and Remedies. No waiver by Concentra of any of Concentra's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of Concentra's Rights and Remedies, and all of Concentra's rights, remedies, powers, privileges, and discretions under any other agreement or transaction with EIT, KTI, or any other such person, shall be cumulative and not alternative or exclusive, and may be exercise by Concentra at such time or times and in such order of preference as Concentra in its sole discretion may determine.

     In the event of a dispute relating to or arising out of this Guarantee, the party claiming breach of this Guarantee shall give notice to the other party setting forth the nature of such dispute. Within ten (10) business days of the giving of such notice, the parties shall arrange to have their chosen representatives meet (in person or telephonically) in an effort to resolve such dispute. In the event that the parties' representatives are unable to resolve the dispute within thirty (30) business days of the first meeting of such representatives, each party shall then designate, by further notice to the other party, a senior officer to meet (in person or telephonically) with the designated senior officer of the other party in an effort to resolve such dispute. In the event that the parties' senior officers are unable to resolve the dispute within thirty (30) business days of the first meeting of such senior officers, either party may submit such dispute to binding arbitration under the International Rules of the American Arbitration Association (the "AAA"). Arbitration shall be conducted by a single arbitrator, who shall be knowledgeable in the legal issues involved in the dispute, to be selected by the parties by agreement or, in the absence of such agreement, by the AAA. The arbitration shall take place in New York City. The arbitrator shall have authority to award all forms of relief that are determined to be just and equitable; provided, however, that notwithstanding anything to the contrary in this Guaranty or under the governing law, the arbitrator shall have no authority to award punitive or exemplary damages or any other monetary damages not measured by the prevailing party's actual damages. Any award granted by the arbitrator may be enforced in any court of competent jurisdiction. Before an arbitration pursuant to this provision is convened, either party may seek from any court of competent jurisdiction interim or provisional relief. Such interim or provisional relief may subsequently be vacated, continued or modified by the arbitrator on the application of either party. Either party may request accelerated proceedings to the extent that monies are, at the time of the dispute arising, owed between the parties under the terms of this Guarantee.

     EIT makes the following waiver knowingly, voluntarily, and intentionally, and understands that Concentra, in the establishment and maintenance of Concentra's relationship with KTI and EIT, is relying thereon. EIT, to the extent entitled thereto, hereby irrevocably WAIVES any present or future right of EIT, KTI or any guarantor or endorser of KTI, or any other similar person, to a trial by jury of any case or controversy in which Concentra is or becomes a party (whether such case or controversy is initiated by or against Concentra or in which Concentra is joined as a party litigant), which case or controversy arises out of, or is in respect of, any relationship between EIT, KTI, any such person, and Concentra.

     Under no circumstances shall EIT have any other obligation including without limitation, any obligation under any provision of the License other than in respect of the payment of the Fixed Royalties as set out in Clause 5.2(a).

     This Guarantee shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions.

                                          Electra Investment Trust, P.L.C.

                                          /s/  A.M. Vinton
                                          --------------------------------------

                                          /s/  R.J. Lewis
                                          --------------------------------------

                                          Title: Authorized Signing Officers
                                                 -------------------------------


ACCEPTED AND AGREED:

Concentra Corporation


/s/  Lawrence W. Rosenfeld
-------------------------------------
Lawrence W. Rosenfeld
Chairman and Chief Executive Officer

                                                                         ANNEX D
                                                                         -------


February 5, 1998

The Board of Directors
Concentra Corporation
21 North Avenue
Burlington, MA 01803-3301

Members of the Board:

Concentra Corporation ("Concentra" or the "Company") retained Volpe Brown Whelan and Company LLC ("VBW&Co.") to act as its financial advisor with respect to a licensing and distribution arrangement (the "Transaction") pursuant to a Source License and Exclusive Distributorship Agreement (the "License Agreement") and a Transition Agreement (the "Transition Agreement") between Concentra and Knowledge Technologies International SA (the "Distributor").

Concentra requested VBW&Co., as part of its advisory services, to provide an opinion (the "Opinion") to the Board of Directors of the Company as to the fairness, from a financial point of view, to Concentra of the consideration to be paid under the License Agreement and Transition Agreement (collectively, the "Agreements").

The Agreements provide that Concentra will, among other things, grant to the Distributor certain exclusive and non-exclusive licenses, and transfer to the Distributor certain assets, relating to Concentra's knowledge based engineering software business (the "ICAD Business"), as well as provide to the Distributor certain ongoing technology transfer and administrative services related to the licensed software. In exchange, the Distributor has agreed to pay Concentra fixed and variable royalties (collectively the "Consideration"), consisting of:
(i) eight fixed quarterly royalty installments, totaling $18.65 million, on the following schedule:

                                                Amount Due
            Date of Payment                     to Concentra
            ---------------                     ------------
            Closing                             $3,900,000
            April 1, 1998                       $3,800,000
            July 1, 1998                        $3,700,000
            October 1, 1998                     $2,800,000
            January 1, 1999                     $2,400,000
            April 1, 1999                       $1,750,000
            July 1, 1999                        $  250,000
            October 1, 1999                     $   54,000

         and (ii) a variable royalty in 1999, 2000 and 2001 equal to 10% of the amount by which gross revenues of the Distributor related to the licensed software, calculated on a cumulative basis from the date of closing of the Transaction, exceed $17.5 million for the year ending March 31, 1999, $35.0 million for the two-year period ending March 31, 2000 and $52.5 million for the three-year period ending March 31, 2001, in each case less the aggregate variable royalties paid in respect of prior periods. The payments will be made on or before the 20th day of June following each respective fiscal year end or within 15 days after the date on which the relevant gross revenue is agreed or determined pursuant to the License Agreement, whichever is earlier. The fixed royalty payment obligations of the Distributor under the License Agreement are to be guaranteed by Electra Investment Trust, p.l.c.

For the purposes of rendering the Opinion, we have, among other things:

        (i) Reviewed a draft of the License Agreement dated January 30, 1998;

       (ii) Reviewed a draft of the Transition Agreement dated January 30, 1998;

Concentra Corporation
February 5, 1998
Page 2



         (iii) Reviewed a draft of the Electra Investment Trust p.l.c. Guarantee dated January 27, 1998;

         (iv) Discussed the terms of the License Agreement and Transition Agreement with Concentra management;

         (v) Interviewed management of Concentra concerning the business prospects, financial outlook and operating plans of the Company and the ICAD Business, individually and combined;

         (vi) Reviewed certain historical and certain projected financial statements and other relevant financial and operating data of Concentra and the ICAD Business prepared by the management of the Company and the ICAD Business;

         (vii) Assessed, in consultation with our associates in the Corporate Finance department of VBW&Co., the positioning of Concentra without the ICAD Business, in an effort to evaluate Concentra's alternatives and strategic options and the potential market reaction and the potential market perception of the remaining businesses under different transaction scenarios;

         (viii) Reviewed the valuation of selected publicly-traded companies we deemed relevant for the valuation analysis;

         (ix) Reviewed, to the extent publicly-available, the financial terms of selected merger and acquisition transactions that we deemed relevant for the valuation analysis;

         (x) Performed a discounted cash flow analysis of the ICAD Business as a stand-alone entity based upon financial projections of Concentra and the ICAD Business management;

         (xi) Performed a pro forma financial impact analysis of the separated entities, based upon financial projections provided by Concentra and the ICAD Business management; and

         (xii) Performed other such studies, analyses and inquiries and considered other such information as we deemed relevant.

VBW&Co. relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to VBW&Co. by Concentra and has relied upon the assurances of Concentra that all such information is complete and accurate in all material respects and that there is no additional material information known to it that would make any of the information made available to VBW&Co. either incomplete or misleading.

Concentra has also retained outside legal, accounting, and tax advisors to advise on matters relating to the Transaction. Accordingly, VBW&Co. has assumed the accuracy of such advice for purposes of its opinion and has not independently verified or confirmed such advice and expresses no opinion on such matters. VBW&Co. has assumed that the payments referred to as royalty payments in the Agreements will be accounted for by the Company as royalty payments, but VBW&Co. has not reviewed or analyzed the accounting treatment of these payments; and VBW&Co. expresses no opinion as to such issue.

Although Concentra had discussions with third parties concerning possible business combinations, we were not requested to consider, and we are expressing no opinion as to, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Concentra or the effect of any other transaction in which Concentra might engage.

With respect to the projected financial data of Concentra and the ICAD Business, all of which has been provided

Concentra Corporation
February 5, 1998
Page 3




by the management of Concentra, VBW&Co. has relied upon assurances of Concentra that such data has been prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of Concentra and the ICAD Business management as to the future financial performance of Concentra and the ICAD Business. Our Opinion is based, in large part, on these projected financial data and estimates.

VBW&Co. is relying upon the information provided to it by Concentra and the ICAD Business for the purposes of rendering the Opinion. VBW&Co. expresses no opinion and has made no investigation with respect to the validity, accuracy or completeness of the information provided to it and does not warrant any projections included in such information. Actual results that Concentra or the ICAD Business might achieve in the future as stand-alone entities may vary materially from those used in VBW&Co.'s analysis.

VBW&Co. has assumed that the Transaction will be consummated in accordance with the terms of the draft Agreements and Guarantee which VBW&Co. reviewed and that no subsequent material changes or amendments will be made prior to closing. Any material changes could impact the VBW&Co. analysis and Opinion. VBW&Co. has, furthermore, not made any independent appraisals or valuations of any assets of Concentra, the ICAD Business or Electra, nor has VBW&Co. been furnished with any such appraisals or valuations. VBW&Co. has performed no investigations relating to the representations and warranties made by Concentra or the Distributor, including representations with respect to intellectual property rights and status of any litigation pending or threatened against either company. While VBW&Co. believes that its review, as described herein, is an adequate basis for the Opinion, the Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion, and any change in such conditions would require a re-evaluation of the Opinion.

The Opinion addresses only the fairness, from a financial point of view, of the Consideration to Concentra and does not address the relative merits of the Transaction and any alternatives to the Transaction, Concentra's decision to proceed with or the effect of the Transaction, or any other aspect of the Transaction.

The preparation of a fairness opinion involves various judgments as to appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, we believe our analyses and the factors utilized in such analysis must be considered as a whole and that considering any portion of such analyses or factors, without considering all analyses and factors could create a misleading or incomplete view of the process underlying the Opinion. In our analyses, we made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond Concentra's control and are not susceptible to accurate prediction.

No opinion is expressed herein as to the future trading price or range of prices of any securities of Concentra issued prior to after the Transaction. Furthermore, the Opinion does not constitute a recommendation as to the Board of Director's decision on whether to support the Transaction and recommend it to Concentra's shareholders and does not constitute a recommendation to shareholders as to whether to vote in favor of the Transaction. The Opinion and related materials have been prepared for the use and benefit of the Board of Directors of Concentra and may not be used for any other purpose, except that this opinion may be included in any filing which Concentra makes with the Securities and Exchange Commission with respect to the Transaction (and included in a proxy statement related to the Transaction).

As a customary part of its investment banking business, VBW&Co. engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, VBW&Co. and its affiliates may actively trade the equity securities of Concentra or Electra Investment Trust, p.l.c. and its affiliates for their own account and for the accounts of customers and, accordingly, may at any

Concentra Corporation
February 5, 1998
Page 4



time hold a long or short position in such securities.

VBW&Co. will receive a fee for rendering its Opinion, no portion of which is conditioned upon the Opinion being favorable.

Based upon and subject to the foregoing limitations and restrictions and after considering such other matters as we deem relevant, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to Concentra.

Very truly yours,

VOLPE BROWN WHELAN & COMPANY, LLC


    /S/Steve Piper
By: _____________________________
    Steve Piper
    Compliance Officer

                                                                Appendix A

================================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                 FORM 10-K/A
                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


                   FOR THE FISCAL YEAR ENDED MARCH 31, 1997
                             -------------------

                        Commission File Number 0-25498

                            CONCENTRA CORPORATION
            (Exact name of Registrant as specified in its charter)


                 Delaware                               04-2827026
     (State or other jurisdiction of                  (I.R.S. Employer
      incorporation of organization)                 Identification No.)

                                 21 NORTH AVENUE
                              BURLINGTON, MA 01803
                    (Address of principal executive offices)
       Registrant's telephone number, including area code: (617) 229-4600
        Securities registered pursuant to Section 12(b) of the Act: None
          Securities registered pursuant to Section 12(g) of the Act:

      Rights to Purchase Series A Participating Cumulative Preferred Stock
      --------------------------------------------------------------------
                               $.00001 par value
                               -----------------

                         Common Stock $.00001 par value
                         ------------------------------
                                (Title of class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                            Yes   X   No
                                -----   -----

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. \__\

     Aggregate market value of Registrant's voting stock held by non-affiliates of the Registrant as of June 24, 1997 was $43,590,708. As of June 27, 1997, there were issued and outstanding 5,535,328 shares of the Registrant's Common Stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following document has been incorporated by reference in the following part of the Form 10-K: Definitive Proxy Statement for the August 29, 1997 Annual Meeting incorporated by reference (to the extent specified) in Part III.

================================================================================

                              CONCENTRA CORPORATION

                                    FORM 10-K

                    FOR THE FISCAL YEAR ENDED MARCH 31, 1997


                                          TABLE OF CONTENTS

                                               PART I

ITEM DESCRIPTION                                                                                    PAGE(S)
---- -----------                                                                                    -------

1    Business .......................................................................................  3-18

2    Properties .....................................................................................    18

3    Legal Proceedings ..............................................................................    18

4    Submission of Matters to a Vote of Security Holders ............................................    19


                                               PART II

5    Market for Registrant's Common Equity and Related Stockholder Matters ..........................    20

6    Selected Financial Data ........................................................................    21

7    Management's Discussion and Analysis of Financial Condition and Results of Operations .......... 22-30

8    Financial Statements ........................................................................... 31-50

9    Changes and Disagreements with Accountants on Accounting and Financial Disclosure ..............    51


                                              PART III

10   Directors and Executive Officers of the Registrant .............................................    51

11   Executive Compensation .........................................................................    51

12   Security Ownership of Certain Beneficial Owners and Management .................................    51

13   Certain Relationships and Related Transactions .................................................    51


                                               PART IV

14   Exhibits, Financial Statement Schedules, and Reports on Form 8-K ...............................    52

                                     PART I


ITEM 1. BUSINESS
----------------

     Concentra Corporation was incorporated under the laws of Delaware in 1984 as ICAD, Inc. and changed its name to Concentra Corporation in 1995. Unless the context otherwise requires, references herein to the "Company" or "Concentra" include Concentra Corporation and its subsidiaries. Concentra develops, markets and supports software products that automate the processes that underlie engineering and selling complex products. A significant portion of the time it takes to develop and sell new products goes into performing well-defined, repetitive tasks. The Company has developed an innovative approach based on capturing and applying knowledge through generative technology which addresses the full scope of the problems encountered in selling and engineering complex products. This new approach enables companies to capture the way sales and engineering practices are performed and generate new designs, configurations, pricing and complete sales proposals directly from unique and specific customer requirements for how the product will be used. As a result, sales and engineering productivity is improved and the time it takes to respond to market opportunities is substantially decreased.

INDUSTRY BACKGROUND

     Businesses that develop, manufacture and market products must compete based on response time, quality, cost, service, innovation and flexibility. These competitive pressures have forced companies to seek technological solutions to improve their business processes. The Company provides technological solutions that help manufacturers compete in the areas of product development and sales force effectiveness.

PRODUCT DEVELOPMENT

     The product development process involves several phases including conceptual design, detail design, analysis, testing and manufacturing. Traditionally, engineers developed sketches of design concepts from which draftsmen generated two-dimensional (2-D) drawings that served as the basis for engineering analysis and prototype construction. Product design modifications were usually undertaken only after a prototype had been constructed and tested.

     As computer-aided design (CAD) technology became available, companies began replacing drafting boards with this electronic means of drawing and editing the geometry and dimensions representing the physical aspects of a product. As CAD products evolved from 2-D drafting tools to three-dimensional (3-D) geometric tools, users were able to build 3-D solid models of their products. As the use of CAD products became widespread, the productivity of engineers involved in certain aspects of the design process improved as specific tasks were performed more easily and quickly. Modern CAD systems that are based on parametric geometry represent the most sophisticated and time-saving generation of these tools.

     Despite the advances represented by CAD products, problems remain because a significant portion of engineering work involves more than geometry creation and manipulation. The Company believes that these issues have been inadequately addressed by geometry-centric systems:


     Too much time lost on repetitive tasks. The performance of repetitive and well-defined tasks contributes substantially to the time required for the product design cycle. The Company believes that engineers, even with the assistance of CAD systems (which primarily address geometric tasks), devote a majority of their product design time to these routine tasks, limiting time for creative design and problem solving.

     No automatic method to optimize across multiple disciplines. The design process involves the interaction of numerous, often conflicting, disciplines (e.g., conceptual design, engineering, manufacturing, marketing and finance). CAD systems do not have an automatic mechanism to balance and optimize design across these disciplines because CAD systems limit their scope of focus to design and geometry.

     Too much time lost building, testing and modifying prototypes. Today, manufacturers seek to reduce the number of design iterations involved in the product development process. While CAD systems and analysis tools allow users to test geometric feasibility and structural integrity during the design process, testing for other factors (including manufacturability, serviceability and conformance to customer requirements) must be performed after a design has been completed and a prototype has been manufactured. Manufacturers are forced to spend extensive time engaged in building and testing costly prototypes and then redesigning products based on the results of such tests because there is no available tool to rapidly evaluate the manufacturing impact or the performance of design alternatives. As a result, manufacturers must forego the opportunity to explore multiple "what-if" scenarios because they have no mechanism for looking at all aspects of a design, let alone a range of designs, in the time frame that the market demands.

     Difficulty in responding to changes. CAD systems generally document the end result of a designer's work, not the process itself. CAD systems with parametric capabilities provide a methodology to change geometric relationships, but do not capture the full spectrum of engineering decisions that go into the design of a complex product or process. Because of these limitations, engineers must spend time and effort re-thinking and checking all aspects of designs whenever requirements change. This re-evaluation may create extended delays or compromise quality because the engineer must spend a significant amount of time on manually validating the integrity of the non-geometric impact of each change.

     No automatic mechanism to apply engineering expertise and best practices. As businesses recognize the importance of quality, they try to capture design know-how as well as the best practices of the company's most accomplished employees in disciplines that are integral to product development. CAD systems and databases do not record a company's best practices in a manner that allows automatic application of the engineering knowledge gained in the design of earlier products. This limitation results in repeated mistakes and the loss of valuable time.

     The Company believes that an opportunity exists for applying knowledge-based technology to the practice of product development and providing solutions that automate the engineering process. Today's engineering automation systems must enable agile and responsive design, allowing companies to rapidly respond to market changes and deliver quality products in shorter time frames.

SALES FORCE EFFECTIVENESS

     The process of selling configured-to-order products entails performing needs assessment, applying engineering knowledge to perform product configuration, and generating a quote and proposal. In most cases, salespeople perform an ad hoc needs assessment as part of the qualification process which requires subsequent sales calls involving a technical sales specialist who extracts detailed vocational needs from the customer and maps those to the company's ability to configure the most advantageous solution, based on the engineer's experience or a detailed analysis. The technical sales specialist then transfers his or her understanding of the "solution" to a cost engineer who figures out the pricing and maybe even the manufacturing schedule. This information is either given back to the salesperson or to a proposal specialist, who creates a complex document, recapping the prospect's needs and proposing the manufacturer's best product configuration, price, delivery date and any other relevant terms.

     Since the late 1980s, Sales Force Automation (SFA) or Technology-Enabled Selling (TES) tools have been improving the administrative productivity of salespeople by automating tasks such as sales contact management, sales forecasting, call reporting, and order entry validation. Despite the productivity advances represented by SFA technology, little has been done to improve the effectiveness of salespeople in the area of increasing sales volume, trimming sales cycle time and lowering the cost per sale. The Company believes that issues that have been inadequately addressed include:

     Too much time lost translating prospect needs into product specifications. As industrial products have become more complex, customers are more likely to purchase from salespeople who have the ability to understand their needs and quickly respond with the best custom-configured product their company



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     has to offer. Although Sales Configuration Systems (SCS) have been available for several years, they do not assist a salesperson in selecting the best configuration for the customer's needs; they merely determine whether or not the selected configuration is valid. The cost of failing to address the customer's unique vocational needs can range from poor customer satisfaction to lost sales and market share.

     Excessive cost of pre-sales technical support. One technique for addressing the issue of translating prospect needs into product specifications is the increased use of technical sales specialists during the pre-sale phase of the sales process. Generally, technical sales specialists have better knowledge of the capabilities of the entire product line and a better understanding of how these capabilities meet prospects needs. While somewhat effective, this technique drives up the cost of selling and simply shifts the burden of expertise from the salesperson to the technical sales specialist.

     Excessive time consumed preparing complex sales quotes and proposals. Sales proposals are becoming more important in today's sales process as a result of increased customer demand for custom-fit product configurations, rapidly changing product lines and increased product complexity. At the same time, the cost of preparing high-quality, accurate quotes and proposals is rising. Companies that fail to systematically address the quality and turnaround time associated with their sales quotes and proposals are likely to lose sales and market share.

     The increasing cost of order errors. The increased technical sophistication of industrial products has resulted in an overall increase in the cost and frequency of order errors. Order errors occur throughout the sales and delivery cycle. At the point of sale, an error can be made by simply proposing a product configuration that does not actually meet a customer's technical requirements or that is not manufacturable. Errors occur in order entry because incompatible options are not rejected or ancillary equipment has not been included in the order. In manufacturing, an invalid or unbuildable configuration can shut down the production line. If a misconfigured order is actually shipped to a customer, the cost of correcting the mistake in the field can be excessive, if not irrecoverable. No matter where the errors occur in the sales cycle, companies lose money as a result.

     Global markets have created intense competition where industrial products companies gain competitive advantage by offering customized, high-quality products delivered in short time frames and accompanied by superior service levels. Speedy delivery and responsiveness to customers' needs can impact the buyer's decision-making process, in some cases almost as much as price. Today's intensely competitive marketplace is putting increased pressure on manufacturers to automate their front office and change the way that customer's buy their products.

THE CONCENTRA SOLUTION

     The Company has developed innovative approaches in both Design Process Automation (DPA) and Sales Engineering Automation (SEA) to solve the problems facing today's manufacturers.

Design Process Automation

     The Company is addressing the needs of the mechanical design industry by automating the engineering process, specifically by capturing and applying knowledge through generative technology. Generative technology is an approach in which the details of a fully engineered product design are automatically generated from a customer's functional requirements. The Company's products, collectively known as The ICAD System, utilize generative technology to complement a customer's existing CAD tools.

     Using The ICAD System, a company develops a Generative Model which incorporates the full spectrum of engineering rules, industry standards, governmental regulations, manufacturing constraints, cost and scheduling constraints, experience and other factors applicable to that customer's design process. As a result, engineering productivity increases as engineers automate repetitive, time-consuming tasks and spend more time on product innovation.

     Because product requirements fundamentally drive the design process, the need and effort to test against the satisfaction of those requirements is reduced or eliminated. Adjustments and changes can be more readily accommodated and complex designs can be created faster and with higher quality. Over time,




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organizational productivity rises as Concentra's customers build Generative
Models which re-use engineering expertise derived from prior product experience. Users are able to build enterprise-wide practices and constraints into the design process, optimizing the resulting product across all applicable disciplines and departments. Companies that employ this approach are able to reduce the occurrence of errors, shorten the overall product development cycle and reduce costs associated with both. Generative Models are created and deployed using The ICAD System. The ICAD System consists of a development environment, which contains all of the programming utilities used to create a Generative Model and a production environment, which is the end-user application that is used to generate new product designs from a given set of functional requirements.

     The Development Environment. The core application development technology in The ICAD System is the ICAD Design Language (IDL). IDL is an object-oriented language specifically developed to enable manufacturing companies to capture and manipulate geometric and non-geometric information in a consolidated product model. Users construct a Generative Model by codifying their engineering product development and manufacturing practices in IDL. IDL's unique ability to model non-geometric information is augmented with a full family of geometric modeling tools that enable the Generative Model to construct full 3-D wireframe, surface and solid model representations of generated product designs.

     The Production Environment. Once a product's engineering design practices have been defined using IDL, they are available to designers through a Generative Model. The Generative Model enables designers to automatically generate a new design by varying a pre-determined set of functional requirements (e.g., size, weight, amount of power, geographic or environmental requirements, legislative constraints, etc.). The production environment provides a robust set of integration tools and enables the Generative Model to read from and write to the user's business and engineering systems. Through IDL the user can create a wide variety of customized user interfaces for the Generative Model. Additionally, the production environment enables direct user access to the Generative Model from The ICAD System, leading CAD systems or custom-developed user interfaces developed with commercially available graphical user interface tool kits. The ICAD System supports a client/server architecture enabling users to work on remote UNIX workstations or personal computers.

SALES ENGINEERING AUTOMATION

     The Company has been aware for many years that its customers have been addressing their sales engineering challenges informally in the "back office" of the sales organization by applying generative technology through the use of The ICAD System. Sales engineers have been taking customer requirements gathered by the salesperson and using The ICAD System to generate custom-configurations, and associated costs and manufacturability, to produce an accurate bid or proposal. As sales forces were becoming increasingly mobile and as technical improvements increased chip speed, storage size and memory capacity increased the usefulness of PCs, the company identified an opportunity to develop a PC-based deployment of generative technology to support the needs of remote or mobile salespeople who were selling customized products. The Company believes that its technology for consultative selling, SellingPoint, addresses the challenges cited above -- at the point of sale (or "front office") -- and provide manufacturers and their distributors with a sales engineering-based SFA solution that will help them sell more product, more effectively and in shorter time frames.

     SellingPoint increases sales effectiveness by applying consultative selling to each sales opportunity. The system allows global sales forces to quickly zero in on a customer's functional requirements, custom configure the ideal solution and generate a highly specific, tailored proposal at the point of sale. SellingPoint takes critical back office information about products, pricing, manufacturability and delivery and makes it available to the front office in real time, on a laptop or via the Internet, to increase sales throughput and order accuracy.

     SellingPoint features a highly interactive object-oriented modeling environment to more effectively encapsulate the knowledge of the entire organization (product marketing, engineering, costing, inventory, manufacturing, scheduling, etc.) and deploy it in a laptop-based consultative selling system. This unique object-oriented modeling environment allows companies to build reusable libraries of corporate knowledge objects that can be extended or modified as their business and products change. This allows companies to



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build an easy-to-maintain sales force automation tool for that supports both what and how they sell, ultimately increasing sales effectiveness and improving the quality of the buying experience.

     The SellingPoint modeling environment goes beyond the current state of configuration technologies based on feature/option validation that have become commodity in the Technology-Enabled Selling market. Typically, sales engineers and engineering departments have developed rules of thumb for how products will perform in the prospective customer's environment. This information, along with detailed competitive product performance metrics, is made available in real time to the customer at the point of sale.

     SellingPoint allows manufacturers and distributors who sell custom-configured products to integrate logical and functional modeling enabling them to perform interactive customer needs assessments based on the intended use of the product, to analyze price/performance tradeoffs, to generate proposal drawings, to instantly solve engineer-to-order problems and generate a proposal during the sales session. This engineering power at the point of sale should eliminate order errors and returns; expedite new product launch; reduce the need for in-depth sales training; minimize the amount of technical support associated with each sale; and generally lower the cost per sale.

     SellingPoint is licensed separately for developers and end users with significant differences between the development environment and the production environment.


     The Development Environment

     SellingPoint's development environment is a range of tools, technologies and utilities used by developers and sales/marketing management to build product models. The development environment includes an interactive drag-and-drop programming environment, the configuration modeling language and a series of object libraries, templates and utilities that can be used for building and deploying product models and the associated user interface.

     The Production Environment

     Product SellingPoint applications are the run-time version of the product model, the user interface and the configuration engine used by salespeople to sell customized products. These applications are commonly integrated with enterprise databases and other enterprise systems upon which configuration and selling are interdependant. Production applications can be deployed on laptop and desktop machines, and over the World Wide Web.


CONCENTRA'S STRATEGY

     The Company's goal is to be the leader in engineering and sales automation by promoting the widespread acceptance of generative technology, delivering strategic advantage by empowering the knowledge-based organization from product conception through delivery. Key elements of the Company's strategy for achieving this goal include:


     Focus on major market segments. The Company has recently organized into three strategic business units on a global basis: the Aerospace and Automotive Business Unit, the Industrial Products and High Technology Business Unit, and the OEM Business Unit. The Company believes that this structure will better focus the organization around the specific needs of the target market segments, enable the creation and deployment of global strategies, and improve customer satisfaction within the target market segments.

     Technological leadership. The Company believes that technological leadership is a result of the quality of its core technologies, its ongoing product development activities and its understanding of and responsiveness to the design and manufacturing issues faced by its customers. The Company plans to build upon its technology base by adding new features and functionality to its existing products and expanding its product line.

     Ease of developing Generative Models. To gain acceptance by a broader range of users, the Company plans to continue to develop products that reduce the time and skill required to build Generative


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     Models. This may include language enhancements, improved user interface capabilities and expanded sets of application libraries. The Company believes that reducing the amount of time it takes for a new user to develop a Generative Model will lead to increased implementation of and demand for its products.

     Focus on customer relationships. The Company has instituted a large account management program to focus internal Company resources on assisting customers in achieving measurable success from their use of the Company's products and services. Key accounts represent a loyal customer base, help provide strategic product direction and serve as a foundation for future sales.

     Consultative engagement methodology. The Company believes that its customers' strategic implementation of generative technology can be accelerated through application development consulting. Accordingly, the Company has developed a set of implementation methodologies and dedicated resources to provide its customers with this fee-based service.

     Strategic expansion into the automotive conceptual design market. The Company believes that an opportunity exists to apply generative technology to the process of automobile conceptual design. The company has entered into a joint venture with Lotus Engineering in the United Kingdom and Tata Technologies of India to address this opportunity. This venture has resulted in the development of a conceptual vehicle design system called the Integrated Car Engineer (I.C.E.). The I.C.E. product was launched at the Geneva Auto Show on March 6, 1996 and reviewed by many of the world's largest automotive suppliers.

     Vertically focused consultative selling systems packages for the Industrial Products market. The Company believes that it holds a significant competitive advantage over its SFA competitors in the Industrial Products marketplace as a result of its engineering heritage and its history of providing configuration capability with The ICAD System. To that end, the Company has taken the core SellingPoint technology and bundled it with industry-specific templates and object libraries to give Industrial Products companies a custom-tailored software solution that delivers more "out-of-the-box" functionality and speeds implementation. The Company believes that vertically focused applications in SFA will follow the success model established by vertically focused ERP systems.

     Complementary relationships with third parties. The Company's strategy is to develop and market software that addresses the specific requirements in design process automation and sales engineering automation. Accordingly, the Company has developed a series of complementary relationships with CAD, SFA, enterprise software and systems integration consulting organizations to help meet the broader requirements of the market place. Neither the Company nor any of these parties is subject to any specific performance obligations or goals, and any amounts payable by or to the Company in the form of referral fees, sales commissions or the like are not material. The Company believes, however, that these relationships may enhance its sales and marketing efforts and add further value for its customers. In addition, the Company believes that by working closely with systems integrators, consulting firms and VARs, its own growth may be enhanced. Accordingly, the Company is pursuing relationships with appropriate third parties who have expertise in certain market segments which are incremental to the Company's current business.


PRODUCTS

THE ICAD SYSTEM

     The ICAD System is available as a development or production system. Development systems licenses give engineers the necessary tools to capture and apply product design and engineering in a Generative Model. Production systems are the ICAD applications employed by end-users to execute these Generative Models without having to perform any programming.

     Four major system components comprise The ICAD System:


     *    The ICAD Design Language (IDL) for defining Generative Models

     * Geometry modeling and drawing tools for creating rule-based definitions of complex surfaces, solids, and drawings


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     *    User interfaces for developing and interacting with Generative Models

     * Data integration tools for linking to other software products including CAD systems, relational databases, analysis systems and manufacturing equipment


     THE ICAD DESIGN LANGUAGE

     The ICAD Design Language (IDL), the foundation of The ICAD System, is an object-oriented development language that enables users to design engineering methods and procedures that encompass both geometric and non-geometric objects. The language includes features for defining product structures, part interdependencies, assembly relationships, manufacturing methodologies, and 2-D and 3-D geometry. The language's object-oriented structure streamlines application development and simplifies application enhancement and maintenance. In addition, the structure of the language itself promotes scalability, which is essential to handling very large and complex engineering problems.


     GEOMETRIC MODELING AND DRAWING CREATION

     The ICAD System includes tools for surfaces and solids advanced modeling that is required for applications in the automotive and aerospace industries. All of these tools are fully integrated within IDL to provide the powerful combination necessary to capture both the geometric aspects of the engineering process, as well as the critical non-geometric logic such as product structure, engineering analysis, cost, and manufacturing constraints.

     The Surface Designer extends The ICAD System's method and rule-based design capabilities to complex 3-D curve and surface modeling. It provides geometric modeling capabilities similar to those found in the most advanced CAD systems.

     The Solids Designer allows ICAD developers to create feature-based, parametric solid models of mechanical parts and assemblies with complex part shape geometry. Underlying this module is Parasolid(R), a widely used double-precision B-rep solid modeling kernel from EDS.

     GenDesigner, an interactive design tool to create 2-D parametric sketches, can be directly integrated with either the Solids Designer or Surface Designer. Specifically designed for ease-of-use, GenDesigner provides a Motif-compliant user interface that incorporates industry standard pull-down menus along with a customizable icon-based toolbar.

     The Drawing Tools enable ICAD users to generate complete drawing sets directly from a Generative Model. After specifying the geometry relationships and characteristics for the model, users can employ this module to define drawing layout and content, including dimensions, labels, and notes. The Drawing Tools support all major drafting standards including ANSI, DIN, JIS, and ISO.


     DEVELOPMENT AND DEPLOYMENT USER INTERFACES

     The ICAD System provides both a development user interface (the ICAD Browser) for building Generative Models and a deployment user interface toolkit (ICAD Production UI Toolkit) for creating end-user interfaces to a Generative Model. In addition, the ICAD Kernel Interface gives the application developer the ability to use a third-party user interface toolkit for a deployment environment. Also, the GII Access Facility allows a production user to access a Generative Model from within an interactive CATIA session.

     The ICAD Browser is an interactive graphical interface for developing, testing, debugging, and applying Generative Models. The module lets users display 3-D representations of products and components, view product structures, modify input values, and generate outputs to CAD systems and engineering reports.

     The ICAD Production UI Toolkit enables ICAD application developers to create a custom, menu-driven user interface for their specific application to resemble those interfaces used by engineers, enabling them to work in a familiar production environment.

     The ICAD Kernel Interface is a development toolkit that provides an API for integration of The ICAD System as a server with an external process in a client/server mode. For example, this functionality


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     allows the customer to develop a custom user interface external to The ICAD
     System or run the application in batch mode from a PC.

     The GII Access Facility allows a production user to access a Generative Model from within an interactive CATIA session. A production user can supply numerical and text input and can select existing geometry in the CATIA model to use as a top-level input to the Generative Model. Geometric selections can supply input parameters such as dimensions and attributes as well as information about position and orientation. Geometry produced by the Generative model is placed directly into the model active within the CATIA session. The GII Access Facility allows multiple designs produced by the Generative model to be active simultaneously, allowing production users to switch among them.


     DATA INTEGRATION TOOLS

     Integrating The ICAD System with a company's information systems is critical to the success of an automation application. These information systems can include CAD systems, corporate databases, and existing engineering analysis routines. The ICAD System includes modules for sharing geometric data with popular CAD packages such as AutoCAD, CADDS, CATIA, Pro/ENGINEER, and EDS Unigraphics. Users can also generate IGES files, STEP files, and generate information for reports and analysis.

     The AutoCAD Output Tools allows users to generate a DXF file, Autodesk's published format for AutoCAD, from their Generative Model.

     The CADDS Integration Tools consists of a set of software tools that enable the data integration of a Generative Model with a CADDS system (CADDS 4X & CADDS 5) from Computervision.

     The CATIA Integration Tools enable the data integration of a Generative Model with a CATIA system from Dassault. In addition, Concentra offers the GII Access Facility which allows operation of a Generative Model, developed using IDL, from within an interactive CATIA session.

     The Pro/Engineer Integration Tools provide interactive and batch access to a Generative Model from within Parametric Technology Corporation's (PTC) CAD solution.

     The UG II Integration Tools is a set of integration tools that link a Generative Model with the Unigraphics (UG) CAD System from EDS. EDS has developed a complementary user interface module, GenConnect, designed to allow UG users to access the Generative Model from within the UG menu system.

     The IGES Interface Tools provide an easy means of reading or writing an IGES file, an industry standard format that provides data translations between most CAD systems.

     The STEP Interface Tools provide the ability to read and write a STEP AP203 file for data exchange. The implementation of AP203 supports configuration management information, product structure, and wireframe, surface, and advanced b-rep solid geometry.

     The Network Services Facility provides a simple mechanism for users to automatically generate a remote procedure call (RPC) interface which can be linked into their external (i.e., non IDL) applications to provide the ability to make function calls from IDL to the external server programs.

     The Oracle Interface provides access for Generative Models to an Oracle database.

     The ICAD System operates on various industry-standard UNIX workstations from Sun Microsystems, Hewlett Packard, Silicon Graphics, and IBM. The Company's software is network licensed through FlexLM by Globetrotter. The domestic, end-user list price for a single development seat ranges from $70,000 to $100,000 depending on modules licensed; a production seat is approximately one-third the price of the corresponding development seat. A development seat typically includes a greater number of modules and features and can be used for production as well as development, while a production seat is specifically limited to run-time operation. The Company also offers volume pricing to customers who license multiple copies.


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SELLINGPOINT

     SellingPoint technology is able to bring back office information to the point of sale (front office) because of its unique component-based architecture and resultant flexible enterprise integration scheme. SellingPoint consists of a generative specification language that is used to build product configuration models, a generative specification environment that is a graphical object-oriented development environment used for programming the models, a generative configuration engine that powers the models, and a flexible user interface facility that allows a salesperson to input customer information and receive sales and product information from the model and data sources.

     Generative Specification Language

     The Generative Specification Language (GSL) is a high-level, object-oriented modeling language for expressing functional definitions, product structure, market packaging, quotations, proposals, catalogs, pricing options, physical relationships, and generic outputs.

     Unlike other configuration languages that can only model logical relationships among product components (e.g., this part fits with that/requires this part/is not compatible with that part) the GSL is able to model functional relationships (i.e., how the configuration will perform under given conditions) and can also take into account geometric information (e.g., space, fit, etc.) within a single modeling environment. Other solutions must rely on multiple technologies to model the entire range of configuration scope, resulting in degraded throughput, limited scalability, and hidden short- and long-term maintenance costs.

     GSL uses a "building block" approach to construct models. SellingPoint ships with a base set of building blocks that can be used to construct object libraries that are specific to a customer's product needs. SellingPoint includes building blocks for logical configuration, functional descriptions, geometric modeling, graphical display, report input and output, and database connectivity. Models are constructed by assembling reusable building blocks from customized libraries. GSL delivers rapid development power by allowing customers to group select objects to create new, more comprehensive objects. The new objects inherit the collective properties of the combined building blocks and can by further refined by modifying or adding properties.

     Generative Specification Environment

     The Generative Specification Environment (GSE) is an interactive development and maintenance environment integrated with GSL and delivered with building block object libraries. The building block object libraries supplied with the system include utilities to generate valid product configurations, geometric constraints, 3D photorealistic product visualizations, schematic drawings, and product outputs. End user interfaces are developed either with Visual Basic, or other third-party products. This environment greatly reduces the time it takes to build a comprehensive Consultative Selling System for a mobile sales force. These tools also make it feasible to provide a much richer set of functionality to field selling teams. Applications for sizing and simulating the performance of products such as motors, generators, compressors or even complex communications networks can now be fully integrated into the sales configuration system. Rules of thumb and heuristics developed by sales engineers and R&D departments determining how products will perform in the customer's environment, along with detailed competitive product performance data can be displayed in real time to the customer at the point of sale.

     The GSE provides multiple views which enable an application developer to selectively focus and debug specific aspects of a model. Views are provided for navigating model structure, displaying shaded graphics, evaluating property definitions, generating report output, and locating object libraries. GSE's graphical Sketcher allows users to construct two-dimensional constrained profiles using an interactive point and click user interface. This graphical approach substantially reduces the time it takes to create geometric profiles and schematic diagrams.

     Generative Configuration Engine

     SellingPoint's Generative Configuration Engine uses a combination of demand-directed attribute


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     evaluation and bi-directional constraints. Demand-directed attribute evaluation allows companies to map what their customer wants to possible configurations that meet those requirements. This "what if" functional needs assessment capability is referred to as "mission-driven" configuration. Bi-directional constraints ensure component compatibility as a customer fine tunes their selections. This real-time capability enforces proper configurations even when the customer makes a series of choices and changes their mind about selections. The Generative Configuration Engine is the power behind a SellingPoint model's ability to provide application flexibility, allowing geometry, reports, drawings and renderings to be created on the fly, and thus reducing product data storage requirements.

     User Interface Generation Library

     The User Interface Generation Library contains functions for easily communicating information from an end user interface to a SellingPoint model. The library is packaged as a Dynamic Link Library (DLL) which can be called from an external user interface development tool such as Visual Basic. This approach allows application developers to leverage industry standard development tools for building end user interfaces. SellingPoint includes custom controls in Visual Basic for displaying product renderings. This control interfaces with the Graphics Building Block Library which is used for defining graphics viewports and their contents.

     Comprehensive Function Library

     The comprehensive function library contains over 250 functions for modeling calculated properties such as mathematical equations, string and character manipulations, pricing algorithms, and transportation costs. Traditional configurators require a third-party programming environment to perform these calculations which results in a fragmented model with high maintenance overhead. Customers can combine and extend the system-supplied functions to meet their unique business requirements.

     Database Connectivity Library

     The Database Connectivity Library contains objects for reading and writing data from and to external data sources. The Building Blocks are architected to use any formatted data source. Data sources can be flat files, Excel, relational or customer proprietary. There are specific utilities provided for communicating with ODBC-compliant data bases.

     Report Library

     The Report Library contains objects for reading information from external file formats and generating formatted output to other software systems such as word processors and spreadsheets. Output capabilities include simple character based strings, integers, and various floating point formats. In addition, higher level formats such as tabular, fixed-line-width, automatic line-feed, and page-feed are also supported. The Library can also be used to generate high-quality proposals by directly integrating with word processors and publishing systems using Object Linking and Embedding (OLE).

     CatalogPoint

     CatalogPoint, an electronic product catalog, provides an easy-to-use graphical environment for browsing, searching and ordering a company's products and services. Engineered for both standalone or Web-based use, CatalogPoint is easily customized by inserting marketing information (images, text, sound, video) in a simple, pre-defined data schema. CatalogPoint is integrated with product configuration for order validation and with ProposalPoint for inserting catalog information into customized proposals.

     ProposalPoint

     ProposalPoint generates custom-tailored sales proposals for customer-configured products. Fully integrated with the other SellingPoint modules, ProposalPoint simply "reads in" all of the details of a custom product configuration and then allows salespeople to drag and drop predefined templates into an electronic "table of contents" to layout and create custom sales proposals.

     QuotePoint

     QuotePoint generates quotations on custom-configured products. QuotePoint provides salespeople with the ability to quickly generate multiple product quotation alternatives incorporating customer information, complex discounting and pricing methods, taxes, and shipping costs. The salesperson can then either generate a finished quote directly out of QuotePoint or use the quote as a part of a full proposal from ProposalPoint.

     FinancePoint

     FinancePoint enables salespeople to develop and present customized purchasing alternatives to their customers. FinancePoint supports purchase by acquisition or lease, and can include linked multiple capital equipment quotations. By simply varying the customer's lease objectives, FinancePoint can quickly perform "what-if" scenarios to close in on the most appropriate purchasing plan for the customer.

     WebPoint WebPoint brings the power of a SellingPoint consultative selling system to the Web. WebPoint utilizes an open architecture to take continuous advantage of both JAVA and ActiveX technologies.

       SellingPoint Industrial uses SellingPoint's base technology in conjunction with additional building block libraries and application modules specific for the Industrial Products industry. Unlike traditional product configurators that require extensive customization to meet the vocational requirements of industrial products companies, SellingPoint Industrial comes with a complete set of modules that support both what and how these types of companies sell. Based on SellingPoint's unique functional modeling capability, SellingPoint Industrial allows MIS organization can rapidly build and deploy applications that meet the most pressing needs of industrial products sales forces.

     SellingPoint Industrial includes these modules:

     SolidPoint

     SolidPoint contains objects for performing complex geometric operations. The geometry is a solid boundary representation that allows applications easily to detect component-to-component interference problems, calculate mass-properties such as volumetric properties or moments of inertia, and generate detailed product visualizations. Products which have physical components are defined by describing how their physical properties relate to one another. The library includes a full suite of geometric features such as extrusions, revolutions, blocks, cylinders, and cones.

     SketchPoint

     SketchPoint is a easy but powerful tool to quickly and easily sketch out two-dimensional geometry. Using industry-standard technology, SketchPoint can create parametric component geometry, accelerating the time it takes to put new products into the hands of your sales force and ultimately reducing time to market. SketchPoint integrates directly with SolidPoint to turn those two-dimensional sketches into three-dimensional solid models.

     CAD Point

     CAD Point utilizes industry standard data exchange technology to output two- and three-dimensional geometry and drawings, in the form of DXF or DWG files, to leading CAD systems.

     EngineerPoint

     EngineerPoint gives salespeople a point-of-sale capability that guides them through the right questions, performs all of the necessary engineering computations, and provides feedback about the possible product/option combinations that would meet the customer's needs. This ability is a key enabler of consultative selling and dramatically reduces pre-sale technical resources and the number of calls required to close the sale.

     StartingPoint

     StartingPoint contains a set of fully reusable component building blocks and user interface templates that allow Industrial Products companies to rapidly develop and deploy consultative selling systems without starting from scratch.

     DrawingPoint

     DrawingPoint provides a comprehensive set of drawing and annotation objects to automatically generate proposal drawings that can include notes, dimensions, labels, title blocks and other information that is unique to each customer proposal. At the push of a button, salespeople can have custom drawings that slash response time, improve proposal quality, and ultimately increase sales "hit rate."

     RenderPoint
     RenderPoint contains objects for displaying three-dimensional geometric renderings and engineering drawings during runtime. Renderings can range from outlines to photorealistic textures. Graphics generated from this library are displayed in the custom control provided in SellingPoint. Using the custom control, end users have full multi-view display and graphical manipulation capabilities such as rotating, zooming, and panning.

     SellingPoint and SellingPoint Industrial are sold per seat for both runtime and development. The domestic, end-user list price for a single development seat ranges from $35,000 to $68,000 depending on modules licensed; a single runtime seat ranges from $4,500 to $9,800. Since SEA applications generally involve a very large number of users, the Company offers volume pricing.

SALES AND MARKETING

     The Company distributes its products and provides related services through a direct sales organization covering North America, Europe and Asia and through independent distributors and value-added resellers (VARs) in certain geographies. The Company has also established marketing relationships with leading CAD, SFA vendors and systems integrators. The Company's marketing strategy focuses on expanding sales to its existing customers, developing new customers and expanding its international sales.

     The Company markets products and services in North America, Europe and the Pacific Rim through a direct sales force. In addition to sales and marketing infrastructure at the Company's Burlington, Massachusetts corporate headquarters, the Company has established sales offices in the Atlanta, Detroit, Houston, San Jose and Seattle metropolitan areas. Through European subsidiaries, the Company also maintains offices in the United Kingdom, Germany and France to conduct sales and provide technical support.

     In certain foreign markets, the Company has entered into agreements with independent distributors to market products to customers not served by the Company's direct sales organization or to expand sales at lower cost. Currently, the Company uses independent distributors as its principal distribution channel in Asia, with representatives covering Japan, Korea and Singapore. The Company also has distributor relationships in Italy and Denmark.

     The Company has instituted a strategic account management program to assist key customers in their use of the Company's software. These key strategic accounts represent a loyal customer base, help provide strategic product direction and serve as a foundation for future revenues. The Company's largest customers have historically accounted for a significant percentage of the Company's revenues in any fiscal period. During the year ended March 31, 1997, sales of products and services to Boeing, IPTN and British Aerospace accounted for 20.9%,19.3% and 14.9%, respectively, of the Company's revenues during that period. Revenues from Boeing and Tata Technologies constituted 16.0% and 10.1%, respectively, of the Company's revenues in fiscal 1996. Revenues from EDS, Boeing and San Giorgio S.A. (a principal stockholder of the Company) constituted 17.2%, 12.6% and 10.7%, respectively, of the Company's revenues in fiscal 1995.

     The Company's agreements with all of its current principal customers are master licenses or distribution agreements pursuant to which the Company has agreed to provide products and services against issuance from time to time by the customer of purchase orders, but none of the Company's agreements with its principal customers provides for any minimum purchases or obligates the customer to issue any purchase orders. Except for pricing and volume discounts, the terms of the Company's agreements with its principal customers (including affiliates of the Company) do not differ from the terms generally offered by the Company to its other customers.

CUSTOMER SERVICE AND SUPPORT

     The Company believes that providing its customers with support, training, consulting and other customer services helps ensure that customers maximize the benefits offered by their products as quickly as possible. In addition, the demand by customers for various support services provides the Company with incremental revenue opportunities.

     The Company's customers have access to the following services and benefits:

     Customer Support. Maintenance, enhancements and support are provided for annual fees equal to approximately 15% of the initial license fees for the supported products. The Company believes such fees are comparable to other such fees within the industry. These services consist of periodic updates, functional and operational problem remedies and hot-line support for simple help and general feedback. Feedback from customers also provides important input for the Company's product planning process.

     Training. Initial training consists of a three-week class at the Company's headquarters or, when appropriate, at a customer site. After initial training, the Company provides continuing education for special product modules and advanced features of the system.

     Consulting Services. Consulting services are provided by the Company's Worldwide Client Services group. After initial purchases of software, the Company usually recommends that customers purchase consulting services to assist in planning and implementation of the system. The Company generally charges between $1,200 and $1,800 per day for consulting services.

     User Groups. User groups in the United States, Europe and Japan are independently organized and supported by users in each of those areas. User groups also exist internally at certain large customers. These user groups provide a valuable means for the Company to communicate with customers about its strategy and product direction and to obtain feedback on these topics.


PRODUCT DEVELOPMENT

     The Company believes that its future success will depend upon its ability not only to enhance existing products, but also to develop and introduce new products that keep pace with technological developments in the marketplace and address the increasingly sophisticated needs of its customers. The Company intends to expand existing product offerings and to introduce new applications. While the Company expects that certain new products will be developed internally, the Company may, based on timing and cost considerations, acquire or license technology and/or products from third parties or consultants.

     Historically, the Company has released enhanced versions of its software modules periodically and has introduced a number of new product modules each year. Most of the Company's software modules share the same object-oriented foundations which have made enhancement of the entire product line more efficient.

     During the fiscal years ended March 31, 1997, 1996 and 1995, the Company spent $3.6 million, $2.8 million and $2.4 million, respectively, on research and development.

PROPRIETARY RIGHTS

     The Company believes that, due to the rapid pace of technological innovation, the Company's ability to establish and maintain a position of technological leadership in its industry is more dependent upon the skills and expertise of its development personnel than upon the legal protections afforded its technology. In addition, the Company employs a combination of contracts, copyright law and trade secret law to protect its proprietary technology.

     The Company has a program in effect to facilitate copyright registration of its software and documentation with the U.S. Copyright Office. Source codes of the Company's products are protected both as trade secrets and as unpublished copyrighted works. The Company also has internal policies and systems to ensure limited access to, and confidential treatment of, its trade secrets. The Company distributes its products under software license agreements, which grant end-users licenses to use (rather than ownership of) the Company's products and which contain various provisions to protect the Company's ownership and the confidentiality of the underlying technology. The Company's software is distributed with a software lock that requires an authorization code generated by the Company's internal systems to enable the software to function on a particular workstation. It is the Company's policy to require its employees and other parties with access to its confidential information to execute agreements prohibiting the unauthorized use or disclosure of the Company's technology. Furthermore, the Company periodically reviews its proprietary technology for patentability. Despite these precautions, it may be possible for a third party to misappropriate the Company's technology by reverse engineering or otherwise or independently to develop similar technology. In addition, effective copyright and trade secret protection may not be available in every foreign country in which the Company's products are distributed and the licenses may be unenforceable in certain jurisdictions.

     Certain technology used in the Company's products is licensed from third parties. The Company licenses Allegro CL, a compiler embedded in IDL, from Franz, Inc. on a perpetual, royalty-bearing basis. In the event the compiler becomes unavailable to the Company, the Company believes that it would be able to obtain or develop an alternative. The costs of such an effort and the time required could, however, be significant and, until an alternative compiler is developed or obtained, the Company's ability to market The ICAD System would be substantially impaired. The Company also licenses on a perpetual, royalty-bearing basis from EDS software permitting an interface between IDL and EDS's Parasolid software product, which is embedded in a widely used module of The ICAD System. Although loss of the right to use such software could reduce the attractiveness of the Company's products to certain customers, it would not impair the overall operation of such products. The Company does not believe that any of the Company's products are significantly dependent upon any other licensed technologies due to the availability of other sources of similar products or due to the Company's ability to build or maintain, through source code escrow agreements, any integral source code which may in the future become unsupported by a third party. The Company believes that the cost associated with technology licensed from third parties is not material to its results of operations and does not constitute a significant portion of the total cost of the Company's products into which such third party technology is incorporated.

     The Company has a trademark program to promote proper use and registration of its primary trademarks. "Concentra," "ICAD" and "SellingPoint" and their respective marks are registered trademarks of the Company in the United States and certain foreign jurisdictions.

     The Company is not engaged in any material disputes with other parties with respect to the ownership or use of the Company's proprietary technology and the Company believes that no basis for any such dispute exists. However, as the number of software products in the industry increases and the functionality of these products increasingly overlaps, the Company believes that software may become the subject of frequent claims of infringement of the rights of others. There can be no assurance that other parties will not assert technology infringement claims against the Company in the future. Such a claim would involve significant litigation expense and management time and the Company could be required to pay monetary damages and either refrain from distributing an infringing product or obtain a license from a party asserting a claim (which license may not be available to the Company on commercially reasonable terms).

COMPETITION

     The Company believes that the principal bases for competition in its market are product functionality, product reliability, price/performance characteristics, ease of product use, customer support and service, distribution networks and corporate reputation. Competitive pressures faced by the Company could force the Company to reduce its prices, resulting in slower revenue growth and reduced profitability. No assurance can be given that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect its business, operating results or financial condition.

     Competition in both the CAD and SFA industry is intense. While major CAD companies, including EDS (Unigraphics division), IBM, Dassault, PTC and Computervision are involved in cooperative marketing relationships with the Company and currently offer products that complement those of the Company, there can be no assurance that these or other companies will not develop products or provide services which compete with those of the Company. Most of these companies have significantly greater financial, technological and marketing resources than those of the Company.

     The Company also faces competition for SellingPoint from companies such as Trilogy Development, Antalys, Calico Technologies and Clear With Computers
(CWC). There can be no assurance that competitors will not develop products or provide services equivalent or superior to those of the Company or that achieve greater market acceptance.

MANUFACTURING

     The Company's manufacturing operation consists of assembling, packaging and shipping its software products and the documentation needed to fulfill each order. All manufacturing is currently performed in the Company's Burlington, Massachusetts facility. Outside vendors provide media (tape or CD-ROM) duplication, printing of documentation and manufacturing of packaging materials.

BACKLOG

     The Company generally ships its products within 30 days after acceptance of a customer purchase order and execution of a software license agreement. Accordingly, the Company does not believe that its backlog at any particular point in time is indicative of future sales levels.

EMPLOYEES

     As of June 26, 1997, the Company had 139 employees, including 60 in sales and marketing (including 27 international), 24 in technical support, 35 in product development and 20 in general and administrative functions. The Company's employees are not represented by a labor union and the Company believes its relations with its employees are good.

EXECUTIVE OFFICERS OF THE REGISTRANT


     Certain information with respect to Executive Officers of the Company, as of June 26, 1997, is set forth below:

          Name                     Age                     Position
--------------------------------------------------------------------------------------------------
Lawrence W. Rosenfeld  (1) ......  44       Chairman of the Board of Directors, Chief
                                              Executive Officer and President
David I. Lemont .................  39       Senior Vice President and Chief Operating Officer
Alex N. Braverman ...............  37       Vice President, Chief Financial Officer and
                                              Treasurer
Peter T. Lanell .................  45       Vice President, Business Units Industrial Products and
                                              High Technology
Garreth P. Evans ................  48       Senior Vice President, Business Units
Aerospace and                                 Automotive
Robert E. Phillips, Ph.D ........  41       Vice President, Engineering
Noreen H. Brochu ................  42       Vice President, Worldwide Client Services


--------------------------------
 (1) Member of the Executive Committee


     Mr. Rosenfeld, a founder of the Company, has been Chief Executive Officer and a director since the Company's inception in 1984, Chairman of the Board of Directors since March 1993 and President from inception through March 1993 and again since July 1994. From 1982 to 1984, Mr. Rosenfeld was an independent CAD/CAM consultant. From 1974 to 1981, Mr. Rosenfeld was employed in various positions at Hood Sailmakers, Inc.

     Mr. Lemont joined the Company in June 1994 as Senior Vice President and Chief Operating Officer. From February 1992 to May 1994, Mr. Lemont held several Vice President positions in the sales organization at Computervision Corporation. From January 1981 to February 1992, he held various sales and sales management positions with the Unigraphics Division of McDonnell Douglas.

     Mr. Braverman has been Vice President, Chief Financial Officer and Treasurer since November 1996. From July 1994 to November 1996, he was Corporate Controller. Mr. Braverman was Controller of Artel Communications Corporation, a manufacturer of computer networking and video products, from 1988 until it was merged with Chipcom Corporation in February 1994, and was employed thereafter by Chipcom Corporation until July 1994. From 1982 to 1988, he held various financial and managerial positions with BTU Engineering and the William Carter Company.

     Mr. Lanell has been Vice President, Business Units Industrial Products and High Technology since April 1996. From April 1993 to April 1996, he was Vice President, North American Field Operations. From April 1992 to April 1993, he was the Company's Vice President, North American Sales. Mr. Lanell joined the Company in 1988 and has held various positions within North American Sales since that time. Prior to joining the Company, Mr. Lanell was a salesman for Intellicorp, Inc. from 1986 to 1988. From 1982 to 1986, he held positions in sales and technical sales support at Calma, a division of General Electric.

     Mr. Evans has been the Company's Senior Vice President, Business Units Aerospace and Automotive since April 1996. Mr. Evans joined the Company in June 1994 and served as the Company's Senior Vice President, European Operations until April 1996. From May 1993 to April 1994, Mr. Evans was Vice President and General Manager, Worldwide Sales at Computervision Corporation. From August 1990 to May 1993, Mr. Evans managed European and U.K. operations for Computervision Corporation and from 1983 to July 1990, he managed the Unigraphics and GDS U.K. operations of McDonnell Douglas.

     Dr. Phillips has been Vice President, Engineering since April 1994. He was the Company's Director of Product Engineering from February 1993 through April 1994. Dr. Phillips was previously employed by the Company during 1986 and 1987 as an application engineer. From 1987 to 1993, he was employed at General Electric Aircraft Engine division as a Senior Engineer. Dr. Phillips was an Assistant Professor of Mechanical Engineering at the University of New Hampshire from 1985 to 1986. Prior to that time, he held various engineering positions in the field of nuclear and fossil fueled power generation systems.

     Ms. Brochu has been Vice President, Worldwide Client Services since June 1995. From June 1993 to June 1995, she was Director of Technical Services. Ms. Brochu joined the Company in 1988 and held the position of Director of Technical Sales Support until June 1993. Prior to joining the Company, Ms. Brochu was employed by Computervision in various positions. Her final position was as the director of their applied technology center. She was employed by Computervision from 1979 to 1988.

     Officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

     There are no family relationships among any of the executive officers of the Company.


IITEM 2 - PROPERTIES
--------------------

     The Company's headquarters and principal operations are located in approximately 30,000 square feet of office space in Burlington, Massachusetts under a lease expiring in June 2000. The Company also leases additional sales offices in the Atlanta, Detroit and San Jose metropolitan areas and, through its wholly owned subsidiaries, in the United Kingdom, France and Germany. While the Company believes its facilities are adequate for its present needs, it is continually evaluating its headquarters facilities and believes that suitable alternative space would be available on commercially reasonable terms.


ITEM 3 - LEGAL PROCEEDINGS
--------------------------

     The Company is not engaged in any material legal proceedings.

ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
------------------------------------------------------------

     No matters were submitted to a vote of stockholders during the fourth quarter of the fiscal year ended March 31, 1997.

                                     PART II

ITEM 5 - MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
------------------------------------------------------------------------------


     The Company's Common Stock is traded in the over-the-counter market and prices are quoted on the NASDAQ National Market System under the symbol CTRA.
The following table sets forth, for the period indicated, the high and low sales prices for the Company's Common Stock as reported by NASDAQ from April 1, 1995 through March 31, 1997. This information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

                                     HIGH                 LOW
                                     ----                 ---
   Fiscal 1997:
       First  Quarter              $ 7                   $4 1/2
       Second Quarter              $ 7 3/8               $4 9/16
       Third  Quarter              $11 3/4               $6 1/4
       Fourth Quarter              $15 1/4               $4 1/4


   Fiscal 1996:
       First  Quarter              $14                   $9 1/8
       Second Quarter              $12 1/4               $8 1/2
       Third  Quarter              $11                   $7 1/4
       Fourth Quarter              $ 9 1/4               $4 1/8


     On June 26, 1997, there were 102 holders of record of the Company's Common Stock. The Company believes the actual number of beneficial owners of the Common Stock is greater than the stated number of holders of record because a large number of the shares of the Company's Common Stock is held in custodial or nominee accounts for the benefit of persons other than the record holder.

     No dividends have been paid on the Company's Common Stock to date, and the Company does not anticipate paying dividends in the foreseeable future.

ITEM 6 - SELECTED FINANCIAL DATA
--------------------------------


     The selected consolidated financial data below should be read in conjunction with the "Management's Discussion and Analysis of Financial
Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this filing.




CONSOLIDATED FINANCIAL SUMMARY                                                         Year Ended March 31,
(In thousands, except per share data)                          --------------------------------------------------------------------
                                                                  1997           1996           1995          1994          1993

STATEMENT OF OPERATIONS DATA:
Revenues:
 Software licenses                                              $17,670        $13,133        $10,050        $ 7,894       $ 7,474
 Services                                                         6,797          7,135          8,004          6,356         4,547
 Related party software and services                                104            452          2,163          1,459          --
                                                                -------        -------        -------        -------       -------
  Total revenues                                                 24,571         20,720         20,217         15,709        12,021

Operating expenses:
 Cost of software licenses                                        2,073          1,337          1,328          1,193         1,581
 Cost of services                                                 4,410          2,677          1,928          1,472         1,511
 Sales and marketing                                             14,541         11,622          8,887          6,309         6,020
 Research and development                                         3,558          2,849          2,423          2,840         2,716
 General and administrative                                       2,655          2,511          1,971          1,778         1,530
 Provision for bad debts                                          1,544            101            173             53          --
 Restructuring charge                                               239            196           --             --            --
 Charge for purchased research and development                     --             --             --            3,711          --
                                                                -------        -------        -------        -------       -------
  Total operating expenses                                       29,020         21,293         16,710         17,357        13,358
                                                                -------        -------        -------        -------       -------
(Loss) income from operations                                    (4,449)          (573)         3,507         (1,648)       (1,337)
 Interest income (expense), net                                     191            628           (149)          (318)         (345)
 Other income (expense)                                             458            (10)           300             (4)          (99)
                                                                -------        -------        -------        -------       -------
(Loss) income before income taxes                                (3,800)            45          3,658         (1,970)       (1,781)
Provision for income taxes                                          140              9            559            264           102
                                                                -------        -------        -------        -------       -------
Net (loss) income                                               $(3,940)       $    36        $ 3,099        $(2,234)      $(1,883)
                                                                =======        =======        =======        =======       =======
Net (loss) income per common and common equivalent share (1)    $ (0.73)       $  0.01        $  0.80        $ (0.76)      $ (0.93)
                                                                =======        =======        =======        =======       =======
Weighted average number of common and
     common equivalent shares outstanding (1)                     5,391          5,750          3,865          2,947         2,029
                                                                =======        =======        =======        =======       =======


                                                                                           As of March 31,
                                                                --------------------------------------------------------------------
                                                                  1997           1996           1995           1994          1993
BALANCE SHEET DATA:
Cash and cash equivalents                                       $ 3,890        $ 9,121        $17,010        $ 1,558        $   908
Working capital (deficit)                                         9,568         12,179         15,137            114         (1,492)
Total assets                                                     25,031         25,109         26,462          7,706          5,543
Total debt (including current portion)                            1,034          1,161            221          3,638          3,012
Redeemable common stock                                            --             --             --            1,777           --
Total stockholders' equity (deficit)                             15,068         18,307         17,907         (4,458)        (3,119)



--------------------------------------------------------------------------------
(1) See Note B of Notes to Consolidated Financial Statements for an explanation of the determination of shares used in computing net income (loss) per common and common equivalent share.

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company develops, markets and supports software products that automate the engineering and sales process. The Company was founded in 1984 and initially provided consulting services for customers relating to the automation of the product design process. In the course of performing these consulting services, the Company recognized a market opportunity for software tools to automate the engineering process, and began the development of tools which became the foundation for The ICAD System. The Company's proprietary software products enable customers to reduce design cycle time and improve quality by automating repetitive engineering processes.

     The Company funded its early product development efforts and operations through a combination of consulting service revenues and license fees from early customers. As the Company grew, it funded its operations through private equity transactions with corporate partners and product development agreements with computer hardware vendors.

     During fiscal 1995, the Company began development of its new sales engineering automation product called Selling Point. The initial version of Selling Point was released on June 30, 1995. This development continued through fiscal 1997 and will continue as an ongoing development activity.

     The Company distributes its products and provides related services through a direct sales organization covering North America and has international direct sales organizations in the United Kingdom, Germany and France. The Company has also entered into distribution agreements covering certain other countries in Europe and Asia.

     Historically, a significant portion of the Company's revenues in any particular period has been attributable to sales to a limited number of customers. During fiscal 1997, the Company's largest five customers represented, in the aggregate, approximately 62.6% of the Company's revenues during the period. In fiscal 1996 and fiscal 1995, the Company's largest five customers represented, in the aggregate, approximately 44.1% and 50.1%, respectively, of the Company's revenues in those years. This concentration of customers can cause the Company's revenues and earnings to fluctuate from quarter to quarter, based on major customers' requirements and the timing of their orders. Sales to affiliates represented 0.4% of the Company's revenues during fiscal 1997. In fiscal 1996 and fiscal 1995, sales to affiliates represented 2.2% and 10.7%, respectively, of the Company's revenues for such years.

     The Company has experienced and may experience in the future significant quarter-to-quarter fluctuations in its operating results. Factors such as the timing of significant orders, the timing of new product introductions and upgrades, the length of customer product evaluation periods, the mix of products sold and the mix of domestic versus international revenues could contribute to this quarterly variability. A substantial portion of the Company's revenues in a quarter are derived from purchase orders received in that quarter, which makes the Company's financial performance more susceptible to an unexpected downturn in business and more unpredictable. In addition, the Company's expense levels are based in part on expectations of future revenue levels and a shortfall in expected revenues could therefore result in a disproportionate decrease in the Company's net income.

     Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as other portions of this document, include certain forward-looking statements about the Company's business and new products, revenues, expenditures and operating and capital requirements. In addition, forward-looking statements may be included in various other Company documents to be issued in the future and in various oral statements by Company representatives to security analysts and investors from time to time.

Any such statements are subject to risks that could cause the actual results or needs to vary materially. These risks are discussed later in "Risk Factors."

FISCAL YEAR ENDED MARCH 31, 1997 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1996


     TOTAL REVENUES. Substantially all of the Company's revenues are derived from the licensing of software products and the performance of related services. The Company's total revenues increased 19% to $24.6 million for the year ended March 31, 1997 from $20.7 million for the year ended March 31, 1996. This increase resulted from an increase in software licenses partially offset by a decrease in services, as discussed below. See "Liquidity and Capital Resources" for discussion on extended payment terms granted to customers to close business.

     SOFTWARE LICENSES. Software license fees increased 35% to $17.7 million for the year ended March 31, 1997 from $13.1 million for the year ended March 31, 1996, and increased as a percentage of revenues to 71% from 63%. Contributing to the increases were the increased adoption of the Company's products by both new and existing customers.

     SERVICES. Service fees decreased 5% to $6.8 million for the year ended March 31, 1997 from $7.1 million for the year ended March 31, 1996, and decreased as a percentage of revenues to 28% from 35%. Service revenues are derived from consulting, training and customer support services. The decreases in revenues were primarily due to more consulting services that were contracted by the Company's customers to other consulting companies during fiscal 1997, as compared to fiscal 1996. The Company does not expect this trend to continue.


     RELATED PARTY SOFTWARE AND SERVICES. Revenues from related parties decreased 77% to $0.1 million for the year ended March 31, 1997 from $0.5 million for the year ended March 31, 1996, and decreased as a percentage of revenues to approximately 1% from 2%. The dollar and percentage decrease in revenues was due to lower maintenance revenues for related party customers.

     COST OF SOFTWARE LICENSES. Cost of software licenses, consisting of the amortization of capitalized software, license fees to third party suppliers and software duplication and fulfillment costs, increased 55% to $2.1 million for the year ended March 31, 1997 from $1.3 million for the year ended March 31, 1996, and increased as a percentage of software license fees to 12% from 10%. The increases in cost of software licenses were primarily due to royalties associated with higher software license revenues and the amortization of intangible assets for a full year and capitalized software.

     COST OF SERVICES. Cost of services, consisting primarily of personnel costs for customer support, training and applications consulting, increased 65% to $4.4 million for the year ended March 31, 1997 from $2.7 million for the year ended March 31, 1996, and increased as a percentage of service revenues to 65% from 38%. The increases in cost of services were primarily due to the contracting of additional personnel at higher rates and consulting companies to support consulting services previously performed by personnel who were transferred to sales and marketing.

     SALES AND MARKETING. Sales and marketing expenses increased 25% to $14.5 million for the year ended March 31, 1997 from $11.6 million for the year ended March 31, 1996, and increased as a percentage of revenues to 60% from 56%. The increases were primarily due to the transfer and addition of sales and marketing employees and increased marketing and promotional activities, all of which occurred in anticipation of increased selling activities.

     RESEARCH AND DEVELOPMENT. Research and development expenses, consisting primarily of employee salaries and benefits and development tools, increased 25% to $3.6 million for the year ended March 31, 1997 from $2.8 million for the year ended March 31, 1996, and increased as a percentage of revenues to 15% from 14%. The increases were primarily due to the addition of research and development employees associated with the development of the Company's new product, Selling Point, and the utilization of consulting services from an outside engineering firm. The Company intends to increase its research and development expenditures over the next twelve months to keep pace with the technological needs of the marketplace.


     GENERAL AND ADMINISTRATIVE. General and administrative expenses, consisting primarily of expenses associated with the finance, human resources and administrative departments, increased 6% to $2.7 million for the year ended March 31, 1997 from $2.5 million for the year ended March 31, 1996, and decreased as a percentage of revenues to 11% from 12%. The dollar increase is primarily due to higher legal costs in the current period.



     PROVISION FOR BAD DEBTS. Provision for bad debts increased to $1,544,000 for the year ended March 31, 1997 from $101,000 for the year ended March 31, 1996. The Company increased their provision for bad debts after repeated unsuccessful attempts were made to collect certain receivables. This increased provision is principally made up of two large domestic receivables and two international receivables. Notwithstanding this fourth quarter provision, the Company is continuing to pursue collection of these receivables.


     RESTRUCTURING. Restructuring expenses, consisting of severance costs associated with the termination of fourteen employees, were $239,000 for the year ended March 31, 1997. Restructuring expenses, consisting of severance costs associated with the termination of twelve employees, were $196,000 for the year ended March 31, 1996.

     INTEREST INCOME. Interest income, consisting of interest from cash and cash equivalents, decreased 57% to $296,000 for the year ended March 31, 1997 from $682,000 for the year ended March 31, 1996. This decrease was attributable to lower cash balances during the year ended March 31, 1997.

     INTEREST EXPENSE. Interest expense, consisting of interest on debt, increased 94% to $105,000 for the year ended March 31, 1997 from $54,000 for the year ended March 31, 1996. This increase was attributable to a full year of interest expense associated with capital leases during the year ended March 31, 1997.

     OTHER INCOME (EXPENSE). In fiscal year 1997, other income of $458,000 consisted primarily due to marking to market certain trading securities and foreign exchange losses on intercompany transactions. In fiscal year 1996, other expense of $10,000 consisted primarily of foreign exchange losses on intercompany transactions.

     PROVISION FOR INCOME TAXES. The income tax provision for the year ended March 31, 1997 was $140,000 which primarily represents foreign withholding and state taxes. The income tax provision for the year ended March 31, 1996 was $9,000 representing an effective tax rate of approximately 20%. The effective tax rate in 1996 is lower than the statutory rate principally due to the utilization of net operating loss carryforwards and other reductions in the valuation allowance against otherwise recognizable deferred tax assets. At March 31, 1997, the Company had net operating loss carryforwards of approximately $6.3 million which expire in the years 2008 through 2012 of which approximately $2.7 million is subject to an annual limitation of approximately $150,000. The Company also has federal, state and foreign tax credit carryforwards of $.9 million, $.3 million and $.5 million, respectively, available to reduce taxable income in future periods.

FISCAL YEAR ENDED MARCH 31, 1996 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1995

     TOTAL REVENUES. The Company's total revenues increased 2% to $20.7 million for the year ended March 31, 1996 from $20.2 million for the year ended March 31, 1995. This increase resulted from an increase in software licenses partially offset by a decrease in services and related party software and services, as discussed below.

     SOFTWARE LICENSES. Software license fees increased 31% to $13.1 million for the year ended March 31, 1996 from $10.0 million for the year ended March 31, 1995, and increased as a percentage of revenues to 63% from 50%. Contributing to the increases were the increased adoption of the Company's products by both new and existing customers.

     SERVICES. Service fees decreased 11% to $7.1 million for the year ended March 31, 1996 from $8.0 million for the year ended March 31, 1995, and decreased as a percentage of revenues to 34% from 40%. Service revenues are derived from consulting, training and customer support services. The decreases in revenues were primarily due to consulting services that were outsourced to consulting companies during fiscal 1996.

     RELATED PARTY SOFTWARE AND SERVICES. Revenues from related parties decreased 79% to $0.5 million for the year ended March 31, 1996 from $2.2 million for the year ended March 31, 1995, and decreased as a percentage of revenues to 2% from 11%. The dollar and percentage decrease in revenues was the result of revenues recognized upon the delivery to San Giorgio of master copies of enhanced versions of certain products during fiscal 1995. No additional license revenue is due from related parties recognized under the original agreement and the amount of revenue from related parties recognized for fiscal 1995 and 1996 is not necessarily indicative of revenues likely to be derived from related parties in future periods.

     COST OF SOFTWARE LICENSES. Cost of software licenses, consisting of the amortization of capitalized software, license fees to third party suppliers and software duplication and fulfillment costs, remained constant at $1.3 million for the fiscal years ended March 31, 1995 and 1996, but decreased as a percentage of software license fees to 10% from 13%. The decline in cost of software licenses as a percentage of software license fees was primarily due to a lower mix of software licenses requiring the payment of third party fees and lower third party royalty rates.

     COST OF SERVICES. Cost of services, consisting primarily of personnel costs for customer support, training and applications consulting, increased 39% to $2.7 million for the year ended March 31, 1996 from $1.9 million for the year ended March 31, 1995, and increased as a percentage of service revenues to 38% from 24%. The increases in cost of services were primarily due to the contracting of additional personnel and consulting companies to support consulting services previously performed by personnel who were transferred to sales and marketing.

     SALES AND MARKETING. Sales and marketing expenses increased 31% to $11.6 million for the year ended March 31, 1996 from $8.9 million for the year ended March 31, 1995, and increased as a percentage of revenues to 56% from 44%. The increases were primarily due to the transfer and addition of sales and marketing employees and increased marketing and promotional activities, all of which occurred in anticipation of increased selling activities.

     RESEARCH AND DEVELOPMENT. Research and development expenses, consisting primarily of employee salaries and benefits and development tools, increased 18% to $2.8 million for the year ended March 31, 1996 from $2.4 million for the year ended March 31, 1995, and increased as a percentage of revenues to 14% from 12%. The increases were primarily due to the addition of research and development employees associated with the development of the Company's new product, Selling Point, and the utilization of consulting services from an outside engineering firm.


     GENERAL AND ADMINISTRATIVE. General and administrative expenses, consisting primarily of expenses associated with the finance, human resources and administrative departments, increased 27% to $2.5 million for the year ended March 31, 1996 from $2.0 million for the year ended March 31, 1995, and increased as a percentage of revenues to 12% from 10%. The increases in general and administrative expenses were primarily due to the increased costs of being a public company.


     PROVISION FOR BAD DEBTS. Provision for bad debts decreased to $101,000 for the year ended March 31, 1997 from $173,000 for the year ended March 31, 1996. The decrease was due to a lower provision for bad debts within the current period.


     RESTRUCTURING. Restructuring expenses, consisting of severance costs associated with the termination of twelve employees, for the year ended March 31, 1996 were $196,000.

     INTEREST INCOME. Interest income, consisting of interest from cash and cash equivalents, increased to $682,000 for the year ended March 31, 1996. Interest income, for the year ended March 31, 1995 was $174,000. This increase was attributable to the proceeds received from the completion of the Company's initial public offering "IPO."

     INTEREST EXPENSE. Interest expense, consisting of interest on debt, decreased to $54,000 for the year ended March 31, 1996. Interest expense, for the year ended March 31, 1995 was $323,000. This decrease was attributable to the repayment of debt with the proceeds received from the completion of the IPO.

     OTHER (EXPENSE) INCOME. In fiscal year 1996, other expense of $10,000 consisted primarily of foreign exchange losses on intercompany transactions. In fiscal year 1995, other income of $300,000 consisted primarily of foreign exchange gains on intercompany transactions.

     PROVISION FOR INCOME TAXES. The income tax provision for the year ended March 31, 1996 was $9,000 representing an effective tax rate of approximately 20%. The income tax provision for the year ended March 31, 1995 was $559,000 representing an effective tax rate of approximately 15%. The effective tax rate in 1996 and 1995 is lower than the statutory rate principally due to the utilization of net operating loss carryforwards and other reductions in the valuation allowance against otherwise recognizable deferred tax assets. At March 31, 1996, the Company had net operating loss carryforwards of approximately $3.5 million which expire in the years 2008 through 2011 of which approximately $2.9 million is subject to an annual limitation of approximately $150,000. The Company also has federal, foreign and state tax credit carryforwards of $0.8 million, $0.8 million and $0.2 million, respectively, available to reduce taxable income in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     In February of 1995, the Company raised $17.7 million (net of expenses) from an initial public offering ("IPO") of its common stock. As of March 31, 1997, the Company had cash and cash equivalents of $3.9 million. The Company also has a line of credit with a commercial lender. Under this credit line, as amended, the Company has a $2,500,000 unsecured working capital line of credit. This line of credit bears interest at the bank's base lending rate, and expires on June 30, 1997. The line of credit contains financial covenants which consist of minimum tangible capital base, ratio of total liabilities to tangible capital base and debt service coverage. The Company is currently in violation of these covenants and is negotiating with the commercial lender to extend and amend the line of credit. The Company also has a $1,750,000 equipment line of credit, collateralized by the equipment, bearing interest at the bank's base lending rate and expires on March 31, 1997. The Company is also currently negotiating with the commercial lender to extend and amend the equipment line of credit. There can be no assurance that the Company will be successful in extending and amending the line of credit nor can there be any assurance that such extended and amended line of credit will be on similar terms as the existing agreement. Additionally, there can be no assurance that alternative financing will be available if required. As of March 31, 1997, the Company had borrowings under the equipment line of credit of $1,322,000.

     During fiscal 1997, the Company had a net loss of $3.9 million and used cash of $5.2 million. The decrease in cash was primarily due to $4.2 million used from operations and $1.4 million used in investing activities. The Company's operating activities included a net increase in accounts receivable of $6.8 million, an increase in accrued expenses of $1.9 million and a increase in deferred revenue of $0.9 million. Investing activities included the purchase of property and equipment for $0.3 million, the purchase of intangible assets for $0.1 million and capitalized software costs of $1.0 million. The Company regularly extends payment terms with new and existing customers to close business in a particular reporting period.

     During fiscal 1996, the Company had net income of $36,000 but used cash of $7.9 million. The decrease in cash was primarily due to $3.9 million used from operations and $4.1 million used in investing activities. The Company's operating activities included a net increase in accounts receivable of $2.5 million, a decrease in accrued expenses of $0.9 million and a decrease in deferred revenue of $1.6 million. Investing activities included the purchase of property and equipment for $1.9 million, the purchase of intangible assets for $1.3 million and capitalized software costs of $0.9 million.

     During fiscal 1996, the Company relocated its corporate headquarters. The terms of the five year lease for the new facility provide that the Company will make annual rental payments of approximately $202,000. Also, during fiscal 1996, the Company entered into a $5,000,000 five year applications consulting services contract with a significant customer of the Company. The five year applications consulting services contract contains volume pricing discounts subject to adjustments for increased costs. The Company has a minimum commitment of $2,500,000 of outside applications services that will be used by the Company over a five year period. The minimum commitment of $2,500,000 will be paid in five yearly payments commencing December 31, 1996. These yearly payments are $250,000, $500,000, $550,000, $600,000 and $600,000 for the five calendar years beginning December 31, 1996, respectively. The Company is current with all payments under this commitment. Pursuant to this reciprocal buying agreement, the Company recognized revenue and collected cash in the amount of $1,805,000 upon the execution and delivery of software with respect to the software license agreement for the year ended March 31, 1996. The Company's policy is to record the consulting service expenses as the expenses are incurred. The Company believes that based on current forecasts the minimum payment accruals will be utilized. However, given the significant sales fluctuations which may occur in any given period, it is possible that the minimum commitment would not be met, thus requiring the Company to record a charge in excess of the services utilized. At March 31, 1997, the Company did not use the minimum first-year commitment of $250,000 and has recorded an asset for the unused portion, that can be carried forward under the contract, of $88,000. The Company has included such amount in other current assets and expects to recognize this amount, along with the fiscal 1998 minimum commitment, during the next fiscal year.

     During fiscal 1995, the Company had net income of $3.1 million and generated a net cash increase of $15.5 million. The increase in cash was due primarily to $1.7 million generated in cash from operations offset by $0.9 million used in investing activities, and $14.8 million in financing activities. The Company's operating activities included an increase in accounts receivable of $1.7 million. Investing activities included the purchase of property and equipment for $0.4 million and capitalized software costs of $0.4 million. Financing activities included the $17.7 million from the net proceeds from the IPO, $2.3 million for the repayment of advances from corporate partners and $0.7 million for the repayment of a related party note payable.

     During fiscal 1995, the Company entered into a three year agreement to purchase consulting services from an outside engineering firm. Under the terms of the agreement, the Company's total purchase commitment ranges from $700,000 to $1,500,000. Also, in connection with the Company's agreement to license a software module, the Company paid $1,000,000 in four quarterly installments during fiscal 1996.

     The Company believes that existing sources of liquidity and funds from operations will satisfy the Company's working capital and capital expenditure requirements through at least fiscal 1998.

     In the normal course of business, the Company evaluates potential acquisitions of businesses, products or technologies that complement the Company's business. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any material acquisitions of other businesses, products or technologies. However, the Company may acquire businesses, products or technologies in the future.

     Inflation is not expected to have a significant effect upon the Company's business in the near future.

Newly Issued Accounting Standards

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which is effective for fiscal years ending after December 15, 1997, including interim periods. Earlier application is not permitted. However, an entity is permitted to disclose pro forma earnings per share amounts computed using SFAS 128 in the notes to financial statements in periods prior to adoption. SFAS 128 requires restatement of all prior-period earnings per share data presented after the effective date. SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share and is substantially similar to the standard recently issued by the International Accounting Standards Committee entitled International Accounting Standard, Earnings per Share ("IAS 33"). The Company plans to adopt SFAS 128 in Fiscal 1998 and has not yet determined the impact.

RISK FACTORS

     Dependence on Principal Products. The Company currently derives substantially all of its revenues from licenses of the ICAD System, Selling Point and related products and services. As a result, any factor adversely affecting sales of the Company's core group of products would have a material adverse effect on the Company. The Company's future financial performance will depend in part upon the successful development, introduction and customer acceptance of new or enhanced versions of its existing products and other products. There can be no assurance that the Company will continue to be successful in marketing the ICAD System, Selling Point and related products or any new or enhanced products the Company may develop in the future. In addition, competitive pressures or other factors may result in price erosion that could have a material adverse effect on the Company's results of operation. See "Business - Products."

     Broader Market Acceptance. Broader market acceptance of the Company's products is critical to the Company's future success. The Company believes that broader market acceptance of its products will depend on a number of factors including: product functionality, product reliability, price/performance characteristics, ease of use and the displacement of existing design approaches. For many potential customers, the methodology represented in the Company's products generally represents a new approach to the design process. As a result, a decision by a customer to purchase the Company's products often involves a significant evaluation period. Failure or material delay of the Company's products to achieve broader market acceptance would have a material adverse effect on the Company's business and financial results. Although the Company has established a user base of large manufacturing companies, there can be no assurance that the Company will be able to broaden that base and attain critical market penetration. In addition, any factor adversely affecting the overall CAD software market could have a material adverse effect on the Company's business and financial results. See "Business - Industry Background."

     History of Losses. Although the Company has been profitable for the fiscal years ended March 31, 1995 and 1996, the Company has experienced net losses in the fiscal years ended March 31, 1997, 1994 and 1993. As a result, as of March 31, 1997, the Company had an accumulated deficit (including acquisition-related expenses) of approximately $10.1 million. There can be no assurance that sales of the Company's existing products will either continue at historical rates or increase, or that new products introduced by the Company will achieve broad market acceptance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Concentration of Customers. Historically, a significant portion of the Company's revenues in any particular period has been attributable to sales to a limited number of customers. During the fiscal year ended March 31, 1997, three customers each accounted for greater than ten percent of the Company's revenues, and revenues from the Company's five largest customers during such period represented, in the aggregate, approximately 62.6% of the Company's revenues during such period. In fiscal 1996, two customers each accounted for greater than ten percent of the Company's revenues, and revenues from the Company's five largest customers represented approximately 44.1% of the Company's revenues for such year. In fiscal 1995, three customers each accounted for greater than ten percent of the Company's revenues, and revenues from the Company's five largest customers (including two affiliated entities related to the Company which, considered together as a single customer, accounted for 10.7% of the Company's revenues), represented approximately 50.1% of the Company's revenues for such year. This concentration of customers can cause the Company's revenues and earnings to fluctuate from quarter to quarter, based on major customers' requirements and the timing of their orders. Although the Company believes it has good relationships with its largest customers and has in the past received a substantial portion of its revenues from repeat business with established customers, none of its major customers has any obligation to purchase additional products or services and, thus, there can be no assurance that any of the Company's major customers will continue to purchase products and services in amounts similar to previous years. Furthermore, no additional license revenue is due from related parties. The loss of business from one or more of these customers may have a material adverse impact on the Company. See "Business - Sales and Marketing" and "Certain Transactions."

     Competition. The market in which the Company offers its products is highly competitive. While several major CAD companies are involved in cooperative marketing relationships with the Company and currently offer products that complement those of the Company, there can be no assurance that these or other companies will not develop products or provide services that compete with those offered by the Company and that are superior to the Company's products or services or that achieve greater market acceptance. In addition, many of the Company's competitors and potential competitors have significantly greater financial, technological and marketing resources than the Company. Competitive pressures faced by the Company could force the Company to reduce its prices, resulting in slower revenue growth and reduced profitability. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that competition will not have a material adverse effect on the Company's business, operating results or financial condition. See "Business - Competition."

     Variability of Quarterly Operating Results. The Company has experienced and may experience in the future significant quarter-to-quarter fluctuations in its operating results. Factors such as the timing of significant orders, the timing of new product introductions and upgrades, the length of customer product evaluation periods, the mix of products sold and the mix of domestic versus international revenues could contribute to this quarterly variability. A substantial portion of the Company's revenues in a quarter are derived from purchase orders received that quarter, which makes the Company's financial performance more susceptible to an unexpected downturn in business and more unpredictable. In addition, the Company's expense levels are based in part on expectations of future revenue levels and a shortfall in expected revenues could therefore result in a disproportionate decrease in the Company's net income.

     Dependence on Third Party Licensed Technology. Certain technology used in the Company's products is licensed from third parties. The Company licenses Allegro CL, a compiler embedded in The ICAD System, from Franz, Inc. Should this compiler become unavailable to the Company, the Company believes that it would be able to develop or obtain an alternative compiler; however, the costs of such an effort and the time required could be significant and, until an alternative compiler is developed or obtained, the Company's ability to market its products would be substantially impaired. The Company also licenses from Electronic Data Systems ("EDS"), a principal customer and marketing partner of the Company, a solid modeling software module called Parasolid, which is one of the most widely used of The ICAD System modules. The loss of the right to use such software could reduce the attractiveness of the Company's products to certain customers. The Company believes that alternative solid modeling software is available. However, there can be no assurances that such alternatives would achieve market acceptance or be available on a timely basis or on similar terms. The Company believes that the cost associated with technology licensed from third parties is not material to its results of operations and does not constitute a significant portion of the total cost of the Company's products into which such third party technology is incorporated. See "Business - Proprietary Rights."

     Technological Demands of the Marketplace. The market in which the Company competes is characterized by rapid technological changes and advances. The Company's future success will depend upon its ability to enhance its existing products and introduce new products which keep pace with technological developments in the marketplace and address the increasingly sophisticated needs of its end-users. There can be no assurance that the Company will be successful in introducing and marketing product enhancements or new products on a timely basis, or that enhancements or new products will achieve market acceptance. See "Business - Products" and "- Product Development."

     Dependence on Proprietary Technology. The Company's success is heavily dependent upon its proprietary technology. The Company does not have patents on any of its technology and relies on contracts and the laws of copyright and trade secrets to protect such technology. The Company maintains a trade secrets program, enters into confidentiality or license agreements with its employees, resellers and end-users and limits access to and distribution of its software, documentation and other proprietary information. Effective copyright and trade secret protection may not be available in every foreign country in which the Company's products are distributed. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to develop similar technology independently. Although the Company is not aware that any of its technology infringes the rights of third parties, there can be no assurance that other parties will not assert technology infringement claims against the Company, or that, if asserted, such claims will not prevail. See "Business - Proprietary Rights."

     Dependence on Key Personnel. The Company's success depends in large part upon a number of key management and technical employees. The loss of the services of one or more key employees, including Lawrence W. Rosenfeld, the Company's Chairman and Chief Executive Officer, could have a material adverse effect on the Company. In addition, the Company's success will depend in significant part upon its ability to attract and retain highly-skilled management, technical, and sales and marketing personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Executive Officers of the Registrant."

     Management of Growth. The Company's business has grown significantly over the past several years as a result of both internal growth and business and product acquisitions. The Company may make additional acquisitions in the future. Managing this growth and integrating acquired products and businesses require a significant amount of management time and skill. There can be no assurance that the Company will be effective in managing its future growth or in assimilating acquisitions or that any failure to manage growth or assimilate an acquisition will not have a material adverse effect on the Company's business, operating results or financial condition.

     International Operations. The Company's international revenues were $12.0 million, $7.7 million and $6.7 million in the fiscal years ended 1997, 1996 and 1995 respectively, representing 50.0%, 37.3% and 33.2%, respectively, of the Company's revenues in such years. Although the Company expects that international revenues will fluctuate from period to period, it expects such revenues to account for a significant percentage of its revenues in the future. The international portion of the Company's business is subject to a number of inherent risks, including difficulties in building and managing international operations, difficulties in managing distributors, difficulties in translating products into foreign languages, fluctuations in the value of foreign currencies, import/export duties and quotas and unexpected regulatory, economic or political changes in international markets. There can be no assurance that these factors will not adversely affect the Company's international revenues or its overall financial performance. See "Business - Sales and Marketing."

     Forward-Looking Statements. The Private Securities Litigation Reform Act of 1995 contains certain safe harbors regarding forward-looking statements. From time to time, information provided by the Company or statements made by its directors, officers or employees may contain "forward-looking" information subject to numerous risks and uncertainties. Any statements made herein that are not statements of historical fact are forward-looking statements including, but not limited to, statements concerning the characteristics and growth of the Company's markets and customers, the Company's objectives and plans for future operations and products and the Company's expected liquidity and capital resources. Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and, accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the Company's products; the rate of growth in the industries of the Company's products; the presence of competitors with greater technical, marketing and financial resources; the Company's ability to promptly and effectively respond to technological change to meet evolving customer needs; risks associated with sales in foreign countries; and the Company's ability to successfully expand its operations.

ITEM 8 - FINANCIAL STATEMENTS
-----------------------------



                                     CONCENTRA CORPORATION

                           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                 Page(s)

Report of Independent Accountants .............................................................     32

Consolidated Balance Sheets as of March 31, 1997 and 1996 .....................................     33

Consolidated Statements of Operations for the years ended March 31, 1997, 1996 and 1995 .......     34

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended March 31, 1997,
     1996 and 1995 ............................................................................     35

Consolidated Statements of Cash Flows for the years ended March 31, 1997, 1996 and 1995 .......     36

Notes to Consolidated Financial Statements ....................................................  37-50


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Concentra Corporation:

     We have audited the accompanying consolidated balance sheets of Concentra Corporation as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Concentra Corporation as of March 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.



                                                s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
May 7, 1997


CONCENTRA CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

                                                                                                                  March 31,
                                                                                                        ---------------------------
                                                                                                           1997               1996
                                        ASSETS
Current assets:
  Cash and cash equivalents                                                                             $  3,890           $  9,121
  Marketable securities                                                                                      203                 --
  Accounts receivable, net of allowance for doubtful accounts of $125 and $190                            14,050              8,284
  Other current assets                                                                                       693                628
                                                                                                        --------           --------
      Total current assets                                                                                18,836             18,033
Property and equipment, net                                                                                2,612              3,241
Capitalized software costs, net                                                                            1,878              1,268
Intangible assets, net                                                                                     1,333              2,232
Other assets                                                                                                 372                335
                                                                                                        --------           --------
            Total assets                                                                                $ 25,031           $ 25,109
                                                                                                        ========           ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                                      $  1,551           $  1,173
  Accrued expenses                                                                                         4,123              2,177
  Income tax payable                                                                                         273                200
  Deferred revenue                                                                                         2,898              1,848
  Deferred revenue from related parties                                                                       --                 93
  Current portion of capital lease obligations                                                               423                363
                                                                                                        --------           --------
      Total current liabilities                                                                            9,268              5,854
Capital lease obligations                                                                                    611                798
Deferred revenue                                                                                              84                150
Commitments and contingencies (Note E)                                                                        --                 --
Stockholders' equity:
  Preferred stock - $.01 par value; 4,000,000 shares authorized,
    no shares issued or outstanding                                                                           --                 --
  Common stock - $.00001 par value; 40,000,000 shares authorized, 5,499,211
    and 5,333,651 shares issued and outstanding at March 31, 1997 and 1996                                    --                 --
  Additional paid-in capital                                                                              25,578             24,809
  Accumulated deficit                                                                                    (10,099)            (6,159)
  Cumulative translation adjustment                                                                         (411)              (343)
                                                                                                        --------           --------
      Total stockholders' equity                                                                          15,068             18,307
                                                                                                        --------           --------
            Total liabilities and stockholders' equity                                                  $ 25,031           $ 25,109
                                                                                                        ========           ========


--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.


CONCENTRA CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)


                                                                              Year Ended March 31,
                                                                        --------------------------------
                                                                         1997          1996       1995

Revenues:
  Software licenses                                                     $17,670      $13,133     $10,050
  Services                                                                6,797        7,135       8,004
  Related party software and services                                       104          452       2,163
                                                                        -------      -------     -------
    Total revenues                                                       24,571       20,720      20,217
Operating expenses:
  Cost of software licenses                                               2,073        1,337       1,328
  Cost of services                                                        4,410        2,677       1,928
  Sales and marketing                                                    14,541       11,622       8,887
  Research and development                                                3,558        2,849       2,423
  General and administrative                                              2,655        2,511       1,971
  Provision for bad debts                                                 1,544          101         173
  Restructuring charge                                                      239          196          --
                                                                        -------      -------     -------
    Total operating expenses                                             29,020       21,293      16,710
(Loss) income from operations                                            (4,449)        (573)      3,507
  Interest income                                                           296          682         174
  Interest expense                                                         (105)         (54)       (323)
  Other income (expense)                                                    458          (10)        300
                                                                        -------      -------     -------
(Loss) income before income taxes                                        (3,800)          45       3,658
Provision for income taxes                                                  140            9         559
                                                                        -------      -------     -------
Net (loss) income                                                        (3,940)          36       3,099
Accretion of redeemable common stock                                         --           --         223
                                                                        -------      -------     -------
Net (loss) income available to common stockholders                      $(3,940)     $    36     $ 2,876
                                                                        =======      =======     =======
Net (loss) income per common and common equivalent share                $ (0.73)     $  0.01     $  0.74
                                                                        =======      =======     =======
Weighted average number of common and common equivalent
  shares outstanding                                                      5,391        5,750       3,865
                                                                        =======      =======     =======



--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.


CONCENTRA CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995
(In thousands, except share data)



                                          SERIES A
                                         CONVERTIBLE                                                                      TOTAL
                                       PREFERRED STOCK          COMMON STOCK      ADDITIONAL              CUMULATIVE  STOCKHOLDERS'
                                     ------------------------------------------    PAID-IN   ACCUMULATED  TRANSLATION    EQUITY
                                      SHARES     AMOUNT      SHARES     AMOUNT     CAPITAL     DEFICIT    ADJUSTMENT    (DEFICIT)
                                     ----------------------------------------------------------------------------------------------

Balance at March 31, 1994             220,953   $ 3,766    2,803,701       --     $ 1,121     $ (9,294)      $ (51)      $(4,458)
                                     --------   -------    ---------    -----     -------     --------       -----       -------
  Shares issued in connection
    with initial public offering                     --    1,700,000       --      17,718                                 17,718
  Shares issued in connection
    with conversion of preferred
    stock to common stock            (220,953)   (3,766)     401,732                3,766                                     --
  Conversion of redeemable
    common stock into common
    stock                                                    271,968                2,000                                  2,000
  Stock options exercised                                     69,774                  171                                    171
  Accretion of redeemable
    common stock to
    redemption value                                                                 (223)                                  (223)
  Translation adjustment                                                                                      (400)         (400)
  Net income                               --        --           --       --          --        3,099          --         3,099
                                     --------   -------    ---------    -----     -------     --------       -----       -------
Balance at March 31, 1995                  --        --    5,247,175       --      24,553       (6,195)       (451)       17,907
                                     --------   -------    ---------    -----     -------     --------       -----       -------
  Stock options exercised                                     79,152                  224                                    224
  Shares issued in connection with
    employee stock purchase plan                               7,324                   32                                     32
  Translation adjustment                                                                                       108           108
  Net income                               --        --           --       --          --           36          --            36
                                     --------   -------    ---------    -----     -------     --------       -----       -------
Balance at March 31, 1996                  --        --    5,333,651       --      24,809       (6,159)       (343)       18,307
                                     --------   -------    ---------    -----     -------     --------       -----       -------
  Stock options exercised                                    142,070                  667                                    667
  Shares issued in connection with
    employee stock purchase plan                              23,490                  102                                    102
  Translation adjustment                                                                                       (68)          (68)
  Net loss                                 --        --           --       --          --       (3,940)         --        (3,940)
                                     --------   -------    ---------    -----     -------     --------       -----       -------
Balance at March 31, 1997                  --        --    5,499,211       --     $25,578     $(10,099)      $(411)      $15,068
                                     ========   =======    =========    =====     =======     ========       =====       =======


--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.


CONCENTRA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)                                                                                         Year Ended March 31,
                                                                                           -----------------------------------------
                                                                                             1997            1996             1995

Cash flows from operating activities:
  Net income (loss)                                                                         $(3,940)       $     36        $  3,099
  Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
   Depreciation and amortization                                                              2,413           1,362             715
   Foreign exchange loss (gain)                                                                 166              38            (308)
   Provision for bad debts                                                                    1,544             101             173
   Change in net unrealized holding gain on trading security                                   (203)             --              --
  Changes in operating assets and liabilities:
     Accounts receivable                                                                     (7,288)         (2,546)         (1,666)
     Other assets                                                                              (102)           (244)           (228)
     Accounts payable                                                                           382              48             491
     Accrued expenses                                                                         1,883            (890)           (585)
     Deferred revenue                                                                           875          (1,591)           (262)
     Income taxes payable                                                                        73            (212)            315
                                                                                            -------        --------        --------
       Net cash (used in) provided by operating activities                                   (4,197)         (3,898)          1,744
                                                                                            -------        --------        --------
Cash flows used in investing activities:
  Capitalized software costs                                                                   (970)           (865)           (416)
  Purchase of property and equipment                                                           (326)         (1,928)           (422)
  Purchase of intangible assets                                                                 (96)         (1,322)            (61)
                                                                                            -------        --------        --------
       Net cash used in investing activities                                                 (1,392)         (4,115)           (899)
                                                                                            -------        --------        --------
Cash flows provided by financing activities:
  Proceeds from issuance of common stock, net of issuance cost                                  102              32          17,718
  Proceeds from exercise of stock options                                                       667             224             171
  Repayment of advances from corporate partners                                                  --              --          (2,276)
  Principal payments under capital lease obligations                                           (230)           (243)            (98)
  Repayment of related party note payable                                                        --              --            (746)
                                                                                            -------        --------        --------
       Net cash provided by financing activities                                                539              13          14,769
                                                                                            -------        --------        --------
Effects of exchange rates on cash and cash equivalents                                         (181)            111            (162)
Net (decrease) increase in cash and cash equivalents                                         (5,231)         (7,889)         15,452
Cash and cash equivalents at beginning of year                                                9,121          17,010           1,558
                                                                                            -------        --------        --------
Cash and cash equivalents at end of year                                                    $ 3,890        $  9,121        $ 17,010
                                                                                            =======        ========        ========
 Supplemental disclosure of cash flow information:
   Interest paid                                                                            $   106        $     54        $    260
   Income taxes paid                                                                             67             221             244
 Supplemental disclosure of non-cash investing and financing activities:
   Purchase of intangible asset                                                                  --              --           1,000
   Equipment acquired under capital lease obligations                                           139           1,183             242
   Conversion of redeemable common stock to common stock                                         --              --           2,000
   Conversion of preferred stock to common stock                                                 --              --           3,766


--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                              CONCENTRA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A.  NATURE OF BUSINESS

Description of Business

     Concentra Corporation, formerly ICAD, Inc. (the "Company") was incorporated in April 1984 and operates in one business segment. The Company develops, markets and supports software products that automate the engineering and sales process.

     The Company is subject to a number of risks similar to other companies in the industry, including dependence on two principal products, concentration of customers, competition from substitute products and larger companies, rapid technological change, uncertainty of market acceptance of products, dependence on third-party licensed technology and proprietary technology, dependence on key personnel, dependence on domestic and international distributors and resellers, the need to obtain additional financing, and the risks associated with international operations.

     The Company has experienced and may experience in the future significant quarter-to-quarter fluctuations in its operating results. Factors such as the timing of significant orders, the timing of new product introductions and upgrades, the length of customer product evaluation periods, the mix of products sold and the mix of domestic versus international revenues could contribute to this quarterly variability. A substantial portion of the Company's revenues in a quarter are derived from purchase orders received in that quarter, which makes the Company's financial performance more susceptible to an unexpected downturn in business and more unpredictable. In addition, the Company's expenses levels are based in part on expectations of future revenue levels and a shortfall in expected revenues could therefore result in a disproportionate decrease in the Company's net income.

B.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned foreign subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact financial position, results of operations and cash flows.

Cash Equivalents and Marketable Securities

     The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Those instruments with maturities between three months and twelve months are considered to be short-term marketable securities and investments with maturities of greater than one year are classified as long-term marketable securities.

     Cash equivalents, which include debt securities, are carried at amortized cost plus accrued interest which approximates fair value.

                              CONCENTRA CORPORATION

     Upon being subject to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company classified a previously owned common stock investment as a trading security. Trading securities are carried at their fair market value based upon the quoted market prices in effect at the balance sheet date. Net unrealized gains on trading securities of approximately $203,000 are included in other income (expense) for the year ended March 31, 1997.

 Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the following estimated useful lives:

            Computer equipment                           3-5 years
            Furniture and fixtures                       5-7 years

     Amortization of leasehold improvements is computed on a straight-line method over the shorter of the estimated useful life of the leasehold improvements or the remaining term of the lease.

     Expenditures for maintenance, repairs and renewals that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. When assets are retired or disposed of, the assets and related allowances for depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

Research and Development and Capitalized Software Costs

     Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software production costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. Amortization of capitalized software costs are recognized on a straight-line basis over the estimated economic lives of the related products of three years, which amount is greater than the amount computed using the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for that product.

     Amortization of capitalized software costs, included in cost of software licenses, amounted to approximately $360,000, $290,000 and $174,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

Intangible Assets

     Intangible assets, which represent various software licenses, are recorded at cost and are amortized over their estimated useful lives of three to five years. Amortization of intangible assets amounted to approximately $995,000, $317,000 and $141,000 for the years ended March 31, 1997, 1996, and 1995, respectively, and are included in cost of software licenses.

     During 1995, the Company entered into a five year software license agreement with a significant customer and marketing partner. The agreement required an upfront fee of $1,000,000, as well as additional payments (See Note
E) for the use of software which is embedded in certain of the Company's products. This asset is being amortized over the five year life of the agreement.

                              CONCENTRA CORPORATION

Revenue Recognition

     Revenue from software license agreements is recognized upon shipment of the license provided that no significant vendor obligations remain outstanding and collection of the related receivable is deemed probable by management. Revenue from annual or multi-year maintenance agreements, including maintenance bundled in initial software licenses, is recognized ratably over the term of the agreements. Revenue from consulting and training agreements is recognized as the services are performed.

Income Taxes

     The Company provides taxes for income based on the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred taxes are determined based on the difference between the income tax bases of assets and liabilities and the corresponding financial reporting amounts using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Foreign Currency

     Assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rates in effect at year end. Revenues and expenses are translated using currency exchange rates in effect during the year. Gains or losses resulting from translation adjustments are reported as a separate component of stockholders' equity. Foreign exchange (losses) gains resulting from intercompany foreign currency transactions of approximately $(166,000), $(38,000) and $308,000 for the years ended March 31, 1997, 1996 and 1995, respectively, are included in other income and expense.

Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of temporary cash investments and trade receivables.

     The Company invests its cash balances with banks and other financial institutions. As of March 31, 1997 and 1996, the Company had $0 and $3,962,000, respectively, of cash equivalents invested in commercial paper which are considered to be cash equivalents due to their short-term maturity. The Company also has cash equivalents which are comprised of a repurchase agreement with a bank and U.S. Treasury Securities. The carrying amount of these cash equivalents approximates fair value because of their short-term maturity. The Company does not require collateral on its repurchase agreements.

     Credit risk with respect to trade receivables is concentrated due to the limited amount of large orders recorded in any particular reporting period. The Company regularly extends payment terms with new and existing customers to close business in a particular reporting period. The Company does not require collateral, letters of credit, or other security to support customer receivables. The Company's credit review procedures are generally more limited for overseas customers and the Company has experienced greater credit losses with such overseas customers than anticipated. In some cases, the Company does have private foreign credit insurance to protect against foreign credit losses. Due to the factors discussed above, it is reasonably possible that the Company's estimate for doubtful accounts could differ from actual experience and adversely impact the Company's financial position, results of operations and cash flows.

                              CONCENTRA CORPORATION

Net Income (Loss) Per Common and Common Equivalent Share

     Net income (loss) per common and common equivalent share is based upon the weighted average number of common and common equivalent shares outstanding. Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive.

     In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares issued during the twelve month period prior to the initial public offering ("cheap stock") which was completed on February 6, 1995, have been included in the calculation as if they were outstanding for all periods. As permitted under SAB No. 83, these common equivalent shares, which consist of stock options, were determined using the treasury stock method and the initial public offering ("IPO") price of $12.00 per share. In the computation of net income (loss) per common and common equivalent share, accretion of redeemable common stock is included as a decrease in net income or increase in net loss available to common stockholders. Series A Preferred Stock is not considered a common stock equivalent based on its effective yield to maturity.

     Fully diluted net income (loss) per common and common equivalent share did not differ materially from primary net income (loss) per common and common equivalent share.

Newly Issued Accounting Standards

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which is effective for fiscal years ending after December 15, 1997, including interim periods. Earlier application is not permitted. However, an entity is permitted to disclose pro forma earnings per share amounts computed using SFAS 128 in the notes to financial statement in periods prior to adoption. SFAS 128 requires restatement of all prior-period earnings per share data presented upon adoption. SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share and is substantially similar to the standard recently issued by the International Accounting Standards Committee entitled International Accounting Standard, Earnings per Share ("IAS 33"). The Company is required to adopt SFAS 128 in the fourth quarter of 1997 and has not yet determined the impact.

C.  CASH AND CASH EQUIVALENTS


     Cash and cash equivalents consist of the following investments (in thousands):

                                                                 March 31,
                                                           -------------------
                                                            1997          1996

     Demand Deposits and CDs                               $1,762       $1,387
     U.S. Treasury Securities                               2,128        3,772
     Commercial Paper                                           -        3,962
                                                           ------       ------
                                                           $3,890       $9,121
                                                           ======       ======

                              CONCENTRA CORPORATION

D.  PROPERTY AND EQUIPMENT


     Property and equipment consists of the following (in thousands):

                                                                March 31,
                                                          -------------------
                                                           1997         1996

     Computer equipment                                   $4,353       $4,054
     Furniture and fixtures                                1,615        1,538
     Leasehold improvements                                1,142        1,091
                                                          ------       ------
                                                           7,110        6,683
     Less accumulated depreciation and amortization        4,498        3,442
                                                          ------       ------
                                                          $2,612       $3,241
                                                          ======       ======


     Depreciation and amortization expense was approximately $1,056,000, $761,000 and $400,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

     Fully depreciated assets of $240,000 were retired during fiscal year 1996 pursuant to the Company's relocation of facilities.


     Property and equipment under capital leases consists of the following (in thousands):

                                                                March 31,
                                                           -----------------
                                                            1997       1996

     Computer equipment                                    $1,109     $  988
     Furniture and fixtures                                   739        721
                                                           ------     ------
                                                            1,848      1,709
     Less accumulated amortization                          1,067        572
                                                           ------     ------
                                                           $  781     $1,137
                                                           ======     ======

E.  COMMITMENTS AND CONTINGENCIES

Line of Credit

     On June 20, 1996, the Company renewed its demand line of credit of $2,500,000 with a commercial bank pursuant to the terms under the unsecured working capital line of credit. This line of credit bears interest at the bank's base lending rate, and expires on June 30, 1997. There were no amounts outstanding under the working capital line of credit at March 31, 1997 or 1996. The line of credit contains financial covenants which consist of minimum tangible capital base, ratio of total liabilities to tangible capital base and debt service coverage. The Company is currently in violation of these covenants and is negotiating with the commercial lender to extend and amend the demand line of credit. There can be no assurance that the Company will be successful in extending and amending the line of credit nor can there be any assurance that such extended and amended line of credit will be on similar terms as the existing agreement. Additionally, there can be no assurance that alternative funding will be available if required.

                              CONCENTRA CORPORATION

Capital and Operating Leases

     The Company has a $1,750,000 equipment line of credit, collateralized by the equipment, bearing interest at the bank's base lending rate and expired on March 31, 1997. The Company is currently negotiating with the commercial lender to extend and amend the equipment line of credit. As of March 1997, the Company purchased $1,322,000 of furniture and computer equipment under the equipment line of credit.

     The Company has entered into certain operating lease agreements for computer equipment and its office and sales facilities, expiring through fiscal 2001. The Company also leases certain computer equipment and furniture and fixtures under capital leases. Under the terms of certain operating lease agreements, the Company may be required to pay for utilities, real estate taxes, insurance and maintenance expenses.

     On June 2, 1995, the Company signed a new five year operating lease for its corporate headquarters. The terms of the new lease provide that the Company will make annual rental payments of approximately $202,000.


     At March 31, 1997, approximate future minimum lease payments under capital and operating leases are as follows (in thousands):

   Year ended March 31,                        Capital Leases   Operating Leases
   --------------------                        --------------   ----------------

   1998                                            $  400            $  438
   1999                                               339               413
   2000                                               339               252
   2001                                               122                84
   2002                                                25                 -
                                                   ------            ------
   Total future minimum lease payments              1,225            $1,187
                                                                     ======
   Amount representing interest                      (191)
                                                   ------
   Present value of future minimum lease
     payments on capital leases                     1,034
   Current portion                                   (423)
                                                   ------
                                                   $  611
                                                   ======


     Rental expense under operating leases was approximately $588,000, $1,005,000 and $1,191,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

                              CONCENTRA CORPORATION

Royalty and Consulting Arrangements

     During fiscal 1996 the Company entered into a $5,000,000 five year applications consulting services contract with a significant customer of the Company. The five year applications consulting services contract contains volume pricing discounts subject to adjustments for increased costs. The Company has a minimum commitment of $2,500,000 for outside applications services that will be used by the Company over a five year period. The minimum commitment of $2,500,000 will be paid in five yearly payments commencing December 31, 1996. These yearly payments are $250,000, $500,000, $550,000,
$600,000 and $600,000 for the five calendar years beginning December 31, 1996, respectively. The Company's policy is to recognize the consulting service expenses as the expenses are incurred. The Company believes that based on current forecasts the minimum payment accruals will be utilized. However, given the significant sales fluctuations which may occur in any given period, it is possible that the minimum commitment would not be met, thus requiring the Company to record a charge in excess of the services utilized. At March 31, 1997, the Company did not use the minimum first-year commitment of $250,000 and has recorded an asset for the unused portion, that can be carried forward under the contract, of $88,000. The Company has included such amount in other current assets and expects to recognize this amount, along with the fiscal 1998 minimum commitment, during the next fiscal year. Pursuant to this reciprocal buying agreement, the Company recognized revenue and collected cash in the amount of $1,805,000 upon the execution and delivery of software with respect to the software license agreement for the year ended March 31, 1996.


     If the Company does not make the Fixed Payments in a timely manner, the customer or its assigns may, at their option, gain access to the source code through an escrow arrangement and may market KBCar to others or require the Company to market to others in order to regain any shortfall in the Fixed Payments. This remedy is not available in the event of a failure to make the Variable Payments.

     During fiscal 1996 the Company entered into a distribution agreement with this same significant customer to exclusively distribute the Company's products to the customer's group of companies. The Company also licensed, through this customer as a distributor, $500,000 of ICAD software. In addition, the Company licensed through the distributor use of 100 copies of the software application known as Obedient Mannequin ("OM") for $1,265,000, in addition to the continuing rights to OM for $50,000 on an exclusive, perpetual basis. Additionally, the Company licensed to the customer for $50,000, an unlimited number of copies of the product known as Concept Car ("CC"). The customer also granted to the Company the exclusive rights to distribute the product known as KBCar which property includes both CC and OM. The customer also agreed to continue the development and enhancement of KBCar. The royalty paid to the customer is 50% of the net revenue after payment of all royalties to third parties. To date, there have been no revenues generated from KBCar.


     During fiscal 1995 the Company entered into a five year license and royalty agreement, as amended, with a significant customer and marketing partner of the Company (See Note H). Pursuant to this agreement, the Company recognized revenue and collected cash in the amount of $1,000,000 upon the execution and delivery of software with respect to this software license arrangement. In addition, the Company, in connection with an arrangement to license a software module from this significant customer, has paid $1,000,000 in prepaid royalties to be amortized over the life of the five year agreement, commencing January 1, 1995. Also, during fiscal 1996 the Company paid additional royalty amounts of $1,000,000 in four quarterly installments. The Company amortizes these additional royalty payments to cost of software licenses based upon predetermined percentages of revenues generated from the sale of product.

F.  INCOME TAXES


     The components of the provision for income taxes consist of the following
(in thousands):
                                           Year Ended March 31,
                                ------------------------------------
                                 1997          1996            1995
     Current:
       Federal                  $ --            $ --            $344
       Foreign                   120              --             108
       State                      20               9             107
                                ----            ----            ----
                                 140               9             559
     Deferred:
       Federal                    --              --              --
       State                      --              --              --
                                ----            ----            ----
                                  --              --              --
                                ----            ----            ----

                                $140            $  9            $559
                                ====            ====            ====

                              CONCENTRA CORPORATION


     Income (loss) before income taxes for domestic and foreign operations are as follows (in thousands):

                                    Year Ended March 31,
                          ---------------------------------------
                            1997            1996            1995

          Domestic        $(2,240)          $ 828          $3,668
          Foreign          (1,560)           (783)            (10)
                          -------           -----          ------
                          $(3,800)          $  45          $3,658
                          =======           =====          ======



     The following is a reconciliation between the U.S. federal statutory rate and the effective tax rate:


                                                            Year Ended March 31,
                                                        ---------------------------
                                                         1997       1996      1995

U.S. federal statutory rate                             (34.0)%     34.0%     34.0%
State taxes, net of applicable federal tax benefit         .3       13.2       1.9
Foreign withholding tax                                   3.2         --       2.9
Losses not benefited                                     33.5         --        --
Net operating loss utilized                                --         --     (12.8)
Other reductions in valuation allowance                    --      (60.1)    (12.4)
Non-deductible meals and entertainment                     .7       32.9       1.7
                                                         ----      -----     -----

                                                          3.7%      20.0%     15.3%
                                                         ====      =====     =====



     The following represents the significant components of the Company's net deferred tax assets (in thousands):
                                                           March 31,
                                                      --------------------
                                                       1997         1996

Deferred tax assets (liabilities):
  Federal net operating losses                        $ 2,144      $ 1,196
  Tax credit carryforwards                              1,426        1,398
  Foreign net operating loss                            1,793        1,272
  Deferred revenue                                         --           68
  Difference in cost recognition basis, accrual
    for books and cash for tax                            456          402
  Depreciation and amortization                           200          103
  State tax credits and net operating
    losses, net of federal benefit                        717          440
  Capitalized software                                   (756)        (510)
  Valuation allowance for deferred tax assets          (5,980)      (4,369)
                                                      -------      -------
                                                      $    --      $    --
                                                      =======      =======


     The Company believes there is uncertainty surrounding the realization of favorable tax benefits in future tax returns; accordingly the net deferred tax assets at March 31, 1997 and 1996 have been fully offset by a valuation allowance.

                             CONCENTRA CORPORATION

     As of March 31, 1997, the Company had approximately $6,305,000 of net operating loss carryforwards for federal income tax purposes which begin to expire in the years 2008 through 2012. Approximately $737,000 of the Company's net operating loss is attributable to the exercises of stock options which, when utilized, will be credited to additional paid in capital. Pursuant to a change in ownership, $2,700,000 of the federal net operating loss is subject to an annual limitation of approximately $150,000. The Company has research and development credits for federal and state income tax purposes of approximately $860,000 and $314,000, respectively, that begin to expire in 2000. Foreign tax credit carryforwards of approximately $507,000 expire in the years 1998 through 2001. Alternative minimum tax credits of approximately $60,000 carries forward indefinitely. The Company has net operating loss carryforwards in foreign jurisdictions of approximately $4,924,000 of which approximately $1,083,000 expire in the years 1997 through 2001.

G.  SIGNIFICANT CUSTOMERS


     The following represents significant customer revenue:
                                                  Year Ended March 31,
                                              -------------------------
                                              1997      1996      1995

          Customer  A                         20.9%     16.0%     12.6%
          Customer  B                         19.3%       --        --
          Customer  C                         14.9%       --        --
          Customer  D                          4.2%       --        --
          Customer  E                          3.3%      6.5%     17.2%
                                              ----      ----      ----
                                              62.6%     22.5%     29.8%
                                              ====      ====      ====

H.  RELATED PARTY TRANSACTIONS

     The Company acquired Wisdom Systems, Inc. ("Wisdom"), a developer of mechanical design automation software products in June 1993, from its parent (the "Parent").

     In June 1993, the Company and an affiliate of the Parent (the "Distributor"), entered into a fixed fee distribution license agreement for the Italian market. The Distributor purchased for resale 40 licenses totaling $1,200,000, payable in four equal quarterly installments of $300,000, commencing on July 1, 1993.

     In June 1993, the Company and the Parent entered into a fixed fee license agreement for 60 licenses totaling $2,800,000, which agreement was subsequently assigned to an affiliate of the Parent (the "End-User"). License fees totaling approximately $600,000 were paid based upon the shipment of the master version of the licensed products. In September 1994, the Company shipped the master version of the enhanced licensed products as required under the agreement and the remaining fixed fee amount of $2,200,000 became payable over one year which was repaid in full during fiscal 1995.

                              CONCENTRA CORPORATION

     The Company has recognized approximately $104,000 and $452,000 in service revenues during fiscal 1997 and 1996 respectively under the aforementioned fixed fee arrangements. The Company has deferred revenue for the product enhancement privileges which include and extend to any replacement products introduced prior to installation of the respective licenses. The deferred amounts were determined using the Company's standard European maintenance fee. These fees are being amortized over three years based upon the Distributor contract term of three years and the installation schedule of the End User. The Company delivered the master versions of the licensed products. There is no right of refund or adjustment to the amounts received or remaining significant obligations.

I.  STOCKHOLDERS' EQUITY (DEFICIT)

    Preferred Stock

     On November 18, 1994, the Board of Directors authorized 4,000,000 shares of $.01 par value Preferred Stock. The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 4,000,000 shares of Preferred Stock in one or more series and to fix the designations, preferences, qualifications and limitations on restrictions of the shares of each said series, including the dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights and the number of shares constituting any series.

    Preferred Share Purchase Rights

     On April 21, 1997, the Board of Directors declared a dividend of one Right for each outstanding share of Common Stock, par value $0.00001 per share, of the Company. The Rights were distributed on April 24, 1997, to holders of record on that date. The rights will expire on April 24, 2007. Each Right will entitle shareholders to buy 1/1000 of a share of Series A preferred stock at an exercise price of $30.00. Initially, no separate Rights certificates will be distributed. The Rights will trade with the Company's Common Stock and will not be exercisable until one of the following conditions occur: 1) the Company receives notice of the acquisition of 20 percent or more of the Company's Common Stock by a person or group; or 2) such date as the Company's Board of Directors determines following the commencement of a tender offer for 20 percent or more of the Company's Common Stock. At the discretion of the Board of Directors, the Rights can be redeemed at any time prior to the date that the Rights become exercisable. If the Rights are not redeemed by the Board, and the Company is acquired, holders of the Rights (other than an "Acquiring Person") will be entitled to purchase shares of Preferred Stock of the Company equivalent to shares of Common Stock having a fair market value of twice the exercisable price.

Stock Options

     On September 15, 1987 and June 11, 1993, the Board of Directors and stockholders approved the Company's 1987 Stock Plan and 1993 Stock Plan (the "Plans"), respectively. The Plans provide for the granting of incentive stock options to officers and employees, to purchase shares of the Company's common stock at a price not less than fair value, as determined by the Board of Directors, on the grant date. The Plans also provide for the granting of non-qualified stock options or awards of Common Stock to employees, officers and directors of and consultants to the Company. Options expire 10 years from the date of grant. Certain executive officers have options that vest eight years from the date of grant. If certain performance targets are met, 20% of these options will vest linearly over three years annually from the time of achievement so long as the executive officer continues to be employed by the Company. At March 31, 1997, 1,794,477 shares of Common Stock are reserved for issuance under the Plans.

                                      10-K


                              CONCENTRA CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     Information related to stock options granted under the Plans is as follows:

                                                                                                                  EXERCISABLE
                                                                                     WEIGHTED                       WEIGHTED
                                                                                     AVERAGE                        AVERAGE
                                                                                     EXERCISE       NUMBER          EXERCISE
                                               SHARES           OPTION PRICE          PRICE       EXERCISABLE        PRICE

       Outstanding at March 31, 1994           719,385        $1.375 - $ 5.500        $3.91         281,205          $2.88
                                             ---------        ------   -------        -----         -------          -----
         Granted                               254,730         5.500 -  11.250         8.05
         Canceled                             (110,273)        1.375 -   6.875         2.80
         Exercised                             (24,319)        1.375 -   4.125         2.29
                                             ---------        ------   -------        -----

       Outstanding at March 31, 1995           839,523         1.375 -  11.250        $5.25         305,540          $3.61
                                             ---------        ------   -------        -----         -------          -----
         Granted                               369,033         5.500 -  11.000         9.14
         Canceled                              (52,061)        4.125 -  11.250         8.01
         Exercised                             (79,152)        1.375 -   6.875         9.96
                                             ---------        ------   -------        -----         -------          -----

       Outstanding at March 31, 1996         1,077,343         1.375 -  11.250        $6.44         464,004          $4.83
                                             ---------        ------   -------        -----         -------          -----
          Granted                              440,750         4.875 -  14.500         5.64
          Canceled                            (135,304)        4.125 -  14.500         7.21
          Exercised                           (142,070)        1.375 -  11.250         9.34
                                             ---------        ------   -------        -----         -------          -----

       Outstanding at March 31, 1997         1,240,719        $1.375 - $14.500        $6.33         476,107          $5.55
                                             =========        ================        =====         =======          =====




     At March 31, 1997, options for 553,758 shares of Common Stock were available for future grants.

     At March 31, 1997, fully vested options not issued pursuant to the Company's Plans to purchase an aggregate of 32,923 shares of Common Stock at a weighted average exercise price of $0.00006 are outstanding.

     On October 24, 1995, the stockholders approved the Company's 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Stock Purchase Plan covers up to 440,000 shares of the Company's Common Stock. At March 31, 1997, 30,814 shares of Common Stock were issued under the Stock Purchase Plan.

Stock Compensation Plan

     At March 31, 1997, the Company has several stock-based compensation plans, which are described above. The Company applies Accounting Principles Board Opinion No. 25 ("APB Opinion 25"), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the

                                      10-K


                              CONCENTRA CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



method prescribed by Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                             March 31,             March 31,
                                               1997                 1996
                                               ----                 ----
       Net (loss) income
           As reported                       $(3,940)               $   36
           Pro forma*                        $(4,791)               $ (635)
       Primary earnings per share
           As reported                       $ (0.73)               $ 0.01
           Pro forma*                        $ (0.88)               $(0.11)

     *SFAS No. 123 requires pro forma disclosure of the effect of all options granted in fiscal years after March 31, 1995; therefore, there are no pro forma amounts required for fiscal 1995. The pro forma effect of the compensation cost determined using the fair value-base method are not indicative of future amounts when the new method will apply to all vested and non-vested awards.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. In computing these pro forma amounts, the Company has assumed weighted-average assumptions used for grants in 1997 and 1996, respectively; dividend yield of 0.0%; expected volatility of 80 percent; weighted average risk-free interest rates of 5.96% and 5.96%; and expected lives of five years. The average fair value of the options granted during 1997 and 1996 is estimated as $3.84 and $6.23, respectively, on the date of the grant.

Fixed Stock Option Plans

     The Company has two fixed option plans. Under the 1987 Employee Stock Option Plan, the Company may grant options to its employees for up to 909,091 shares of common stock. Under the 1993 Employee Stock Option Plan, the Company may grant options to its employees for up to 1,159,091 shares of common stock. Under the plans, the exercise price of each option equals the market price of the Company's stock on the date of grant and option's maximum term is 10 years. Options are granted throughout the year and typically begin vesting at the end of the first year under the Plans.

     The following table summarizes information about fixed stock options outstanding at March 31, 1997:

                                           WEIGHTED-
                            NUMBER          AVERAGE          WEIGHTED-         NUMBER         WEIGHTED-
    RANGE OF             OUTSTANDING       REMAINING          AVERAGE        EXERCISABLE       AVERAGE
 EXERCISE PRICES         AT 3/31/97     CONTRACTUAL LIFE   EXERCISE PRICE    AT 3/31/97     EXERCISE PRICE
 ---------------         ----------     ----------------   --------------    ----------     --------------

$0.0001 - $ 2.7500          73,959            2.09            $1.2503          73,595          $ 1.2496
$4.1250 - $ 4.1250         318,413            5.96            $4.1250         266,470          $ 4.1250
$4.8750 - $ 4.8750         327,400            9.01            $4.8750              --                --
$5.0000 - $ 9.2500         225,494            7.88            $6.9141          75,450          $ 6.8034
$9.5000 - $14.5000         328,376            7.18            $9.9613          93,515          $10.0367


     This table includes 32,923 options that are not part of either stock option plan.

                              CONCENTRA CORPORATION

J.  FOURTH QUARTER ADJUSTMENTS AND CHARGES


     The Company recorded net adjustments affecting receivables of approximately $1,544,000 in the fourth quarter of fiscal 1997. Of this amount, $1,026,000 relates to an increase in the provision for doubtful accounts which the Company recorded after repeated unsuccessful attempts were made to collect certain receivables. This provision is principally made up of one large domestic receivable and two international receivables. Notwithstanding this fourth quarter provision, the Company is continuing to pursue collection of these receivables. The remaining $518,000 relates to a receivable recorded in the first quarter to a new customer. This customer experienced turnover of the key officer who committed their respective company to the license agreement. In the fourth quarter of fiscal 1997, the Company recorded the provision based upon the customer's refusal to honor the prior contract.


     The Company recorded a restructuring charge of approximately $239,000 in the fourth quarter consisting of severance costs associated with the termination of fourteen employees for fiscal 1997. At March 31, 1997, the outstanding unpaid balance of $216,000 is included in accrued expenses.

     The Company also recorded in other income a gain of $203,000 based upon classifying a common stock investment as a trading security.

K.  ACCRUED EXPENSES


     Accrued expenses consist of the following (in thousands):

                                                    Year Ended  March 31,
                                                    ---------------------
                                                      1997         1996

         Compensation                                $1,347       $  767
         Value-added tax                                922          255
         Other                                        1,854        1,155
                                                     ------       ------
                                                     $4,123       $2,177
                                                     ======       ======


L.  DEFINED CONTRIBUTION PLAN

     In 1991, the Board of Directors adopted the Company's 401(k) Plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees who are at least 21 years of age and have been employed by the Company for at least six months are eligible to participate in the 401(k) Plan. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, subject to statutory limitation.

     The Company may at its discretion make matching contributions on behalf of each participating employee in an amount equal to some uniform percentage fixed from time to time by the Board of Directors. The Company is not currently making matching contributions. If the Company were to do so in the future, under the current terms of the 401(k) Plan, employees would become vested in such Company contributions at the rate of 25% per year of service.

                              CONCENTRA CORPORATION

M.  GEOGRAPHIC DATA

     The Company has subsidiaries in various foreign countries in Europe, which sell the Company's products and services in their respective geographic areas. Revenues are reflected in the geographic areas from which the sales are made. Financial information, summarized by geographic area, is as follows (in thousands):



                                                            North America          Europe            Eliminations       Consolidated
                                                            ------------------------------------------------------------------------

Year ended March 31, 1997
  Total revenues:
    Unaffiliated customers                                    $ 17,491             $ 6,976             $    --             $ 24,467
    Affiliated customers (Note H)                                  104                  --                  --                  104
    Intercompany transfers                                       3,526                  --              (3,526)                  --
                                                              --------             -------             -------             --------
      Total                                                   $ 21,121             $ 6,976             $(3,526)            $ 24,571
                                                              ========             =======             =======             ========
  Net income (loss)                                           $ (2,380)            $(1,560)            $    --             $ (3,940)
                                                              ========             =======             =======             ========
  Identifiable assets                                         $ 19,738             $ 5,293             $    --             $ 25,031
                                                              ========             =======             =======             ========

Year ended March 31, 1996
  Total revenues:
    Unaffiliated customers                                    $ 16,822             $ 3,446             $    --             $ 20,268
    Affiliated customers (Note H)                                  452                  --                  --                  452
    Intercompany transfers                                       1,297                  --              (1,297)                  --
                                                              --------             -------             -------             --------
      Total                                                   $ 18,571             $ 3,446             $(1,297)            $ 20,720
                                                              ========             =======             =======             ========
  Net income (loss)                                           $    819             $  (783)            $    --             $     36
                                                              ========             =======             =======             ========
  Identifiable assets                                         $ 21,903             $ 3,206             $    --             $ 25,109
                                                              ========             =======             =======             ========

Year ended March 31, 1995
  Total revenues:
    Unaffiliated customers                                    $ 14,696             $ 3,358             $    --             $ 18,054
    Affiliated customers (Note H)                                2,163                  --                  --                2,163
    Intercompany transfers                                       1,283                  --              (1,283)                  --
                                                              --------             -------             -------             --------
      Total                                                   $ 18,142             $ 3,358             $(1,283)            $ 20,217
                                                              ========             =======             =======             ========
  Net income (loss)                                           $  3,110                 (11)                 --             $  3,099
                                                              ========             =======             =======             ========
  Identifiable assets                                         $ 23,669             $ 2,793             $    --             $ 26,462
                                                              ========             =======             =======             ========




--------------------------------------------------------------------------------
     Intercompany transfers primarily represent shipments of software to international subsidiaries and are eliminated from consolidated revenues.

     Export sales to unaffiliated customers were approximately $5,400,000, $3,829,000 and $1,197,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

ITEM 9 - CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
-------------------------------------------------------------------------------
         DISCLOSURE
         ----------

         None.


                                    PART III

     Certain information required by Part III is omitted from this Report in that the Registrant will file a definitive proxy statement pursuant to Regulation 14A (the "Proxy Statement") not later than 120 days after the end of the fiscal year covered by this Report an certain information included therein is incorporated herein by reference. Only those sections of the Proxy Statement that specifically address the items set forth herein are incorporated by reference. Such incorporation does not include the Compensation Committee Report or the Performance Graph included in the Proxy Statement.


ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
------------------------------------------------------------

     The information concerning the Company's directors required by this Item is incorporated by reference to the sections entitled "Proposal No.1 - Election of Directors," "Meetings of the Board of Directors and Committees," and "Director Compensation" in the Company's definitive Proxy Statement for its Annual Meeting of Stockholders to be held on August 29, 1997.

     The information concerning the Company's executive officers required by this Item is incorporated by reference herein to this section of this Report in
Part I, Item 1, entitled "Executive Officers of the Registrant."

     There is incorporated herein by reference to the discussion under "Principal and Management Stockholders" in the Company's definitive Proxy Statement for its Annual Meeting of Stockholders to be held on August 29, 1997 the information with respect to delinquent filing of reports pursuant to section 16(a) of the Securities Exchange Act of 1934.


ITEM 11 - EXECUTIVE COMPENSATION
--------------------------------

     The information required by this Item is incorporated by reference to the section entitled "Executive Compensation" in the Company's definitive Proxy Statement for its Annual Meeting of Stockholders to be held on August 29, 1997.


ITEM 12 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
------------------------------------------------------------------------

     The information required by this Item is incorporated by reference to the section entitled "Principal and Management Stockholders" in the Company's definitive Proxy Statement for its Annual Meeting of Stockholders to be held on August 29, 1997.

ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------

     The information required by this Item is incorporated by reference to the section entitled "Certain Relationships and Related Transactions" in the Company's definitive Proxy Statement for its Annual Meeting of Stockholders to be held on August 29, 1997.

                                     PART IV

ITEM 14 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K
-------------------------------------------------------------------------

(a)       The following documents are included as part of this report:

          (1)  FINANCIAL STATEMENTS

               The following financial statements of the Company and the report of the independent accountants are filed as part of this report:

               Report of Independent Accountants
               Consolidated Balance Sheets as of March 31, 1997 and 1996 Consolidated Statements of Operations for the years ended March 31, 1997, 1996 and 1995
               Consolidated Statements of Stockholders' Equity (Deficit) for the years ended March 31, 1997, 1996 and 1995
               Consolidated Statements of Cash Flows for the years ended March 31, 1997, 1996 and 1995
               Notes to Consolidated Financial Statements

          (2)  FINANCIAL STATEMENT SCHEDULES

               Schedule II - Valuation and Qualifying Accounts

          (3)  EXHIBITS

               Certain of the exhibits listed hereunder have been previously filed with the Commission as exhibits to certain registration statements as indicated in the footnotes below and are incorporated herein by reference pursuant to Rule 411 promulgated under the Securities Act of 1933 and Rule 24 of the Commission's Rules of Practice. The location of each document so incorporated is indicated by footnote.


  EXHIBIT NUMBER                    DESCRIPTION OF DOCUMENT
--------------------------------------------------------------------------------

         +3.01  --  Restated Certificate of Incorporation of the Registrant, as
                    amended.

        + 3.02  --  Restated By-Laws of Registrant.

   ++++++ 3.03  --  Certificate of Designations.

        + 4.01  --  Specimen Stock Certificate for Common Stock, $.00001 par
                    value.

   ++++++ 4.02  --  Rights Agreement dated April 24, 1997 between the
                    Registrant and the First National Bank of Boston.

   ++++++ 4.03  --  Form of Rights Certificate representing Right to Purchase shares of Series A Participating Cumulative Preferred
                    Stock.

        +10.01  --  Noncompetition and Termination Agreement dated June 16, 1993 between the Registrant and Lawrence W. Rosenfeld.

        +10.03  --  Employee Non-competition, Nondisclosure and Developments
                    Agreement between the Registrant and Garreth P. Evans.

        +10.04  --  Employment Agreement between ICAD Engineering Automation
                    Ltd. and Garreth P. Evans.

        +10.05  --  Letter Agreement amending Employment Agreement and Employee
                    Non-competition, Nondisclosure and Developments Agreement of Garreth P. Evans

       +10.07   --  Employee Non-competition, Nondisclosure and Developments
                    Agreement between the Registrant and David I. Lemont.

       +10.08   --  Form of Employee Non-competition, Nondisclosure and
                    Developments Agreement.

       +10.09   --  Form of Indemnity Agreement between the Registrant and each director and executive officer of the Registrant.

     **+10.10   --  1987 Stock Plan, together with forms of Stock
                    Option Agreements.

 **+++++10.11   --  1993 Stock Plan, together with forms of Stock
                    Option Agreements, as amended.

     **+10.12   --  1994 Non-Employee Directors Stock Option Plan.

   **+++10.13   --  1995 Employee Stock Purchase Plan.

       +10.14   --  Registration Rights Agreement dated as of June 16, 1993 by and among the Registrant, Elsag International N.V., Toyo
                    Corporation, Avrum P. Belzer, Steven J. Cucchiaro, Patrick
                    M. O'Keefe, David F. Place, and Lawrence W. Rosenfeld.

       +10.15   --  Stock Option Agreement between the Registrant and Philip G.
                    Greenspun, together with Partial Assignment of Stock Options to Mark A. Stull.

     +++10.16   --  Credit Facility Agreement dated August 11, 1995 between the
                    Registrant and United States Trust Company.

      ++10.17   --  Lease dated June 2, 1995 between MTP Limited Partnership and the Registrant for premises located at 21 North Avenue, Burlington, Massachusetts, together with supplements.

    ++++10.18   --  Developer Software License Agreement between Franz, Inc. and the Registrant, together with Amendment No. 1 (previously filed as an Exhibit to the Registrant's Registration
                    Statement No. 33-86550) and Amendment No. 2 dated February
                    16, 1996 (filed herewith).

     ++*10.19   --  License Agreement dated June 21, 1989 between the Registrant and McDonnell Douglas Corporation, together with Amendment
                    No. 1, Amendment No. 2 and letter agreement dated October
                    21, 1991 regarding the assignment of contracts to Electronic
                    Data Systems Corporation (previously filed as an Exhibit to the Registrant's Registration Statement No. 33-86550) and
                    Amendments dated March 31, 1995 and June 26, 1995 (filed herewith).

       +10.20   --  Form of Software License Agreement.

       +10.22   --  Corporate Software License Agreement dated September 29,
                    1990 between the Boeing Company and the Registrant, together with Addendum No. 1 and Addendum No. 2.

       +10.23   --  Corporate Software License Agreement dated June 16, 1993 between the Registrant and Elsag International N.V., together with letter agreement dated November 15, 1993 assigning rights to San Giorgio S.A.

       +10.23.1 --  Letter agreement dated December 15, 1994 assigning rights under Corporate Software License Agreement (Exhibit 10.23) to Finmeccanica S.p.A.

       +10.24   --  Exclusive Distributor Agreement dated June 16, 1993
                    between the Registrant and San Giorgio System Technology
                    S.p.A.

      ++21.01   --  Subsidiaries of Registrant.

 +++++++23.01   --  Consent of Coopers & Lybrand L.L.P.

-----------------
+ Previously filed as an Exhibit to the Registrant's Registration Statement No. 33-86550.
++ Previously filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1995.
+++ Previously filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.
++++ Previously filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.
+++++ Previously filed with the Registrant's Definitive Proxy Statement dated July 26, 1996.
++++++ Previously filed as an exhibit to the Registrant's Registration Statement on Form 8-A filed on May 6, 1997.
+++++++   Filed herewith.
*         Confidential treatment as to certain portions.
**        Indicates an exhibit which constitutes an executive compensation plan.

(b)  Reports on Form 8-K

     None.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   CONCENTRA CORPORATION

                                   By: /s/ Alex N. Braverman
                                      ----------------------------------------
                                   Alex N. Braverman
                                   Vice President,
                                   Chief Financial Officer and Treasurer
                                   (Principal Financial and Accounting Officer)


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.


         Signature                           Title                               Date
--------------------------           ------------------------                -------------

/s/ Lawrence W. Rosenfeld
-----------------------------
    Lawrence W. Rosenfeld            Chairman of the Board of                June 27, 1997
                                     Directors, President
                                     and Chief Executive
                                     Officer (Principal
                                     Executive Officer)

/s/ Alex N. Braverman
-----------------------------
    Alex N. Braverman                Vice President,                         June 27, 1997
                                     Chief Financial
                                     Officer and Treasurer
                                     (Principal Financial
                                     and Accounting Officer)
/s/ A. William Berkman, Jr.
-----------------------------
    A. William Berkman, Jr.          Director                                June 27, 1997


 /s/ Vincenzo Cannatelli
-----------------------------
     Vincenzo Cannatelli             Director                                June 27, 1997



/s/ Stephen J. Cucchiaro
-----------------------------
    Stephen J. Cucchiaro             Director                                June 27, 1997



/s/ Alberto de Benedictis
-----------------------------
    Alberto de Benedictis            Director                                June 27, 1997



/s/ William E. Kelly
-----------------------------
    William E. Kelly                 Director                                June 27, 1997


                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS


                    Balance at    Charged to     Additions                  Balance at
                   Beginning of   Costs and     Charged to                    End of
Description          Period       Expenses    Other Accounts   Deductions     Period
-----------          ------       --------    --------------   ----------     ------
                                                                                8
Allowance for
 Doubtful Accounts

March 31, 1997      $190,000      1,026,000      $   --         $1,091,000   $125,000

March 31, 1996       169,000        101,000          --             80,000    190,000

March 31, 1995       100,000        173,000          --            104,000    169,000



================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------


                                  FORM 10-Q/A


                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                     FOR THE QUARTER ENDED DECEMBER 31, 1997
                               -------------------

                         Commission File Number 0-25498

                              CONCENTRA CORPORATION
             (Exact name of Registrant as specified in its charter)

                   Delaware                             04-2827026
       (State or other jurisdiction of               (I.R.S. Employer
        incorporation or organization)              Identification No.)

                                 21 NORTH AVENUE
                            BURLINGTON, MA 01803-3301
                    (Address of principal executive offices)

                                 (781) 229-4600
              (Registrant's telephone number, including area code)


     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                            Yes  X     No
                                ---       ---

AS OF FEBRUARY 12, 1998, THERE WERE ISSUED AND OUTSTANDING 6,074,341 SHARES OF THE REGISTRANT'S COMMON STOCK.
================================================================================

                              CONCENTRA CORPORATION

                                    FORM 10-Q

                     FOR THE QUARTER ENDED DECEMBER 31, 1997

                                TABLE OF CONTENTS


PART I.  FINANCIAL INFORMATION                                              Page

ITEM 1.  Condensed Consolidated Financial Statements:


         a) Condensed Consolidated Balance Sheets as of December 31, 1997
            (unaudited) and March 31, 1997.................................  3


         b) Condensed Consolidated Statements of Operations for the three-
            and nine-months ended December 31, 1997 and 1996 (unaudited)...  4


         c) Condensed Consolidated Statements of Cash Flows for the nine-
            months ended December 31, 1997 and 1996 (unaudited)............  5


         d) Notes to Condensed Consolidated Financial
             Statements....................................................  6



ITEM 2.  Management's Discussion and Analysis of Financial Condition and
         Results of Operations.............................................  8


PART II. OTHER INFORMATION

ITEM 6.  Exhibits and Reports on Form 8-K.................................. 12

         Signatures........................................................ 13

PART I.  FINANCIAL INFORMATION
ITEM 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONCENTRA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

                                                                              December 31,       March 31,
                                                                                 1997              1997
                                                                              (Unaudited)
                                                                              -----------        ---------
                                        ASSETS
Current assets:
    Cash and cash equivalents                                                  $  2,532           $  3,890
    Marketable securities                                                            --                203
    Accounts receivable, net of allowance for doubtful accounts of $1,224
        and $125, respectively                                                    4,181             13,128
    Other current assets                                                          1,819              1,615
                                                                               --------           --------
           Total current assets                                                   8,532             18,836

Property and equipment, net                                                       2,079              2,612
Capitalized software costs, net                                                   1,965              1,878
Intangible assets, net                                                              611              1,333
Other assets                                                                        290                372
                                                                               --------           --------
             Total assets                                                      $ 13,477           $ 25,031
                                                                               ========           ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                           $  1,830           $  1,551
    Accrued expenses                                                              3,203              4,123
    Income tax payable                                                              263                273
    Deferred revenue                                                              1,631              2,898
    Current portion of capital lease obligations                                    347                423
                                                                               --------           --------
       Total current liabilities                                                  7,274              9,268

Capital lease obligations                                                           549                611
Deferred revenue                                                                     58                 84

Commitments and contingencies (Note B)                                               --                 --

Stockholders' equity:
    Preferred stock - $.01 par value; 4,000,000 shares authorized, no
        shares issued or                                                             --                 --
    outstanding
    Common stock - $.00001 par value; 40,000,000 shares authorized,
        6,074,341 and 5,499,211 shares issued and outstanding at
        December 31, 1997 and March 31, 1997, respectively                           --                 --
        Additional paid-in capital
                                                                                 27,736             25,578
    Accumulated deficit                                                         (21,721)           (10,099)
    Cumulative translation adjustment                                              (419)              (411)
                                                                               --------           --------
       Total stockholders' equity                                                 5,596             15,068
                                                                               --------           --------
             Total liabilities and stockholders' equity                        $ 13,477           $ 25,031
                                                                               ========           ========

-------------------------------------------------------------------------------
The accompanying notes are an integral part of the condensed consolidated financial statements.

CONCENTRA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)


                                                      Three Months Ended                   Nine Months Ended
                                                         December 31,                        December 31,
                                                    1997              1996              1997               1996
                                                  --------          --------          --------           --------


Revenues:
     Software licenses                            $    622          $  6,327          $  3,524           $ 14,654
     Services                                        1,983             1,604             7,146              5,242
     Related party software and services               143                 3               789                 96
                                                  --------          --------          --------           --------
         Total revenues                              2,748             7,934            11,459             19,992
Operating expenses:
     Cost of software licenses                         411               531             1,840              1,502
     Cost of services                                1,351             1,000             3,511              2,641
     Sales and marketing                             3,401             3,839            10,005             10,297
     Research and development                          996               972             2,685              2,426
     General and administrative                      1,858               627             3,229              1,921
     Restructuring charge                             --                --                 283               --
                                                  --------          --------          --------           --------
         Total operating expenses                    8,017             6.969            21,553             18,787
Income (loss) from operations                       (5,269)              965           (10,094)             1,205
     Interest income                                    37                75               157                250
     Interest expense                                  (23)              (26)              (75)               (79)
     Other (expense) income                            (79)               55               (70)               462
     Loss on investment                               (933)             --              (1,510)              --
                                                  --------          --------          --------           --------
Income (loss) before income taxes                   (6,267)            1,069           (11,592)             1,838
Provision for income taxes                              10               267                30                460
                                                  --------          --------          --------           --------
Net income (loss)                                 $ (6,277)         $    802          $(11,622)          $  1,378
                                                  ========          ========          ========           ========

Basic income (loss) per common and
common equivalent share                           $  (1.10)         $   0.14          $  (2.08)          $   0.24
                                                  ========          ========          ========           ========
Weighted average number of
common shares outstanding                            5,693             5,852             5,582              5,700
                                                  ========          ========          ========           ========

Diluted income (loss)  per common and
common equivalent share                           $  (1.10)         $   0.14          $  (2.08)          $   0.24
                                                  ========          ========          ========           ========
Weighted average number of diluted
common and common equivalent shares
outstanding                                          5,693             5,858             5,582              5,705
                                                  ========          ========          ========           ========


--------------------------------------------------------------------------------
The accompanying notes are an integral part of the condensed consolidated financial statements.

CONCENTRA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

                                                                                              Nine Months Ended
                                                                                                 December 31,
                                                                                         1997                   1996
                                                                                       --------                -------
Cash flows from operating activities:
   Net income (loss)                                                                  $(11,622)               $ 1,378
   Adjustments to reconcile net income (loss) to net cash provided by
   (used in) operating activities:
    Depreciation and amortization                                                        1,867                  1,708
    Foreign exchange (gain) loss                                                            79                    (62)
    Write off of intangible assets                                                         372                     --
    Provision for bad debt                                                               1,101                     --
    Loss on sale of marketable securities                                                   14                     --
    Write down of other asset                                                               82                     --
Changes in operating assets and liabilities:
        Accounts receivable                                                              7,841                 (5,140)
        Other assets                                                                      (191)                  (105)
        Accounts payable                                                                   280                   (370)
        Accrued expenses                                                                  (980)                   172
        Deferred revenue                                                                (1,302)                  (672)
        Income taxes payable                                                               (10)                   429
                                                                                      --------                -------
           Net cash provided by (used in) operating activities                          (2,469)                (2,662)
                                                                                      --------                -------
Cash flows from investing activities:
   Purchase of property and equipment                                                     (163)                  (326)
   Capitalized software costs                                                             (700)                  (720)
   Purchase of intangible assets                                                          (104)                   (96)
   Proceeds from sale of marketable securities                                             189                     --
                                                                                      --------                -------
           Net cash used in investing activities                                          (778)                (1,142)
                                                                                      --------                -------
Cash flows from financing activities:
   Proceeds from issuance of common stock, net of issuance cost                          2,052                     --
   Proceeds from exercise of stock options                                                 106                    407
   Principal payments under capital lease obligations                                     (242)                  (190)
                                                                                      --------                -------
           Net cash provided by (used in) financing activities                           1,916                    217
                                                                                      --------                -------
Effects of exchange rates on cash and cash equivalents                                     (27)                  (302)
Net increase (decrease) in cash and cash equivalents                                    (1,358)                (3,889)
Cash and cash equivalents at beginning of year                                           3,890                  9,121
                                                                                      --------                -------
Cash and cash equivalents at end of period                                            $  2,532                $ 5,232
                                                                                      ========                =======

Supplemental disclosure of cash flow information:
   Interest paid                                                                      $     75                $    79
   Income taxes paid                                                                  $     40                $    31
Supplemental disclosure of non-cash investing and financing activities:
  Equipment acquired under capital lease obligations                                  $    104                $    --


-------------------------------------------------------------------------------
 The accompanying notes are an integral part of the condensed consolidated financial statements.

                              CONCENTRA CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A. BASIS OF PRESENTATION

     The condensed consolidated financial statements include the accounts of Concentra Corporation (the "Company") and its wholly-owned foreign subsidiaries. All significant intercompany transactions and balances have been eliminated. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present such information fairly. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Securities and Exchange Commission rules and regulations. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997. Operating results for the three-month and nine-month periods ended December 31, 1997 may not necessarily be indicative of the results to be expected for any other interim period or for the full year.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the financial statements include but are not limited to accounts receivable, sales and return, and income tax valuation allowances. Actual results could differ from those estimates.

     The Company has adopted the standards for calculating earnings per share ("EPS") pursuant to Statement of Financial Accounting Standards No. 128 ("SFAS 128") which supersedes APB Opinion No. 15, "Earnings Per Share" ("Opinion 15") and replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year of computation. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15 with some modifications and is not materially different for the three-month and nine-month periods ended December 31, 1997 and 1996. The condensed consolidated financial statements for the three-month and nine-month periods ended December 31, 1997 and 1996 have been restated to conform to SFAS 128.

     Options to purchase 1,467,880 shares of common stock at prices ranging from $1.375 to $11.25 were outstanding during the three and nine-month periods ended December 31, 1997, but were not included in the computation of diluted EPS because of their anti-dilutive nature. Options to purchase 903,862 and 1,026,679 shares of common stock at prices ranging from $4.875 to $11.25 were outstanding during the three and nine-month periods ended December 31, 1996, respectively, but were not included in the computation of diluted EPS because of their anti-dilutive nature.


                                    Three Months Ended           Nine Months Ended
                                       December 31,                 December 31,
                                    -------------------          -----------------
Description                         1997          1996           1997        1996
-----------                         -----         -----          -----       -----
                                               (in thousands of shares)

Basic weighted average
 shares outstanding                 5,693         5,852          5,582       5,700
Weighted average effect of
 dilutive stock options                --             6            --            5
Dilutive weighted average
 shares outstanding                 5,693         5,858          5,582       5,705

     Certain fiscal year 1997 balances have been reclassified to conform to fiscal year 1998 presentation.

B. COMMITMENTS AND CONTINGENCIES

Lines of Credit

     The Company's demand line of credit of $2,500,000 expired on June 30, 1997. This line of credit contained financial covenants consisting of minimum tangible capital base, ratio of total liabilities to tangible capital base and debt service coverage. The Company would not currently be in compliance with these covenants were the line of credit in effect and is negotiating with the commercial lender to extend and amend the line of credit. The Company's $1,750,000 equipment line of credit, collateralized by equipment, expired on March 31, 1997. The Company is negotiating with the commercial lender to extend and amend this line of credit. As of December 31, 1997, the Company had borrowed $1,413,000 under the equipment line of credit. There can be no assurance the Company will be successful in extending and amending the lines of credit, nor can there be any assurance that such extended and amended lines of credit will be on similar terms as the existing agreements. Additionally, there can be no assurance that alternative funding will be available if required.

Consulting Arrangements

     During fiscal 1996, the Company entered into a $5,000,000 five-year applications consulting services contract with a significant customer of the Company. The five-year applications consulting services contract contains volume pricing discounts subject to adjustments for increased costs. The Company has a minimum commitment of $2,500,000 for outside applications services to be used by the Company over a five-year period. The minimum commitment of $2,500,000 will be paid in five yearly payments commencing December 31, 1996. These yearly payments are $250,000, $500,000, $550,000, $600,000 and $600,000 for the five calendar years beginning December 31, 1996, respectively. The Company recognizes the consulting service expenses as incurred. The Company believes that the minimum payment accruals will be fully utilized based on current forecasts. However, given the significant sales fluctuations which may occur in any given period, it is possible the minimum commitments would not be met, thus requiring the Company to record a charge in excess of the services utilized. At December 31, 1997, the Company had fully used the minimum first-year commitment of $250,000.

C. INVESTMENT IN LOANDATA.inc.

     During fiscal 1997, the Company made an investment of $82,000 in Loandata.inc., an e-commerce company developing the electronic underwriting of car leases and loans using the SellingPoint product. Additional investments of $143,000, $200,000 and $425,000 were made in the three-month periods ended June 30, 1997, September 30, 1997 and December 31, 1997, respectively. The Company has recorded this as a majority owned subsidiary which it has consolidated in the Company's results. Prior to the quarter ended December 31, 1997, the Company, under the equity method, recognized its share of loss each reporting period. Accordingly, the Company recorded a loss of $50,000 in the three-month period ended June 30, 1997, a loss of $527,000 for the three-month period ended September 30, 1997 and a loss of $933,000 for the three-month period ended December 31, 1997. Such losses are recorded in loss on investment. Additionally, included in the $527,000 loss and the $933,000 loss recorded for the three-month periods ended September 30, 1997 and December 31, 1997 are operating expenses of $152,000 and $79,000 respectively which represent cross-functional work performed on the Loandata.inc. product. These operating expenses have been reclassified primarily from cost of services and research and development expenses.


     On December 24, 1997, the Company entered into an agreement to acquire a 53.4% majority interest in a newly-created limited liability company that will be the successor to the business of Loandata.inc. Loandata.inc. will contribute all of its assets, including its proprietary technology, to the newly-established subsidiary of the Company, in exchange for a minority interest in the subsidiary.


     Prior to December 24, 1997, the Company had an ownership percentage of 15% in Loandata.inc. and used the equity method of accounting based upon its significant influence on the operations of Loandata.inc.


D. PRIVATE PLACEMENT

     On December 3, 1997, the Company completed a private placement of 470,589 shares of common stock at $4.25 per share, providing gross proceeds of $2.0 million. The Company intends to use the net proceeds of the private placement for working capital and general corporate purposes.

E. AGREEMENT IN PRINCIPAL TO LICENSE ICAD SYSTEM

     On December 30, 1997, the Company announced that it had agreed in principal to license its ICAD System to a company created and financed by Electra Fleming, a leading UK-based investment house. The new company will become the exclusive worldwide distributor of the ICAD System and will be led by members of the ICAD business unit team.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Management's Discussion and Analysis of Financial Condition and Results of Operations include certain forward-looking statements about the Company's business and new products, revenues, expenditures and operating and capital requirements. In addition, forward-looking statements may be included in various other Company documents to be issued in the future and in various oral statements by Company representatives to security analysts and investors from time to time. Any such statements are subject to risks that could cause the actual results or needs to vary materially. The Company discusses such risks in detail in its Annual Report on Form 10-K for the year ended March 31, 1997.

RESULTS OF OPERATIONS


     TOTAL REVENUES. Substantially all of the Company's revenues are derived from the licensing of software products and the performance of related services. The Company's total revenues decreased 65% to $2.7 million for the three-month period ended December 31, 1997, from $7.9 million for the three-month period ended December 31, 1996. The Company's total revenues decreased 43% to $11.5 million for the nine-month period ended December 31, 1997, from $20.0 million for the nine-month period ended December 31, 1996. These decreases were primarily due to the decrease in ICAD software license fees within the aerospace sector.

     SOFTWARE LICENSES. Software license fees decreased 90% to $0.6 million for the three-month period ended December 31, 1997, from $6.3 million for the three-month period ended December 31, 1996, and decreased as a percentage of revenues to 23% from 80%. Software license fees decreased 73% to $4.0 million for the nine-month period ended December 31, 1997, from $14.7 million for the nine-month period ended December 31, 1996, and decreased as a percentage of revenues to 35% from 73%. The decreases were primarily due to the decrease in ICAD software license fees within the aerospace sector.


     SERVICES. Service fees increased 24% to $2.0 million for the three-month period ended December 31, 1997, from $1.6 million for the three-month period ended December 31, 1996, and increased as a percentage of revenues to 72% from 20%. Service fees increased 28% to $6.7 million for the nine-month period ended December 31, 1997, from $5.2 million for the nine-month period ended December 31, 1996, and increased as a percentage of revenues to 58% from 26%. Service revenues are derived from customer support, consulting, and training services. The increases were primarily due to higher consulting revenues.

     RELATED PARTY SOFTWARE AND SERVICES. Revenues from related parties increased to $0.1 million for the three-month period ended December 31, 1997 from $3,000 for the three-month period ended December 31, 1996, and increased as a percentage of revenues to 5% from less than one percent. Revenues from related parties increased to $0.8 million for the nine-month period ended December 31, 1997 from $0.1 million for the nine-month period ended December 31, 1996, and increased as a percentage of revenues to 7% from less than one percent. The increases were due to a software license sale and consulting agreement with a related party.

     COST OF SOFTWARE LICENSES. Cost of software licenses, consisting of the amortization of capitalized software, license fees to third-party suppliers and software duplication and fulfillment costs, decreased 23% to $0.4 million for the three-month period ended December 31, 1997, from $0.5 million for the three-month period ended December 31, 1996, and increased as a percentage of software revenues to 66% from 8%. The dollar decrease for the three-month period ended December 31, 1997 was primarily due to lower license fees to third parties. This decrease was partially offset by an increase in the amortization of capitalized software. Cost of software licenses increased 23% to $1.8 million for the nine-month period ended December 31, 1997, from $1.5 million for the nine-month period ended December 31, 1996, and increased as a percentage of software revenues to 46% from 10%. The dollar and percentage increases for


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


the nine-month period ended December 31, 1997 were primarily due to a write off of an intangible asset amounting to $372,000 during the three-month period ending June 30, 1997 and amortization of capitalized software.

     COST OF SERVICES. Cost of services, consisting primarily of personnel costs for customer support, training and applications consulting, increased 35% to $1.4 million for the three-month period ended December 31, 1997, from $1.0 million for the three-month period ended December 31, 1996, and increased as a percentage of service revenues to 68% from 62%. Cost of services increased 33% to $3.5 million for the nine-month period ended December 31, 1997, from $2.6 million for the nine-month period ended December 31, 1996, and increased as a percentage of service revenues to 53% from 50%. The increases for the three - and nine-month periods ended December 31, 1997 were due primarily to the outsourcing of additional personnel at higher rates to support consulting services and increased headcount.

     SALES AND MARKETING. Sales and marketing expenses, which include distribution, pre-sales support and marketing costs, decreased 11% to $3.4 million for the three-month period ended December 31, 1997, from $3.8 million for the three-month period ended December 31, 1996, and increased as a percentage of revenues to 124% from 48%. The dollar decrease was primarily due to decreased commissions associated with decreased revenues and a decrease in salary related expenses due to a decrease in sales and marketing headcount. Sales and marketing expenses decreased 3% to $10.0 million for the nine-month period ended December 31, 1997, from $10.3 million for the nine-month period ended December 31, 1996. As a percentage of revenues, sales and marketing expenses increased to 87% for the nine-month period ended December 31, 1997, compared to 52% for the comparable period in 1996. The dollar decrease for the nine-month period ended December 31, 1997 was primarily due to the decreased commissions associated with decreased revenues and decreased marketing. These decreases were offset by an increase in marketing and promotional activities during the three month period ended December 31, 1997.

     RESEARCH AND DEVELOPMENT. Research and development expenses, consisting primarily of employee salaries and benefits and development costs remained constant at $1.0 million for the three-month period ended December 31, 1997 and December 31, 1996, but increased as a percentage of revenues to 36% from 12%. Research and development expenses increased 11% to $2.7 million for the nine-month period ended December 31, 1997, from $2.4 million for the nine-month period ended December 31, 1996, and increased as a percentage of revenues to 23% from 12%. The increases for the nine-month period ended December 31, 1997 were primarily due to the addition of research and development employees associated with the development of the Company's SellingPoint product.


     GENERAL AND ADMINISTRATIVE. General and administrative expenses, consisting primarily of expenses associated with the finance, human resources and administrative departments, increased 196% to $1.9 million for the three-month period ended December 31, 1997, from $0.6 million for the three-month period ended December 31, 1996, and increased as a percentage of revenues to 68% from 8%. The increase was primarily due to a bad debt provision of $1.0 million to protect against currency issues in Asia and for a United Kingdom VAT receivable that has aged significantly, and an increase in higher legal costs associated with the transition of ICAD during the three-month period ended and December 31, 1997. The Company views the bad debt provision as an isolated occurrence and does not expect this trend to continue. General and administrative expenses increased 68% to $3.2 million for the nine-month period ended December 31, 1997, from $1.9 million for the nine-month period ended December 31, 1996, and increased as a percentage of revenues to 28% from 10%. These increases for the nine-month period ended December 31, 1997 were primarily due to higher legal costs and an increase in the bad debt provision during the nine-month period December 31, 1997.


     INTEREST INCOME. Interest income, consisting of interest from cash and cash equivalents, for the three- and nine-month period ended December 31, 1997 was $37,000 and $157,000, respectively. Interest income for the three - and nine-month period ended December 31, 1996 was $75,000 and $250,000, respectively.

     INTEREST EXPENSE. Interest expense for the three- and nine-month period ended December 31, 1997 was $23,000 and $75,000, respectively. Interest expense for the three - and nine-month period ended December 31, 1996 was $26,000 and $79,000, respectively.


     OTHER INCOME (EXPENSE). Other income (expense), consisting primarily of foreign exchange gains (losses) on intercompany transactions, and marking to market certain trading securities, for the three-month period ended December 31, 1997, was an expense of $79,000, compared with income of $55,000 for the three-month period ended December 31, 1996. Other income for the nine-month period ended December 31, 1997, was an expense of $70,000 compared with income of $462,000 for the nine-month period ended December 31, 1996. During the three month period ended September 30, 1997, the Company sold its marketable security.



     LOSS ON INVESTMENT. Loss on investment consists of the recording of losses related to an investment in Loandata.inc. During the three and nine-month periods ended December 31, 1997, the Company adjusted the investment in Loandata.inc. to expense the amounts funded of $933,000 and $1,510,000, respectively, due to uncertainty related to the realizability of the investment.


     PROVISION FOR INCOME TAXES. The income tax provision for the three- and nine-month periods ended December 31, 1997, was $10,000 and $30,000, respectively, and relates to foreign taxes. The income tax provision for the three- and nine-month period ended December 31, 1996, was $267,000 and $460,000, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1997, the Company had cash and cash equivalents of approximately $2.5 million. The Company completed a private placement on December 5, 1997 providing gross proceeds of $2.0 million. The Company had a line of credit with a commercial lender, bearing interest at the bank's base lending rate, which expired on June 30, 1997. Under this line of credit, as amended, the Company had a $2,500,000 unsecured working capital line of credit. The line of credit contained financial convenants, which consisted of minimum tangible capital base, ratio of total liabilities to tangible capital base and debt service coverage. The Company would not currently be in compliance with these covenants were the line of credit in effect and is negotiating with the commercial lender to extend and amend the line of credit. The Company's $1,750,000 equipment line of credit, collateralized by equipment, expired on March 31, 1997. The Company is negotiating with the commercial lender to extend and amend the equipment line of credit. As of December 31, 1997, the Company had borrowed $1,413,000 under the equipment line of credit. There can be no assurance that the Company will be successful in extending and amending the lines of credit nor can there be any assurance that such extended and amended lines of credit will be on similar terms as the existing agreements. Additionally, there can be no assurance that alternative financing will be available if required.

     During the nine-month period ended December 31, 1997, the Company had a net loss of $11.6 million and generated a net cash decrease of $1.4 million. The decrease in cash and cash equivalents was due primarily to $2.5 million used in operating activities. The Company's operating activities included a decrease in accounts receivable of $7.8 million. Investing activities included the private placement of $2.0 million, capitalized software costs of $0.7 million and the purchase of property and equipment for $0.2 million consisting primarily of computer equipment.

     During fiscal 1996, the Company entered into a $5,000,000 five-year applications consulting services contract with a significant customer of the Company. The five-year applications consulting services contract contains volume pricing discounts subject to adjustments for increased costs. The Company has a minimum commitment of $2,500,000 of outside applications services that will be used by the Company over a five-year period. The minimum commitment of $2,500,000 will be paid in five yearly payments commencing December 31, 1996. These yearly payments are $250,000, $500,000, $550,000, $600,000 and $600,000
for the five calendar years beginning December 31, 1996, respectively. The Company's policy is to recognize the consulting service expenses as incurred. The Company believes that based on current forecasts the minimum payment accruals will be utilized. However, given the significant sales fluctuations which may occur in any given period, it is possible that the minimum commitment would not be met, thus requiring the Company to record a charge in excess of the services utilized. At December 31, 1997, the Company had used the minimum first-year commitment of $250,000.

     On December 24, 1997, the Company entered into an agreement to acquire a 53.4% majority interest in a newly-created limited liability company that will be the successor to the business of Loandata.inc., an e-commerce company developing the electronic underwriting of car leases and loans using the SellingPoint product. Loandata.inc. will contribute all of its assets, including its proprietary technology, to the newly-established subsidiary of the Company, in exchange for a minority interest in the subsidiary.

     On December 30, 1997, the Company announced that it had agreed in principal to license its ICAD System to a company created and financed by Electra Fleming, a leading UK-based investment house. The new company will become the exclusive worldwide distributor of the ICAD System and will be led by members of the ICAD business unit team.

     The terms of the offer submitted by Electra Fleming call for the Company to receive fixed payments of approximately $18.7 million over the next two years plus variable payments until March 2001, based on ICAD revenues. Negotiations and due diligence are progressing in anticipation of the execution of a formal agreement. The transaction is subject to a number of conditions, including completion of due diligence, commercial negotiations and final approval by Electra's board of directors and Concentra's board of directors and shareholders.

     The Company believes that existing sources of liquidity and anticipated funds from operations will satisfy the Company's working capital and capital expenditure requirements at least through fiscal 1998 and fiscal 1999 provided that the Electra Fleming transaction is completed. The Company is continuing to explore alternative sources of financing.

PART II. OTHER INFORMATION
ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibits

        +3.01  Restated Certificate of Incorporation of the Registrant, as
               amended to date
        +3.02  Restated By-Laws of the Registrant.
       ++3.03  Certificate of Designations.
        +4.01 Specimen Stock Certificate for Common Stock, $.00001 par value. ++4.02 Rights Agreement dated as of April 24, 1997, between the
               Registrant and The First National Bank of Boston, as Rights
               Agent.
       ++4.03  Form of Right Certificate.
    ++++10.25  Loandata LLC Operating Agreement.
     +++10.26  Stock Purchase Agreement dated as of December 3, 1997 by and between Concentra Corporation and the Purchasers named on the signature page thereto.
      ++++27   Financial Data Schedule.


-------------------------------------------------------------------------------

         +   Previously filed as an Exhibit to the Registrant's Registration
             Statement No. 33-86550.
        ++   Previously filed as an Exhibit to the Registrant's Form 8-K dated
             April 24, 1997.
       +++   Previously filed as an Exhibit to the Registrant's Form 8-K dated
             December 3, 1997.
      ++++   Filed herewith.


(b) Reports on Form 8-K

     The Company filed a current report on Form 8-K dated December 3, 1997 reporting the completion of a private placement of 470,589 shares of the Company's common stock, $.00001 par value per share, at a purchase price of $4.25 per share, in a transaction led by Special Situations Fund.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              CONCENTRA CORPORATION

Date: February 17, 1998

                              By: /s/  Alex Braverman
                                 --------------------
                              Alex Braverman
                              Vice President,
                              Chief Financial Officer and Treasurer
                              (Principal Financial and Accounting Officer)

                              CONCENTRA CORPORATION


                  PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 1998


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY



         The undersigned, revoking all prior proxies, hereby appoint(s) Lawrence
W. Rosenfeld and Alex Braverman, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of Concentra Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts 01730, on Thursday, May 28, 1998 at 9:00 a.m., or any adjourned sessions thereof.


         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing before it is exercised.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                SEE REVERSE
                                                                    SIDE

                               THIS IS YOUR PROXY.
                             YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented at the Special Meeting by promptly returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.

[X]    PLEASE MARK VOTES AS IN THIS EXAMPLE.

1. To approve the licensing of certain software and business assets of the Company pursuant to the terms of a Source License and Exclusive Distributorship Agreement and a Transition Agreement between the Company and Knowledge Technologies International S.A., copies of which agreements are attached as Annexes A and B to the accompanying Proxy Statement.

             FOR  [ ]              AGAINST [ ]               ABSTAIN  [ ]

2. To transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

             FOR  [ ]              AGAINST [ ]               ABSTAIN  [ ]

[ ]    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.

       Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: ____________________________     Date:_____________________

Signature: ____________________________     Date:_____________________